EXHIBIT 4
[EXECUTION COPY]

[Published CUSIP Number: _____________]
$240,000,000
CREDIT AGREEMENT
-among-
REGENT BROADCASTING, LLC,
as Borrower
REGENT COMMUNICATIONS, INC.,
as Parent Company and Guarantor
The Several Lenders from Time
to Time Party to this Credit Agreement
BANK OF AMERICA, N.A.,
as Issuing Lender

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger

BANC OF AMERICA SECURITIES LLC
-and-
SUNTRUST BANK,
as Joint Book Managers
SUNTRUST ROBINSON HUMPHREY,
as Syndication Agent
GENERAL ELECTRIC CAPITAL CORPORATION
BMO CAPITAL MARKETS FINANCING, INC.,
–and-
WELLS FARGO FOOTHILL, INC.
as Co-Documentation Agents
-and-
BANK OF AMERICA, N.A.,
as Administrative Agent
Dated as of: November 21, 2006

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES AND EXHIBITS

SCHEDULE	DESCRIPTION
SCHEDULE 2.1	COMMITMENTS OF LENDERS
SCHEDULE 6	DISCLOSURE SCHEDULE
SCHEDULE 12.2	LENDING OFFICES/NOTICE ADDRESSES

EXHIBIT	DESCRIPTION
EXHIBIT A	FORM OF TERM B NOTE
EXHIBIT B	FORM OF REVOLVING CREDIT NOTE
EXHIBIT C	FORM OF DELAYED DRAW TERM NOTE
EXHIBIT D	FORM OF GUARANTY AGREEMENT
EXHIBIT E	FORM OF PLEDGE AGREEMENT
EXHIBIT F	FORM OF SECURITY AGREEMENT
EXHIBIT G	FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT
EXHIBIT H	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT I	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT J	FORM OF CASH COLLATERAL AGREEMENT
EXHIBIT K	FORM OF CLOSING DATE COMPLIANCE CERTIFICATE
EXHIBIT L	FORM OF LEGAL OPINION OF SPECIAL COUNSEL
FOR PARENT COMPANY AND BORROWER
EXHIBIT M	FORM OF LEGAL OPINION OF SPECIAL FCC COUNSEL
FOR PARENT COMPANY AND BORROWER

CREDIT AGREEMENT
     CREDIT AGREEMENT, dated as of November 21, 2006, among: REGENT BROADCASTING, LLC, a Delaware limited liability company (hereinafter, together with its successors in title and assigns, called the “Borrower”); REGENT COMMUNICATIONS, INC., a Delaware corporation (hereinafter, together with its successors in title and assigns, called the “Parent Company” and, together with the Borrower, called, collectively, the “Principal Companies” and, singly, a “Principal Company”); the several financial institutions from time to time party to this Agreement as lenders hereunder (collectively, “Lenders” and, individually, a “Lender”); BANK OF AMERICA, N.A., as Issuing Lender; BANK OF AMERICA, N.A., as Administrative Agent for the Lenders and the Issuing Lender; BANC OF AMERICA SECURITIES LLC and SUNTRUST ROBINSON HUMPHREY, as Joint Book Managers; SUNTRUST BANK, as Syndication Agent; GENERAL ELECTRIC CAPITAL CORPORATION, BMO CAPITAL MARKETS FINANCING, INC. and WELLS FARGO FOOTHILL, INC. as Co-Documentation Agents; and BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger.
RECITALS:
     A. The Principal Companies have requested the Lenders to make available to the Borrower senior secured credit facilities in the maximum aggregate principal amount of $240,000,000, consisting of a Senior Secured Term B Loan Facility in the aggregate principal amount of $115,000,000, a Senior Secured Revolving Credit Facility in the aggregate principal amount of $75,000,000, and a Senior Secured Delayed Draw Term Loan Facility in the aggregate principal amount of $50,000,000.
     B. The Lenders have agreed to make available to the Borrower the senior secured credit facilities so requested upon the terms and subject to the conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Defined Terms. As used in this Agreement, the capitalized terms in the Preamble hereto shall have the meanings therein given to them, and the following words and terms shall have the meanings specified below:
     “Acquisition” means, in relation to any Person, any transaction, or any series of related transactions, in which such Person (a) acquires any business or all or any substantial part of the Property of any other Person or any division or other business unit thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires ownership or control of at least a majority (in number of votes) of the Voting Interests of any other Person, or (c) directly or indirectly acquires ownership or control of at least a majority of the Equity Interests of any other Person.

     “Acquisition Documentation” means, collectively, in relation to any Acquisition undertaken and completed or (as the case may be) to be undertaken and completed by any of the Credit Parties: (a) the purchase agreements, merger agreements or other similar Instruments pursuant to which such Acquisition is or (as the case may be) is to be effected; and (b) all schedules, exhibits, annexes and amendments thereto and all material side letters and agreements affecting the terms thereof or to be entered into in connection therewith.
     “Act” has the meaning specified in Section 12.19.
     “Additional Lender” has the meaning specified in Section 2.15(c).
     “Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Issuing Lender and the Lenders under this Agreement and the other Loan Documents, and any successor to such administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, or (b) that directly or indirectly owns or controls more than 10% of any class of the Equity Interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of Voting Interests, by contract or otherwise. For purposes of this Agreement and the other Loan Documents, (i) the Parent Company shall be deemed to be an Affiliate of the Borrower and each of the other Subsidiaries of the Parent Company, (ii) the Borrower shall not be deemed to be an Affiliate of any of the other Subsidiaries of the Parent Company, (iii) none of the Subsidiaries of the Parent Company shall be deemed to be an Affiliate of the Borrower or any of the other Subsidiaries of the Parent Company, and (iv) none of the Lenders, the Issuing Lender or the Administrative Agent shall be deemed to be an Affiliate of the Parent Company, the Borrower or any of their Subsidiaries.
     “Affiliate Transaction” means any of the following transactions or arrangements: (a) the making by the Borrower or any of the other Subsidiaries of the Parent Company of any payment or prepayment (whether of principal, premium, interest or any other sum) of or on account of, or any payment or other distribution by the Borrower or any of the other Subsidiaries of the Parent Company on account of the redemption, repurchase, defeasance or other acquisition for value of, any Indebtedness of any kind whatsoever (i) of any Affiliate of the Borrower, or (ii) of the Borrower or any of the other Subsidiaries of the Parent Company to any Affiliate of the Borrower; (b) the making of any loans, advances or other Investments of any kind whatsoever by the Borrower or any of the other Subsidiaries of the Parent Company to or in any Affiliate of the Borrower or to or in any holder of any Indebtedness described in clause (a) of this definition; (c) the Sale by the Borrower or any of the other Subsidiaries of the Parent Company of all or any part of its Property to, or for the direct or indirect benefit of, any Affiliate of the Borrower; (d) the incurrence by the Borrower or any of the other Subsidiaries of the Parent Company of any Indebtedness to any Affiliate of the Borrower; (e) the declaration or payment by the Borrower or any of the other Subsidiaries of the Parent Company of any dividends or other distributions on account of, or the making by the Borrower or any of the other Subsidiaries of the Parent Company of any payment or other distribution on account of the purchase, repurchase, redemption or other acquisition for value of, any Equity Interests or other Securities of any Affiliate of the Borrower; (f) the payment by the Borrower or any of the other Subsidiaries of the Parent Company to any Affiliate of the Borrower of any fees or commissions of any kind; or (g) any other transaction or Contractual Obligation between any Affiliate of the Borrower, on the one hand, and the Borrower, on the other hand, or between any Affiliate of the Borrower, on the one hand, and any other Subsidiary of the Parent Company, on the other hand.
     “Agent Fee Letter” has the meaning specified in Section 2.9(c).
     “Agent Parties” has the meaning specified in Section 12.2(c).
     “Aggregate Commitments” means, collectively, the Commitments of all the Lenders.
     “Aggregate Delayed Draw Commitment” means the combined Delayed Draw Commitments of all of the Delayed Draw Lenders, in the initial aggregate amount of $50,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Incremental Commitments” means the combined Incremental Commitments of all of the Incremental Lenders, in an initial aggregate amount not to exceed $100,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Revolving Commitment” means the combined Revolving Commitments of all of the Revolving Lenders, in the initial aggregate amount of $75,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Term B Commitment” means the combined Term B Commitments of all of the Term B Lenders, in the initial aggregate amount of $115,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.
     “Amount” means (a) with respect to any Acquisition, all consideration paid in respect thereof, including consideration in the form of cash, Equity Interests and other Property, including, without limitation, Media Assets (all as valued at the time of such Acquisition), and the assumption of Indebtedness or other obligations or liabilities, and (b) with respect to any Asset Sale, all consideration received in respect thereof, including consideration in the form of cash, Equity Interests and other Property, including, without limitation, Media Assets (all as valued at the time of such Sale), and the assumption of Indebtedness or other obligations or liabilities.

     “Ancillary Documents” means, collectively, the Governing Documents of each of the Parent Company, the Borrower and their Subsidiaries, and all other Instruments that shall from time to time be identified by the Borrower and the Administrative Agent in writing as “Ancillary Documents” for purposes of this Agreement and the other Loan Documents.
     “Anticipated Reinvestment Amounts” means, with respect to any Reinvestment Election, the aggregate amount specified by either or both of the Principal Companies in one or more written notices furnished to the Administrative Agent from time to time within 270 days after delivery of the related Reinvestment Notice as the aggregate amount of the Net Cash Proceeds or (as the case may be) Net Issuance Proceeds from the related Reinvestment Event that the Parent Company or the Borrower intends to use, or (as the case may be) intends to cause one or more Subsidiaries of the Parent Company or the Borrower to use, to purchase, construct or otherwise acquire Reinvestment Assets.
     “Applicable Commitment Fee Percentage” means: (a) with respect to the Aggregate Delayed Draw Commitment during the Delayed Draw Availability Period (i) 0.500% (i.e., 50 basis points) during the period from the Closing Date through and including March 31, 2007, (ii) 0.750% (i.e., 75 basis points) during the period from April 1, 2007 through and including September 30, 2007, and (iii) 1.000% (i.e., 100 basis points) from October 1, 2007 through and including the last day of the Delayed Draw Availability Period; and (b) with respect to the Aggregate Revolving Commitment, a percentage, per annum, determined by reference to the Consolidated Leverage Ratio in effect from time to time, all as set forth in the Pricing Grid below:

Consolidated Leverage Ratio
Greater Than or		Commitment
Equal to	Less Than	Fee
7.25:1.00		0.500%
5.75:1.00	7.25:1.00	0.375%
	5.75:1.00	0.250%
The Applicable Commitment Fee Percentage applicable to the Aggregate Revolving Commitment shall be determined from time to time in accordance with the provisions set forth in the last paragraph of the definition of the term “Applicable Margin”.
     “Applicable Law” means, in relation to any Person or its Property, statutes and rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, and orders, requests, directives, instructions and notices of any Governmental Authority, in each case, applicable to or binding upon such Person or any of its Property.
     “Applicable Margin” means: (a) with respect to any of the Term B Loans, 2.500% (i.e., 250 basis points) per annum; and (b) with respect to any of the Revolving Loans and Delayed Draw Term Loans, a percentage, per annum, determined by reference to the Consolidated Leverage Ratio in effect from time to time, all as set forth in the Pricing Grid below:

PRICING GRID FOR REVOLVING LOANS AND DELAYED DRAW TERM LOANS
		Applicable Margin For		Applicable Margin For
Consolidated Leverage Ratio		Revolving Loans		Delayed Draw Term Loans
Greater Than		Base Rate	Eurodollar	Base Rate	Eurodollar
or Equal to	Less Than	Loan	Loan	Loan	Loan
7.25:1.00		1.000%	2.500%	1.000%	2.500%
6.50:1.00	7.25:1.00	0.500%	2.000%	0.500%	2.000%
5.75:1.00	6.50:1.00	0.250%	1.750%	0.250%	1.750%
5.00:1.00	5.75:1.00	0.000%	1.500%	0.000%	1.500%
4.25:1.00	5.00:1.00	0.000%	1.250%	0.000%	1.250%
3.50:1.00	4.25:1.00	0.000%	1.000%	0.000%	1.000%
	3.50:1.00	0.000%	0.750%	0.000%	0.750%
The “Applicable Margin” for Revolving Loans and Delayed Draw Term Loans, and the “Applicable Commitment Fee Percentage” with respect to the Aggregate Revolving Commitment, shall be determined by reference to the Consolidated Leverage Ratio set forth in the most recent Compliance Certificate delivered pursuant to Section 7.2(a). No change in the Applicable Margin for Revolving Loans and Delayed Drawn Term Loans, and no change in the Applicable Commitment Fee Percentage with respect to the Aggregate Revolving Commitment, shall be effective until three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 7.2(a) calculating such new Consolidated Leverage Ratio. Promptly following receipt of the applicable information as and when required under Section 7.2(a), the Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Margin and Applicable Commitment Fee Percentage in effect from such date. In the event that the Administrative Agent shall determine on a reasonable basis in good faith that a calculation of the Consolidated Leverage Ratio by the Borrower was inaccurate and that, as a consequence thereof, any Applicable Margin or Applicable Commitment Fee Percentage was lower than it would have been for any period, the Borrower shall, promptly after request therefor by the Administrative Agent, remit to the Administrative Agent, for the benefit of the Lenders, the difference between (i) the amount of interest or (as the case may be) Fees that should have been paid by the Borrower if the calculation had been completed accurately, and (ii) the amount of interest or (as the case may be) Fees actually previously paid by the Borrower.
     “Approved Fund” means any Fund that is administered, advised or managed by (a) any Lender, (b) any Affiliate of a Lender, or (c) any entity or any Affiliate of any entity that administers, advises or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger.
     “Asset Sale” means any direct or indirect Sale (including any Sale of all or any part of any Subsidiary of the Parent Company or the Borrower by or through the issue or Sale of any Equity Interests of such Subsidiary, and also including any Sale pursuant to a sale and leaseback transaction), whether in a single transaction or in a series of related transactions, by the Parent Company, the Borrower or any of their Subsidiaries of any businesses or Property of the Parent

Company, the Borrower or any of their Subsidiaries, whether now owned or from time to time hereafter created, arising or acquired, including Equity Interests (including Equity Interests of any such Subsidiaries, but excluding Equity Interests of the Parent Company); provided, however, that the term “Asset Sale” shall not include any Permitted Dispositions.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.2) and accepted by the Administrative Agent, in substantially the form of Exhibit I or any other form approved by the Administrative Agent.
     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external legal counsel actually incurred or sustained, and, without duplication, the reasonable allocated cost of internal legal counsel and other internal legal services, and all reasonable disbursements of internal legal counsel and other internal legal services.
     “Authorized Officer” means, in relation to the Parent Company, the Borrower or any of their Subsidiaries, the chief executive officer, the president, any vice president, the chief financial officer or the treasurer of such Person or any other officer of such Person having substantially the same authority and responsibility, in each case, acting solely in such capacity and without personal liability.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
     “Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate, plus 1/2 of 1%, and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means any Loan that bears interest at an interest rate based on the Base Rate.
     “Borrower” has the meaning specified in the Preamble hereto.
     “Borrower Materials” has the meaning specified in Section 7.2.
     “Borrowing” means any borrowing hereunder consisting of one or more Loans made or to be made to the Borrower on the same Borrowing Date by Lenders pursuant to Section 2.1 and Section 2.3.

     “Borrowing Date” means, in relation to any Loan, the date of the borrowing of such Loan, as specified in the relevant Borrowing Request for such Loan.
     “Borrowing Request” means any request by the Borrower for a Borrowing in accordance with Section 2.3.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts, New York City or Covington, Kentucky are authorized or required by law to close, so long as, if such term shall be used in relation to any Eurodollar Loan or any Interest Period relating thereto, on such day dealings are also carried on by and between banks in Dollar deposits in the applicable interbank market.
     “Capital Assets” means, with respect to any Person, all equipment, fixed assets and real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to Property, plant or equipment on the balance sheet of such Person.
     “Capital Expenditures” means, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and, including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person).
     “Capital Lease” has the meaning specified in the definition of the term “Capital Lease Obligations”.
     “Capital Lease Obligations” means, with respect to any Person, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangements conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (each, a “Capital Lease”) on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Cash Collateral” has the meaning specified in the Cash Collateral Agreement.
     “Cash Collateral Account” means a blocked deposit account that shall (a) be established at Bank of America, (b) be in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and (c) otherwise be maintained in a manner reasonably satisfactory to the Administrative Agent.
     “Cash Collateral Agreement” means the Cash Collateral Agreement, in or substantially in the form of Exhibit J, to be executed and delivered by the Borrower.
     “Cash Collateral Balance” means, at any time of determination, the aggregate amount of all cash and cash equivalents held in pledge at such time by the Administrative Agent in the Cash Collateral Account and on the terms set forth in this Agreement.

     “Cash Collateralize” means, in relation to the Letter of Credit Obligations, to pledge and deposit with or deliver to the Administrative Agent, as collateral for Letter of Credit Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender.
     “Cash Equivalents” means any or all of the following: (a) obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof maturing within one year after the date on which such obligations are purchased; (b) open market commercial paper of any corporation (other than the Parent Company, the Borrower or any of their respective Subsidiaries) incorporated under the laws of the United States or any State thereof rated P-1 or its equivalent or higher by Moody’s or A-1 or its equivalent or higher by S&P; (c) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after the acquisition thereof issued by commercial banks organized under the laws of the United States or any state thereof and having a combined capital and surplus in excess of $250,000,000 or which is a Lender; (d) repurchase agreements with respect to Securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c); (e) money market funds investing only in Investments described in clauses (a) through (d); and (f) direct obligations of, or obligations the principal and interest of which are unconditionally guaranteed by any State of the United States or any foreign state having, at the date of its acquisition by the Parent Company, the Borrower or any of their Subsidiaries, a rating of at least AA by S&P or Aa by Moody’s, in each case maturing within one year from the date of the acquisition.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the adoption, promulgation or issuance of any guideline or directive by any Governmental Authority.
     “Change of Control” means any event or series of related events (including the Sale or issuance (or series of Sales or issuances) of Equity Interests of the Borrower by the Borrower or by any holder or holders thereof, or any merger, consolidation, recapitalization, reorganization or other transaction or arrangement) as a result of which: (a) the Parent Company shall cease to own and control (both legally and beneficially) 100% of the Voting Interests and 100% of all of the other Equity Interests in the Borrower; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the then outstanding Voting Interests of the Parent Company; (c) the Board of Directors of the Parent Company shall at any time cease to consist of a majority of Continuing Directors; or (d) any “Change of Control” or any other similar event under and as defined in any of the Instruments governing any Indebtedness of the Parent Company or of any of its Subsidiaries in an aggregate principal amount exceeding $10,000,000 shall at any time occur.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term B Loans, Revolving Loans, Delayed Draw Term Loans or Incremental Loans; and, when used in reference to any Commitment, refers to whether such Commitment is a Term B Commitment, Revolving Commitment, Delayed Draw Commitment or Incremental Commitment of any class.
     “Closing Date” means the Borrowing Date on which the first Credit Extensions are made or to be made by the Lenders to the Borrower hereunder.
     “Code” means the Internal Revenue Code of 1986, as from time to time in effect.
     “Collateral” means, collectively, any and all collateral provided by the Parent Company, the Borrower or any of their Subsidiaries to the Administrative Agent, the Collateral Agent or any of the other Secured Parties from time to time pursuant to the Collateral Documents and the other Loan Documents.
     “Collateral Agent” means Bank of America, in its capacity as collateral agent or pledgee for the Secured Parties under this Agreement, the Collateral Documents and the other Loan Documents, and any successor to such collateral agent or pledgee.
     “Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, the Cash Collateral Agreement, all other Instruments executed and delivered to the Administrative Agent or the Collateral Agent on the Effective Date or from time to time thereafter pursuant to Section 7.12, and all other Security Instruments executed and/or delivered from time to time pursuant to any of the foregoing.
     “Commitment” means, for each Lender, any of its Term B Commitment, Revolving Commitment, Delayed Draw Term Commitment or Incremental Commitment, as the context may require.
     “Communications Act” has the meaning specified in Section 6.22.
     “Company Ratings” means, collectively, the corporate credit and family ratings provided prior to the Closing Date by each of the Rating Agencies with respect to the Parent Company and its Subsidiaries.
     “Compliance Certificate” means a compliance certificate, in or substantially in the form of Exhibit H or otherwise in such other form as shall from time to time be approved by the Administrative Agent in accordance with the terms of this Agreement, duly executed by an Authorized Officer of each Principal Company and delivered pursuant to Section 7.2(a) or (as the case may be) other provisions of this Agreement.
     “Consolidated Adjusted Current Assets” means, in relation to any Person and its Subsidiaries as at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries as at such date.
     “Consolidated Adjusted Current Liabilities” means, in relation to any Person and its Subsidiaries as at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries as at such date, but excluding the current portion of any Indebtedness of such Person and its Subsidiaries.
     “Consolidated Adjusted EBITDA” means, in relation to the Parent Company and its Subsidiaries for any period, the Consolidated EBITDA of the Parent Company and its Subsidiaries for such period; provided, however, that, for purposes of calculating Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries for any period: (a) the Consolidated EBITDA of any Person or attributable to any business acquired by the Parent Company, the Borrower or any of their Subsidiaries during such period shall be included on a Pro Forma Basis for such period (assuming the consummation of such Acquisition occurred on the first day of such period); (b) the Consolidated EBITDA of any Person or attributable to any business sold or otherwise disposed of by the Parent Company, the Borrower or any of their Subsidiaries during such period shall be excluded on a Pro Forma Basis for such period (assuming the consummation of such disposition occurred on the first day of such period); and (c) there shall be added to such Consolidated EBITDA for such period all (if any) Consolidated Cost Savings for such period.
     “Consolidated Broadcast Cash Flow” means, in relation to the Parent Company and its Subsidiaries for any period, the sum of (a) the Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries for such period, plus (b) the Consolidated Corporate Overhead of the Parent Company and its Subsidiaries for such period, to the extent, but only to the extent, that such Consolidated Corporate Overhead was deducted in determining Consolidated Adjusted EBITDA for such period.
     “Consolidated Capital Expenditures” means, in relation to any Person and its Subsidiaries for any period, all Capital Expenditures by such Person and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Cash Interest Expense” means, in relation to any Person and its Subsidiaries for any period, Consolidated Interest Expense of such Person and its Subsidiaries for such period, but excluding, to the extent otherwise included therein, interest expense to the extent not paid and not required to be paid in cash in such period, all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Corporate Overhead” means, in relation to the Parent Company and its Subsidiaries for any period, the portion of the corporate overhead of the Parent Company and its Subsidiaries for such period not directly allocable to the operation of Radio Stations or other operating assets, all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Cost Savings” means, in relation to the Parent Company and its Subsidiaries for any period and for any Acquisitions of Media Assets completed by the Parent Company, the Borrower or any of their Subsidiaries after the Closing Date and during such period, the sum, determined on a consolidated basis and without duplication, of all cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes, which cost savings the Principal

Companies reasonably believe in good faith would have been achieved during such period as a result of such Acquisitions (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP); provided, however, that: (a) such cost savings with respect to any particular Acquisition of Media Assets during such period shall be identified and quantified in the first Compliance Certificate required to be delivered to the Administrative Agent by the Principal Companies pursuant to Section 7.2(a) (i) after the ninetieth day following the completion of such Acquisition if the Principal Companies or any of their Subsidiaries assumed control of the operations of the Media Assets prior to completion of such Acquisition, and (ii) after the 180th day following the completion of such Acquisition if such control was not assumed prior to completion of such Acquisition; (b) if the aggregate amount of all of such cost savings for any period shall not exceed ten percent (10%) of Consolidated Adjusted EBITDA for such period, then the Principal Companies shall have obtained the prior written approval of the Administrative Agent for such cost savings (which approval shall not be unreasonably withheld or delayed by the Administrative Agent); and (c) if the aggregate amount of all of such cost savings for any period shall exceed ten percent (10%) of Consolidated Adjusted EBITDA for such period, then the Principal Companies shall have obtained the prior written approval of the Required Lenders for such cost savings.
     “Consolidated EBITDA” means, in relation to any Person and its Subsidiaries for any period, Consolidated Net Income of such Person and its Subsidiaries for such period, plus, without duplication, and only to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) provisions for income tax expense (including, without limitation, any franchise taxes imposed in lieu of income taxes), plus (b) Consolidated Interest Expense, amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus (c) depreciation and amortization expense, plus (d) amortization of intangibles (including, without limitation, goodwill) and organization costs, and plus (e) any non-cash charges or expenses or non-cash losses (including non-cash losses on Sales of assets outside of the ordinary course of business), and minus, without duplication, and only to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including gains on the Sales of assets outside of the ordinary course of business), plus (ii) any other non-cash income, all as determined on a consolidated basis and in accordance with GAAP.
     “Consolidated Excess Cash Flow” means, for any Fiscal Year of the Parent Company, the excess, if any, of (a) the sum of (i) the Consolidated EBITDA of the Parent Company and its Subsidiaries for such Fiscal Year, plus (ii) the Consolidated Working Capital Adjustment of the Parent Company and its Subsidiaries for such Fiscal Year, over (b) the sum, without duplication, of (i) the aggregate amount of all voluntary prepayments of Revolving Loans and Incremental Loans under any Incremental Revolving Facility during such Fiscal Year, but only if and to the extent that the principal amounts so prepaid cannot be reborrowed by the Borrower, (ii) the aggregate amount of all voluntary prepayments of Term B Loans, Delayed Draw Term Loans and Incremental Loans under any Incremental Term Facility during such Fiscal Year, (iii) without duplication of any items in clause (i) or clause (ii), Consolidated Fixed Charges of the Parent Company and its Subsidiaries for such period, and (iv) the sum of $1,000,000.

     “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries for the Measurement Period ending on such date, to (b) Consolidated Fixed Charges of the Parent Company and its Subsidiaries for such Measurement Period.
     “Consolidated Fixed Charges” means, in relation to any Person and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense of such Person and its Subsidiaries for such period, plus (b) the aggregate amount paid or required to be paid in cash in respect of income taxes by such Person or any of its Subsidiaries on a consolidated basis during such period, plus (c) Consolidated Capital Expenditures (including maintenance Capital Expenditures and Consolidated Investment Capital Expenditures) of such Person and its Subsidiaries for such period, provided that, for purposes of clause (c) of this definition, Consolidated Capital Expenditures for such period shall not include any of the non-cash Capital Expenditures of such Person and its Subsidiaries made by way of or pursuant to one or more barter transactions, plus (d) all regularly scheduled payments required to be made during such period on account of principal of Indebtedness of such Person or of any of its Subsidiaries (including regularly scheduled principal payments in respect of the Loans, and also including the principal component of any scheduled payments in respect of Capital Lease Obligations), all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries for the Measurement Period ending on such date, to (b) Consolidated Cash Interest Expense of the Parent Company and its Subsidiaries for such Measurement Period.
     “Consolidated Interest Expense” means, in relation to any Person and its Subsidiaries for any period, (a) interest expense on all Indebtedness of such Person or of any of its Subsidiaries for such period, whether paid or accrued, all as determined on a consolidated basis in accordance with GAAP, and including: (i) interest expense in respect of Indebtedness (including the Obligations), (ii) the interest component of Capital Lease Obligations, (iii) commissions, discounts and other fees and charges payable in connection with letters of credit and bankers’ acceptances, (iv) the net payment, if any, payable in connection with Swap Contracts, less the net credit, if any, received in connection with Swap Contracts, (v) all Fees payable by such Person, and (vi) all scheduled monthly fees payable in connection with LMA Agreements (as defined below), less (b) interest income of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP. As used herein, the term “LMA Agreement” means any time brokerage, local marketing or similar agreement pursuant to which a Person acquires the right to program substantially all of the time and to sell all of the advertising spots of a Radio Station owned by another non-affiliated Person in exchange for cash payments.
     “Consolidated Investment Capital Expenditures” means, in relation to any Acquisition of any Radio Stations or other Media Assets by the Parent Company or any of its Subsidiaries, all Capital Expenditures (other than maintenance Capital Expenditures) made or to be made by the Parent Company or any of its Subsidiaries in connection with such Acquisition, including, but not limited to, Capital Expenditures relating to technology investments, consolidation of Radio Stations or other Media Assets, and tower improvements, all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt of the Parent Company and its Subsidiaries as of such date, to (b) Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries for the Measurement Period ending on such date.
     “Consolidated Net Income” means, in relation to any Person and its Subsidiaries for any period, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Debt” means, in relation to any Person and its Subsidiaries as at any date, the aggregate amount of all of the Indebtedness of such Person and its Subsidiaries as at such date, determined on a consolidated basis, less the sum of (a) up to (but not exceeding) $1,000,000 of the aggregate amount as at such date of all unrestricted cash and Cash Equivalents of such Person and its Subsidiaries, plus (b) the Cash Collateral Balance as at such date.
     “Consolidated Working Capital” means, in relation to any Person and its Subsidiaries as at any date, the excess of the Consolidated Adjusted Current Assets of such Person and its Subsidiaries as at such date, over the Consolidated Adjusted Current Liabilities of such Person and its Subsidiaries as at such date.
     “Consolidated Working Capital Adjustment” means, in relation to any Person and its Subsidiaries for any period, the amount (which may be a negative number) by which Consolidated Working Capital of such Person and its Subsidiaries as of the beginning of such period exceeds (or is less than) Consolidated Working Capital of such Person and its Subsidiaries as of the end of such period.
     “Continuation Date” means any date on which a Eurodollar Loan is to be continued as a Eurodollar Loan for a further Interest Period, in each case, in accordance with the provisions of Section 2.4.
     “Continuing Directors” shall mean, collectively, directors of the Parent Company on October 31, 2006, and each other director of the Parent Company from time to time, if such other director’s nomination for election to the Board of Directors of the Parent Company was recommended by a majority of the then Continuing Directors.
     “Contractual Obligation” means, as to any Person, any agreement or obligation under any Security issued by such Person or under any agreement, undertaking, contract or other Instrument to which such Person is a party or by which it or any of its Property is bound.
     “Conversion Date” means any date on which a Base Rate Loan is to be converted to a Eurodollar Loan, or a Eurodollar Loan is to be converted to a Base Rate Loan, in each case, in accordance with the provisions of Section 2.4.
     “Covenant Determination Date” means, at any particular time, the last day of the then most recent Fiscal Quarter of the Parent Company for which financial statements of the Parent

Company have been furnished to the Administrative Agent pursuant to Section 7.1(a) or Section 7.1(b).
     “Credit Extension” means (a) the making of any Loan to the Borrower pursuant to this Agreement, or (b) the issuance, amendment or renewal of any Letter of Credit by the Issuing Lender pursuant to this Agreement.
     “Credit Parties” means, collectively, the Parent Company, the Borrower and the Subsidiary Guarantors.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event, condition or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term B Loans, Revolving Credit Loans, Delayed Draw Term Loans, Incremental Loans or participations in Letter of Credit Obligations required to be funded by such Lender hereunder within three (3) Business Days after the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Day after the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of an Insolvency Proceeding.
     “Delayed Draw Availability Period” means with respect to the Delayed Draw Commitments, the period from and including the Closing Date to the earliest of (a) the Delayed Draw Commitment Termination Date, (b) the date of termination in full of the Delayed Draw Commitments pursuant to Section 2.5, and (c) the date of termination in full of the Delayed Draw Commitments pursuant to Section 9.2.
     “Delayed Draw Commitment” means, for each Lender, the amount set forth opposite such Lender’s name under the caption “Delayed Draw Commitment” on Schedule 2.1, as such amount may be reduced from time to time pursuant to and in accordance with the provisions hereof.
     “Delayed Draw Commitment Fees” has the meaning specified in Section 2.9(b).
     “Delayed Draw Commitment Termination Date” means March 1, 2008.
     “Delayed Draw Lender” means any Lender with a Delayed Draw Commitment or outstanding Delayed Draw Term Loans.

     “Delayed Draw Outstanding Amount” means, with respect to the Delayed Draw Term Loans on the Delayed Draw Commitment Termination Date, the aggregate outstanding principal amount thereof on the Delayed Draw Commitment Termination Date after giving effect to any Borrowings and prepayments or repayments of such Loans occurring on such date.
     “Delayed Draw Term Loan” means any Loan by a Lender to the Borrower under Section 2.1(c), which may be a Eurodollar Loan or a Base Rate Loan.
     “Delayed Draw Term Note” has the meaning specified in Section 2.2(b).
     “Disbursement Date” has the meaning specified in Section 3.3(b).
     “Disclosure Schedule” means Schedule 6, dated as of the Effective Date, prepared and completed by the Parent Company and the Borrower, and delivered by the Parent Company and the Borrower to the Administrative Agent in connection with this Agreement and identified as the “Disclosure Schedule”.
     “Dollars” and “$” mean lawful money of the United States.
     “Effective Date” means November 21, 2006, the date of this Agreement.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.2(c), 11.2(e) and 11.2(f) (subject to such consents, if any, as may be required under Section 11.2(c)).
     “Environmental Laws” means, collectively, all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to: the environment; preservation or reclamation of natural resources; the management, release or threatened releases of any Hazardous Material; or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Company, the Borrower or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Company and the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Events” means, collectively, any one or more of the following: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency”(as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; and (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan.
     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
     “Eurodollar Loan” means any Loan that bears interest at an interest rate based on the Eurodollar Rate.
     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage
Where
     “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” has the meaning specified in Section 9.1.
     “Excess Cash Flow Application Dates” means (a) April 30, 2008, and (b) April 30 of each calendar year thereafter.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payments to be made on account of any of the Obligations: (a) income or franchise Taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above; and (c) in the case of any Foreign Lender, any withholding Tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 4.1, or (ii) is attributable to such Foreign Lender’s failure to comply with Section 4.1.
     “Existing Credit Facilities” means, collectively, all of the credit facilities, extensions of credit and other financial accommodation from time to time provided to the Parent Company, the Borrower and their Subsidiaries under or pursuant to (a) the Credit Agreement, dated as of June 30, 2003, among the Parent Company, the Borrower, various lenders and other Persons party thereto, and Bank of America, as administrative agent for the lenders thereunder, as amended from time to time, and (b) all of the agreements and other Instruments from time to time executed and/or delivered pursuant to or in connection with such Credit Agreement.
     “Existing Indebtedness” has the meaning specified in Section 6.10(a).
     “Facilities Ratings” means, collectively, the ratings provided by each of the Ratings Agencies prior to the Closing Date with respect to the senior credit facilities governed by this Agreement.
     “Fair Market Value” means, with respect to any Property, the price which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
     “FCC” means the Federal Communications Commission or any successor thereto.
     “FCC Authorizations” has the meaning specified in Section 6.22.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fees” means, collectively, (a) the Revolving Commitment Fees, (b) the Delayed Draw Commitment Fees, (c) the Letter of Credit Fees, (d) all other fees payable to the Issuing Lender from time to time pursuant to Section 3.8, and (e) all other fees payable to the Arranger, the Administrative Agent or the Lenders from time to time pursuant to Section 2.9 or any other provisions of this Agreement or any of the other Loan Documents.
     “Financing Event” has the meaning specified in the definition of the term “Net Issuance Proceeds”.
     “Fiscal Quarter” means any fiscal quarter of any Fiscal Year of the Parent Company.
     “Fiscal Year” means the fiscal year of the Parent Company ending on December 31 of each calendar year.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than any natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governing Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, partnership agreement, trust agreement, joint venture agreement, limited liability company operating or members agreement, or any one or more similar agreements, Instruments or documents constituting the organization or formation of such Person. If any provision of any of the Loan Documents requires any Governing Document to be certified by any Governmental Authority, the reference to any such “Governing Document” shall only be to a document of a type customarily certified by such Governmental Authority.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Granting Lender” has the meaning specified in Section 11.8.
     “Guarantors” means, collectively, the Parent Company, the Borrower and the Subsidiary Guarantors.
     “Guaranty” means, in relation to the Parent Company, the Borrower or any of the Subsidiary Guarantors, the absolute, unconditional and irrevocable guaranty by such Person of all of the Obligations upon the terms contained in the Guaranty Agreement.
     “Guaranty Agreement” means the Guaranty Agreement, in or substantially in the form of Exhibit D.
     “Guaranty Obligations” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, without duplication: (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor; (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (c) to purchase Property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof; in each case, including arrangements in which the rights and remedies of the holder of the primary obligation are limited to repossession or Sale of certain Property of such Person.
     “Hazardous Material” means and includes all explosive or radioactive substances or wastes and all hazardous or toxic wastes, substances or other pollutants or contaminants defined as such in (or for purposes of), or that may result in the imposition of liability under, any Environmental Laws.
     “Impermissible Qualification” means, relative to the opinion or certification of the Independent Public Accountant as to any financial statements of the Parent Company, the Borrower or any of their Subsidiaries, any qualification or exception to such opinion or certification: (a) which is of a “going concern” or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Principal Companies to be in default of any of their Obligations under Section 8.4.
     “Inactive Subsidiary” means, in relation to any Subsidiary of the Parent Company or the Borrower at any particular time, any such Subsidiary that conducts no business, holds no assets (other than insubstantial and immaterial assets), and has no liabilities (other than insubstantial and immaterial liabilities), in each case, as at such time. For purposes of this Agreement, any Inactive Subsidiary shall cease to be an “Inactive Subsidiary” if and when such Subsidiary commences the conduct of business, acquires assets (other than insubstantial and immaterial assets), or incurs liabilities (other than insubstantial and immaterial liabilities).
     “Incremental Commitment” means, with respect to any Lender or Additional Lender, the commitment, if any, of such Lender or Additional Lender to make Incremental Loans pursuant to the terms of any Incremental Facility.
     “Incremental Facilities” has the meaning specified in Section 2.15(a).
     “Incremental Facility Amendment” has the meaning specified in Section 2.15(c).
     “Incremental Loan” means any extension of credit by any Lender or Additional Lender with any Incremental Commitment or outstanding Incremental Loans.
     “Incremental Loan Note” has the meaning specified in Section 2.2(b).
     “Incremental Revolving Facility” has the meaning specified in Section 2.15(a).
     “Incremental Term Facility” has the meaning specified in Section 2.15(a).
     “Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms, and (ii) ordinary course purchase price adjustments); (c) all reimbursement or payment obligations with respect to letters of credit or reimbursement or other payment obligations with respect to bankers’ acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar Instruments, including obligations so evidenced incurred in connection with the acquisition of Property or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreements or Sales of accounts receivable, in any such case, with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or Sale of such Property); (f) all Capital Lease Obligations; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in clause (a) through clause (g) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (in which event the amount of such indebtedness shall not be deemed to exceed the Fair Market Value of such Property); and (i) all Guaranty Obligations in respect of indebtedness and obligations of the kinds referred to in clause (a) through clause (h) above. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnitee” has the meaning specified in Section 12.4(b).
     “Indemnified Taxes” means Taxes, other (in any case) than Excluded Taxes.
     “Independent Public Accountant” means any one of the so-called “big-three” firms of certified public accountants or any other firm of certified public accountants of recognized standing selected by the Principal Companies.
     “Information” has the meaning specified in Section 12.6.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangements in respect of its creditors, generally; in each case, undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.
     “Instrument” means any contract, agreement, indenture, mortgage or other document or writing (whether a formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any right to any Lien is granted or perfected.
     “Intellectual Property Security Agreements” means, collectively, the Intellectual Property Security Agreements, in or substantially in the form of Exhibit G, to be executed and delivered by the Principal Companies and the other Credit Parties.
     “Interest Election Request” means any request by the Borrower to convert or continue a Borrowing in accordance with Section 2.4.
     “Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each calendar quarter and also the Maturity Date, and (b) with respect to each Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan and also the date on which such Eurodollar Loan shall be repaid or prepaid; provided, however, that, if any Interest Period for any Eurodollar Loan exceeds three (3) months, then also the date which falls three (3) months after the beginning of such Interest Period, and, if applicable, the last day of each three-month interval thereafter, shall also be an “Interest Payment Date”.

     “Interest Period” means, in relation to any Eurodollar Loan, the period, as selected or deemed to be selected by the Borrower in its Borrowing Request or Interest Election Request, commencing on the applicable Borrowing Date or any Conversion Date or Continuation Date with respect thereto and ending (i) on the date one, two, three or six months thereafter, or (ii) if available to (such availability to be determined in its reasonable discretion by each affected Lender), or (as the case may be) otherwise consented to by, each of such Lenders, twelve months thereafter; provided, however, that: (a) if any Interest Period would otherwise end on a day which is not a Business Day, then such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month which is one, two, three, six or twelve months, as the case may be, after the calendar month in which such Interest Period began; and (c) no Interest Period for any Loan shall extend beyond the Maturity Date.
     “Investment” means, in relation to any Person: (a) any loan, advance or other extension of credit made by such Person to any other Person; (b) the creation of any Guaranty Obligation of such Person to support any of the Indebtedness of any other Person; or (c) any capital contribution by such Person to, or purchase by such Person of any Equity Interests or other Securities of, any other Person, or any other investment evidencing an ownership or other similar interest of such Person in any other Person; provided, however, that the term “Investment” shall not mean or include any transaction or series of related transactions constituting an Acquisition (as that term is defined herein).
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Lender” means Bank of America, in its capacity as issuer of one or more Letters of Credit pursuant to this Agreement.
     “Lender Counterparties” means, collectively, any Persons that are from time to time party to any Specified Swap Agreements, so long as such Persons were Lenders or Affiliates of any Lenders at the time such Persons became party to any of such Specified Swap Agreements.
     “Lenders” has the meaning specified in the Preamble hereto.
     “Lending Office” means, with respect to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices of such Lender as such Lender may from time to time specify in a written notice to the Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued or to be issued by the Issuing Lender pursuant to Article III.

     “Letter of Credit Amendment Application” means any application form for amendment of outstanding standby or commercial documentary letters of credit as shall from time to time be specified by the Issuing Lender.
     “Letter of Credit Application” means any application form for issuances of standby or commercial documentary letters of credit as shall from time to time be specified by the Issuing Lender.
     “Letter of Credit Borrowing” means any extension of credit (other than any Revolving Loan) resulting from any drawing under any Letter of Credit which shall not have been reimbursed by the Borrower on the Disbursement Date when made.
     “Letter of Credit Commitment” means the commitment of the Issuing Lender hereunder to issue Letters of Credit. The Letter of Credit Commitment shall be in the initial maximum amount of $35,000,000, and such amount shall be subject to reduction from time to time pursuant to and in accordance with this Agreement. The Letter of Credit Obligations shall not exceed in aggregate amount at any time the lesser of (a) the Aggregate Revolving Commitment in effect at such time, or (b) the amount of the Letter of Credit Commitment in effect at such time.
     “Letter of Credit Fees” has the meaning specified in Section 3.8.
     “Letter of Credit Obligations” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the aggregate amount of all Letter of Credit Borrowings then outstanding.
     “Letter of Credit Related Documents” means, collectively, the Letters of Credit, the Letter of Credit Applications, the Letter of Credit Amendment Applications and any other Instruments or documents relating to any Letters of Credit, including the Issuing Lender’s standard form documents for letter of credit issuances.
     “Lien” means any interest in any Property which secures payment or performance of any obligation or liability, and shall include any lien (statutory, judgment or otherwise), pledge, encumbrance or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise, including the retained security title of a conditional vendor or lessor.
     “Lines of Business” means, collectively, (a) the businesses conducted by the Principal Companies or by any of their Subsidiaries on and as of the Effective Date, and (b) any businesses involving the ownership, management or operation in the United States of any Media Assets, together (in each case) with any businesses related thereto.
     “Loan” means any extension of credit by any Lender to the Borrower pursuant to Article II and shall include any Revolving Loan, Term Loan, Delayed Draw Term Loan or Incremental Loan.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty Agreement, the Collateral Documents, the Agent Fee Letter, the Specified Swap Agreements and

all other agreements, Instruments, certificates or other documents (a) evidencing or securing all or any part of any of the Obligations or other liabilities of the Borrower or the Parent Company or of any of their Subsidiaries under this Agreement, the Notes, the Guaranty Agreement, the Collateral Documents, the Agent Fee Letter, the Specified Swap Agreements or any of the other Loan Documents, or (b) otherwise executed and/or delivered by the Borrower or the Parent Company or by any of their Subsidiaries pursuant to or in connection with this Agreement, the Notes, any of the Collateral Documents, the Agent Fee Letter, the Specified Swap Agreements or any of the other Loan Documents.
     “Main Station Licenses” has the meaning specified in Section 6.22.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     “Material Contract” means any contract or other arrangement to which the Parent Company, the Borrower or any of their Subsidiaries is a party (other than any of the Loan Documents) for which breach, nonperformance, cancellation or failure to renew has had or could reasonably be expected to have a Materially Adverse Effect.
     “Material Event of Default” means any of the following events occurring or existing at any time on or after the Effective Date: (a) any Events of Default of the kind described in any of Sections 9.1.1, 9.1.2, 9.1.5, 9.1.10 and 9.1.13 shall occur and shall be continuing for more than seven (7) days; or (b) any Events of Default of the kind described in any of Sections 9.1.6, 9.1.7, 9.1.9, 9.1.11 and 9.1.12 shall at any time occur, arise or (as the case may be) develop.
     “Material Indebtedness” means, collectively, Indebtedness (other than the Obligations) of the Principal Company, the Borrower or any of their Subsidiaries in an aggregate principal amount exceeding $5,000,000.
     “Materially Adverse Effect” means, in relation to any event, occurrence or development of whatsoever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding): (a) any materially adverse effect on the business, Property, results of operations or condition, financial or otherwise, of the Parent Company, the Borrower and their Subsidiaries, taken as a whole; (b) any materially adverse effect on the ability of the Parent Company or the Borrower to perform any of its payment or other material Obligations under any of the Loan Documents to which it is a party; or (c) any material impairment of the validity or enforceability of any of the Loan Documents or any material impairment of any of the material rights or remedies available to any of the Agents, the Issuing Lender or the Lenders under any of the Loan Documents.
     “Maturity Date” means November 21, 2013.
     “Maximum Rate” has the meaning specified in Section 12.16.
     “Measurement Period” means any period of four consecutive Fiscal Quarters of the Parent Company.

     “Media Assets” means, collectively, (a) Radio Stations, (b) television stations, (c) newspaper publication assets and related Properties, and (d) billboard assets and other outdoor advertising Properties.
     “Minimum Reserve Amount” means the amount by which (a) the Outstanding Amount of the Term B Loans as of the Closing Date, exceeds (b) the aggregate amount of all of the proceeds of the Term B Loans used by the Borrower on the Closing Date to pay and satisfy outstanding obligations under the Existing Credit Facilities and to pay transaction fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the implementation of the transactions contemplated hereby.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means, in connection with any Asset Sale or Recovery Event, the cash proceeds (including any cash payments received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received in cash) of such Asset Sale or Recovery Event, net of (a) reasonable transaction costs (including any underwriting, brokerage or other selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith), (b) required debt payments (other than pursuant hereto), (c) Taxes reasonably estimated to be payable as a result of such Asset Sale or Recovery Event, and (d) any portion of such cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments or liabilities.
     “Net Issuance Proceeds” means, with respect to the issuance or Sale by the Parent Company, the Borrower or any of their Subsidiaries of any Permitted Equity Interests of the Parent Company (otherwise than in connection with employee benefit plans) to any Person or Persons other than the Borrower or any of its Subsidiaries (each such issuance or sale of any Permitted Equity Interests being herein called a “Financing Event”): (a) the gross cash proceeds received in connection with such issuance or Sale, as and when received; minus (b) all of the reasonable transaction costs (including legal, investment banking and other fees and disbursements) payable or incurred in connection therewith.
     “Notes” means, collectively, the Revolving Credit Notes, the Term B Notes, the Delayed Draw Term Notes and the Incremental Loan Notes.
     “Obligations” means, collectively, any and all Indebtedness, obligations and other liabilities of the Parent Company, the Borrower or any of their Subsidiaries to any of the Lenders, the Issuing Lender, the Administrative Agent, the Lender Counterparties or other Secured Parties, whether direct or indirect, absolute or contingent, joint or several, matured or unmatured, due or to become due, now existing or hereafter created, incurred or arising, under or with respect to: (a) any of this Agreement, the Collateral Documents, the Agent Fee Letter, the Specified Swap Agreements or any of the other Loan Documents; (b) the unpaid principal of any of the Loans, Letter of Credit Borrowings or other Credit Extensions under any of the Loan Documents, and any and all reimbursement or other payment obligations under or with respect to any of the Letters of Credit; (c) interest on any obligations or liabilities described in this definition, and all fees, costs, expenses (including Attorney Costs), indemnities, reimbursements and other amounts from time to time required to be paid under this Agreement or any of the other Loan Documents (whether or not any of the claims for any such interest, fees, costs, expenses or other amounts are incurred or otherwise accrue after the commencement of any Insolvency Proceeding, and whether or not all or any portion of any such claims are allowed claims in any such proceeding); and (d) claims by any of the Lenders, the Issuing Lender, the Administrative Agent, the Lender Counterparties or other Secured Parties against any of the Credit Parties under any of the Collateral Documents, the Guaranty Agreement, the Agent Fee Letter or the Specified Swap Agreements (whether or not any of such claims are made against any of the Credit Parties after the commencement of any Insolvency Proceeding, and whether or not all or any portion of any of such claims are allowed claims in any such proceeding); provided, however, that: (i) Obligations of any of the Credit Parties under any Specified Swap Agreements shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty Agreement only to the extent that, and only for so long as, the other Obligations are so secured and guaranteed; (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any of the other Loan Documents shall not require the consent of any of the holders of Obligations under any Specified Swap Agreements; and (iii) the other provisions (including the limitations) set forth in the definition of the term “Specified Swap Agreement” shall apply.
     “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or other similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Outstanding Amount” means, with respect to any of the Loans or any Class thereof on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Loans or (as the case may be) any Class thereof occurring on such date.
     “Parent Company” has the meaning specified in the Preamble hereto.
     “Participant” has the meaning specified in Section 11.4.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Pending Acquisition” means the acquisition by Regent-Buffalo of the Pending Acquisition Assets in accordance with, and upon the terms and subject to the conditions contained in, the Pending Acquisition Purchase Agreement.
     “Pending Acquisition Assets” has the meaning specified for the term “Station Assets” in the Pending Acquisition Purchase Agreement.
     “Pending Acquisition Closing” has the meaning for the term “Closing” in the Pending Acquisition Purchase Agreement.

     “Pending Acquisition Documents” means, collectively, (a) the Pending Acquisition Purchase Agreement, and (b) all other material agreements and other material Instruments executed and/or delivered in connection therewith.
     “Pending Acquisition Final Determination Date” means the earliest to occur of (a) March 2, 2008, (b) the date on which the Pending Acquisition Closing shall take place and on which Regent-Buffalo shall acquire the Pending Acquisition Assets, or (c) if the Pending Acquisition Purchase Agreement shall be terminated prior to the Pending Acquisition Closing, the date on which the Pending Acquisition Purchase Agreement shall be terminated pursuant to Article VIII thereof.
     “Pending Acquisition Purchase Agreement” means the Asset Purchase Agreement (including all schedules and exhibits thereto), dated as of September 1, 2006, entered into by and between the Pending Acquisition Seller and Regent-Buffalo.
     “Pending Acquisition Purchase Price” has the meaning specified for the term “Purchase Price” in the Pending Acquisition Purchase Agreement.
     “Pending Acquisition Seller” means CBS Radio Stations Inc., a Delaware corporation.
     “Pending Disposition” means the Sale by Regent Broadcasting of Chico, Inc., Regent Broadcasting of Redding, Inc., Regent Licensee of Chico, Inc., and Regent Licensee of Redding, Inc. (collectively, the “Chico/Redding Sellers”) of certain station assets upon the terms and subject to the conditions set forth in that certain Asset Purchase Agreement, dated as of July 14, 2006, among Mapleton Communications, LLC, the Parent Company, and the Chico/Redding Sellers.
     “Permitted Acquisitions” means, collectively: (a) any Acquisitions by the Parent Company, the Borrower or any of the Subsidiary Guarantors of any Media Assets; provided, however, that, with respect to each Acquisition of Media Assets, each of the applicable Permitted Acquisition Conditions with respect to such Acquisition shall have been satisfied; and (b) the Pending Acquisition.
     “Permitted Acquisition Conditions” means, collectively, in relation to any particular Acquisition:
     (a) Each of the following conditions shall constitute “Permitted Acquisition Conditions” applicable to such Acquisition:
          (i) both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom;
          (ii) the Principal Companies, Subsidiaries of the Principal Companies and/or the entities to be acquired, as appropriate, shall have furnished to the Administrative Agent, within five (5) Business Days after the consummation of such Acquisition, (A) such Instruments and other documents as shall be required pursuant to Section 7.12, or (B) commitments, reasonably satisfactory in form and substance to the Administrative Agent, to deliver to the

Administrative Agent promptly after the completion of such Acquisition, such Instruments and other documents as shall be required pursuant to Section 7.12; and
          (iii) the Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries as of the then most recent Covenant Determination Date derived from all Lines of Business other than the operation of Radio Stations, all as determined on a Pro Forma Basis after giving effect to such Acquisition, shall not exceed ten percent (10%) of the Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries as of the then most recent Covenant Determination Date derived from all Lines of Business (including the operation of Radio Stations), all as determined on a Pro Forma Basis after giving effect to such Acquisition.
     (b) If the Amount (as defined in the last paragraph of this definition) of any such Acquisition shall exceed $15,000,000, then each of the following conditions (in addition to, and not in lieu of, the conditions set forth in paragraph (a)) shall also constitute “Permitted Acquisition Conditions” applicable to such Acquisition:
          (i) the Principal Companies shall have furnished to the Administrative Agent true and complete copies of the Acquisition Documentation for such Acquisition and all material related documentation as soon as practicable prior to the consummation of such Acquisition;
          (ii) the Administrative Agent shall have received evidence, reasonably satisfactory in form and substance to the Agent, that all material consents and approvals required to be obtained from any Governmental Authorities in connection with such Acquisition (including initial consents required to be obtained from the FCC with respect to the transfer of Main Station Licenses) shall have been obtained;
          (iii) after giving effect on a Pro Forma Basis to such Acquisition, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the then most recent Covenant Determination Date; and
          (iv) the Principal Companies shall have delivered to the Administrative Agent a Compliance Certificate duly executed by an Authorized Officer of each Principal Company, which certificate shall contain (A) financial information reasonably satisfactory to the Administrative Agent, showing that after giving effect on a Pro Forma Basis to such Acquisition, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the Covenant Determination Date most recent to the date of such Compliance Certificate, (B) a statement that no Default is then continuing or will be continuing immediately after giving effect to such Acquisition, and (C) reasonably detailed information relating to all of the Consolidated Investment Capital Expenditures made in connection with, or otherwise budgeted to be made within 365 days after the completion of, such Acquisition.
     The term “Amount” shall have the meaning specified in this Section 1.1, but as used in paragraph (b) of this definition with respect to any particular Acquisition, (A) shall not in any event include (1) any consideration paid in respect of such Acquisition in the form of Permitted Equity Interests of the Parent Company, or (2) include any consideration in respect of any Radio Swap Transactions to the extent paid in the form of Radio Stations and related business assets or Properties (except as provided in clause (B) below), and (B) shall in any event include all consideration in respect of any Radio Swap Transactions to the extent paid in the form of cash, Cash Equivalents, promissory notes or other evidences of Indebtedness.
     “Permitted Acquisition Debt” means, collectively, any Indebtedness of the Parent Company, the Borrower or any of the Subsidiary Guarantors incurred, created, issued or assumed as the deferred purchase price of any Property (including Equity Interests) acquired by the Parent Company, the Borrower or any of the Subsidiary Guarantors in connection with any Acquisition permitted by Section 8.6; provided, however, that: (a) the aggregate principal amount of all of such Indebtedness outstanding (determined on a consolidated basis) shall not at any time exceed the lesser of (i) $10,000,000, or (ii) an amount otherwise permitted by the last sentence of Section 8.2; (b) no part of such Indebtedness shall be secured by any security interests in or Liens on any Property (including Equity Interests) of the Parent Company, the Borrower or any of their Subsidiaries other than the Property acquired in connection with such Acquisition; and (c) both before and after giving effect on a Pro Forma Basis to the incurrence of any such Indebtedness: (i) the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the then most recent Covenant Determination Date; and (ii) no Default shall be continuing or shall result therefrom.
     “Permitted Disposition” means: (a) any Sale by the Parent Company, the Borrower or any of their Subsidiaries of any of its inventory or other Property in the ordinary course of its business; (b) any Sale by the Parent Company, the Borrower or any of their Subsidiaries in the ordinary course of its business of its equipment or other Property that is obsolete or no longer useful in or necessary to its business; (c) any Sale by the Parent Company, the Borrower or any of their Subsidiaries in the ordinary course of its business, and in a manner consistent with its customary and usual cash management and other similar investment practices, of its Permitted Investments; (d) any Sale by any Subsidiary of the Parent Company or the Borrower of all or any part of its Property to the Borrower or to any Wholly-Owned Subsidiary of the Borrower that is a Subsidiary Guarantor; (e) any Sale by the Parent Company, the Borrower or any of their Subsidiaries, in the ordinary course of its business and in a manner consistent with its usual and customary business practices, of Property to the Borrower or to any of the Subsidiary Guarantors; (f) the creation or incurrence by the Parent Company, the Borrower or any of their Subsidiaries of any Liens expressly permitted by Section 8.3; (g) the Pending Disposition; and (h) the Sale of assets pursuant to that certain Asset Purchase Agreement, dated as of August 24, 2006, between Regent Broadcasting of Evansville/Owensboro, Inc. and W. Russell Withers, Jr.
     “Permitted Equity Interests” means, with respect to any Person, any of the Equity Interests of such Person on account of or with respect to which such Person shall have no obligations at any time prior to the first anniversary of the Maturity Date to (a) declare or pay any dividends on or with respect to any of such Equity Interests, (b) make (except upon liquidation of such Person) any payments or other distributions on account of any redemption, repurchase, retirement or other acquisition for value of any of such Equity Interests, whether through a Subsidiary of such Person or otherwise (other than de minimis cash payments in connection with conversion of Indebtedness of such Person into Equity Interests of such Person), (c) make (except upon liquidation of such Person) any return of capital to the holder thereof with respect to any of such Equity Interests, or (d) make (except upon liquidation of such Person) any other distributions of any kind on account of any of such Equity Interests, except, in the case of each of clauses (a), (b), (c) and (d), any payments or distributions in the form of Equity Interests that constitute Permitted Equity Interests of such Person.
     “Permitted Indebtedness” means any of the following Indebtedness:
     (a) Indebtedness of the Parent Company, the Borrower or any of their Subsidiaries: (i) in respect of Taxes, assessments, levies or other governmental charges, and Indebtedness of any such Person in respect of accounts payable or other Indebtedness to trade creditors incurred in the ordinary course of business or in respect of claims against it for labor, materials or supplies; (ii) secured by Liens of carriers, warehousemen, mechanics, landlords, materialmen, laborers, suppliers and the like that constitute Permitted Liens under clause (a) of the definition thereof; or (iii) in respect of judgments or awards which have been in force for less than the applicable appeal period so long as (A) (in each case) such Person shall at the time in good faith be prosecuting an appeal or proceedings for review and execution thereof shall have been effectively stayed pending such appeal or review, and (B) the aggregate principal amount of all such Indebtedness under this clause (iii) outstanding at any time (determined on a consolidated basis in accordance with GAAP) shall not exceed $5,000,000;
     (b) Indebtedness under or in respect of Guaranty Obligations of the Parent Company, the Borrower or any of their Subsidiaries in respect of letters of credit or bankers’ acceptances or surety or other bonds issued in the ordinary course of business of such Person in connection with Liens that constitute Permitted Liens under clause (a) of the definition thereof;
     (c) Indebtedness of the Parent Company, the Borrower or any of the Subsidiary Guarantors under or in respect of Swap Contracts permitted by Section 8.8;
     (d) Indebtedness of the Parent Company, the Borrower or any of their Subsidiaries that (i) is existing on the Closing Date, and (ii) is specifically identified as Existing Indebtedness in Section 6.10(a) of the Disclosure Schedule;
     (e) Permitted Acquisition Debt;
     (f) any Indebtedness of the Parent Company, the Borrower or any of their Subsidiaries extending, renewing, refinancing, replacing or refunding any Indebtedness of the kind described in clause (d) or clause (e) of this definition; provided, however, that the initial principal amount of any such Indebtedness described in this clause (f) shall not exceed the principal amount of, plus accrued and unpaid interest on, the Indebtedness so extended, renewed, refinanced, replaced or refunded (plus the amount of reasonable fees and expenses incurred in connection therewith).
     “Permitted Investments” means any of the following Investments by the Parent Company, the Borrower or any of their Subsidiaries:
     (a) Investments that (i) are owned or held by the Parent Company, the Borrower or any of their Subsidiaries on the Closing Date, and (ii) are identified, unless immaterial and insubstantial, in Section 6.10(c) to the Disclosure Schedule;
     (b) Investments in cash or in Cash Equivalents;

     (c) Investments in the form of accounts receivable or in the form of notes receivable arising in the ordinary course of business;
     (d) Investments in the form of advances or prepayments to suppliers or other vendors made in the ordinary course of business and in all material respects consistent with the Parent Company’s or the Borrower’s usual and customary business practices;
     (e) Investments in the form of advances to directors, managers, officers or employees in the ordinary course of business and in all material respects consistent with the Parent Company’s or the Borrower’s usual and customary business practices for travel expenses, entertainment expenses, relocation expenses, drawing accounts or other similar business-related expenses;
     (f) Investments by the Borrower or any of its Subsidiaries made in the ordinary course of its business in Capital Assets (subject always to the limitations set forth in Sections 8.2 and 8.3); and
     (g) other Investments (other than Acquisitions) by the Parent Company, the Borrower or any of their Subsidiaries made in any Person or Persons (other than the Borrower or any of its Affiliates or Subsidiaries) from time to time after the date hereof and not otherwise described in any of clauses (a) through (f) of this definition; provided, however, that the aggregate amount of all of such Investments so made from time to time during the period from the Effective Date to the Maturity Date shall not exceed $5,000,000, such aggregate amount to be determined on a consolidated basis (exclusive of any consideration in the form of Permitted Equity Interests of the Parent Company) and on the basis of the original cost of each of such Investments and determined before giving any effect to any write-offs or write-downs of any of such Investments or to any decreases or losses (whether partial or complete) in the Fair Market Value thereof.
     “Permitted Liens” means any of the following Liens:
     (a) (i) Liens to secure Taxes or other governmental charges imposed upon the Parent Company, the Borrower or any of their Subsidiaries, and Liens to secure claims against the Parent Company, the Borrower or any of their Subsidiaries for labor, materials or supplies; (ii) deposits or pledges made by the Parent Company, the Borrower or any of their Subsidiaries in the ordinary course of its business (A) in connection with, or to secure payment or performance of, (1) workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or (2) liability to insurance carriers under insurance or self-insurance arrangements, (B) to secure the performance of bids, tenders, statutory obligations, leases, contracts (other than contracts relating to borrowed money) or other obligations of like nature, or (C) to secure surety, appeal, indemnity or performance bonds, in each case, in the ordinary course of the business of such Person; (iii) Liens in respect of judgments or awards against the Parent Company, the Borrower or any of their Subsidiaries to the extent that such judgments or awards constitute Permitted Indebtedness under clause (a) of the definition thereof; (iv) Liens of carriers, warehousemen, mechanics, landlords, materialmen, laborers, suppliers and the like incurred in the ordinary course of the business of the Parent Company, the Borrower or any of their Subsidiaries, in each case, for sums not overdue or being contested in good faith by appropriate proceedings, and for which appropriate reserves with respect thereto have been established and maintained on the consolidated books of the Parent Company and its Subsidiaries in accordance with GAAP to the extent required by GAAP; and (v) easements, rights of way, zoning and other similar restrictions and covenants and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from or interfere with the ordinary conduct of the business of the Parent Company, the Borrower or any of their Subsidiaries;
     (b) Liens that are in existence on the Closing Date and are disclosed in Section 6.10(b) to the Disclosure Schedule;
     (c) Liens securing Permitted Acquisition Debt;
     (d) extensions, renewals and replacements of Liens described in clause (b) or clause (c) of this definition or of Liens permitted by clause (c) or by clause (d) of Section 8.3; provided, however, that (i) each such extension, renewal or replacement Lien is limited to the Property covered by the Lien so extended, renewed or replaced, and (ii) does not secure any Indebtedness other than (A) Indebtedness that constitutes Permitted Indebtedness under clause (d) or clause (e) of the definition thereof, or (as the case may be) (B) Indebtedness permitted by clause (h) or clause (i) of Section 8.2; and
     (e) Liens arising by virtue of statutory, common law or contractual provisions relating to bankers’ Liens, rights of set-off and similar remedies as to deposit or similar accounts.
     “Person” means any natural person, corporation, firm, limited liability company, partnership, business trust, association, government, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means any employee pension benefit (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Platform” has the meaning specified in Section 7.2.
     “Pledge Agreement” means the Pledge Agreement, in or substantially in the form of Exhibit E.
     “Pledged Collateral” has the meaning specified in the Pledge Agreement for the defined term “Collateral”.
     “Principal Companies” means, collectively, the Parent Company and the Borrower.
     “Pro Forma Basis” means, with respect to compliance with any test or covenant for any period hereunder, compliance with such test or covenant after giving effect to any proposed acquisition, disposition, incurrence of indebtedness or other action which requires compliance on a pro forma basis, giving effect (among other things) to adjustments to increase consolidated adjusted ebitda, and using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of the parent company and its subsidiaries which shall be reformulated (a) as if such acquisition, disposition, incurrence of indebtedness or other action, and any other such action which has been consummated during such period, and any indebtedness or other liabilities incurred in connection with any such actions, had been consummated at the beginning of such period (and assuming that such indebtedness bears interest during any portion of the applicable measurement period prior to the relevant action at the weighted average of the interest rates applicable to outstanding loans during such period), and (b) otherwise in conformity with such reasonable procedures as may be agreed upon between administrative agent and the principal companies; provided, however, that all of the calculations referred to herein shall be in reasonable detail and shall be in form and substance reasonably satisfactory to administrative agent in all material respects.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Purchase Money Liens” has the meaning specified in Section 8.3(c).
     “Radio Stations” means and includes, collectively, (a) all of the AM and FM radio stations owned and operated by the Parent Company, the Borrower or any of their Subsidiaries as of the Effective Date, and (b) all radio stations from time to time acquired after the Effective Date by the Parent Company, the Borrower or any of their Subsidiaries.
     “Radio Swap Transaction” means, in relation to any Person, any transaction, or any series of related transactions, in which such Person, or any of its Affiliates, shall acquire one or more Radio Stations and related business assets and Properties in exchange (whether in whole or in part) for one or more Radio Stations and related business assets and Properties owned by such Person or any of its Affiliates.
     “Rating Agencies” means, collectively, (a) Moody’s, and (b) S&P.
     “Ratings” means, collectively, (a) the Company Ratings, and (B) the Facilities Ratings.
     “RBM” means Regent Broadcasting Management, LLC, a Delaware limited liability company. RBM is a direct Wholly-Owned Subsidiary of the Parent Company.
     “Real Property” of any Person means all of the right, title and interest of such Person in and to any land, improvements and fixtures, including leaseholds.
     “Recovery Event” means the receipt by the Parent Company, the Borrower or any of their Subsidiaries of any insurance or other cash proceeds that (a) are payable by reason of any theft, loss, physical destruction, condemnation or damage or any other similar event with respect to any Property of the Parent Company, the Borrower or any of their Subsidiaries, and (b) exceed, with respect to any such event or occurrence, $100,000 in the aggregate.
     “Regent-Buffalo” means Regent Broadcasting of Buffalo, Inc., a Delaware corporation. Regent-Buffalo is a Wholly-Owned Subsidiary of the Borrower.

     “Register” has the meaning specified in Section 11.3.
     “Reinvestment Assets” means, collectively, (a) any Capital Assets or other Property to be used or otherwise employed by the Parent Company, the Borrower or any of their Subsidiaries in any Lines of Business, and (b) any Acquisition permitted by Section 8.6.
     “Reinvestment Election” has the meaning specified in each of Section 2.7(b)(i) and (ii).
     “Reinvestment Event” means any Asset Sale, Financing Event or Recovery Event in respect of which either or both of the Principal Companies shall have made a Reinvestment Election by delivering a Reinvestment Notice with respect thereto.
     “Reinvestment Notice” means a written notice duly executed by an Authorized Officer of either or both of the Principal Companies stating that (a) on and as of the date of such notice, no Event of Default is continuing, and (b) the Principal Companies reasonably expect to use or to cause Subsidiaries of the Principal Companies to use Net Cash Proceeds of an Asset Sale or Recovery Event or Net Issuance Proceeds of a Financing Event to purchase, construct or otherwise acquire Reinvestment Assets.
     “Reinvestment Period” means, with respect to any Reinvestment Election, the period commencing on the date of the Reinvestment Event to which such Reinvestment Election relates and terminating on the later to occur of (a) the expiration of the period of 365 days commencing on the date of such Reinvestment Event, or (b) if, prior to the expiration of such 365 day period, the Parent Company, the Borrower or any of their Subsidiaries shall have entered into a binding agreement to reinvest all or any part of the Anticipated Reinvestment Amounts relating thereto in Reinvestment Assets, then the expiration of the period of 635 days commencing on the date of such Reinvestment Event.
     “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Election, the amount, if any, on any Reinvestment Prepayment Date relating thereto, by which (a) the Anticipated Reinvestment Amounts in respect of such Reinvestment Election exceed (b) the aggregate amount thereof which the Parent Company, the Borrower or any of their Subsidiaries have expended or have entered into legal and binding commitments to expend prior to such date to acquire Reinvestment Assets.
     “Reinvestment Prepayment Date” means, with respect to any Reinvestment Election, the earliest to occur of: (a) the date, if any, upon which the Administrative Agent, upon the request of the Required Lenders, shall have delivered a written termination notice to the Principal Companies; provided, however, that such notice may only be given by the Administrative Agent to the Principal Companies while any Material Event of Default shall be continuing; (b) the last day of the relevant Reinvestment Period; or (c) the date on which the Parent Company or the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with all or any part of the related Anticipated Reinvestment Amounts.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, managers, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Required Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate unused amount of all of the Commitments of all Lenders in effect at such time, plus (b) the aggregate principal amount of all of the Loans and (as a result of participations pursuant to Section 3.3(a) and Section 3.3(d)) Letter of Credit Obligations outstanding at such time.
     “Restricted Payments” means, in relation to the Parent Company, the Borrower and their Subsidiaries: (a) any payment, prepayment, distribution, loan, advance, Investment or Sale by the Borrower or by any of its Subsidiaries which constitutes an Affiliate Transaction described in clause (a), (b), (c), (d), (e), (f) or (g) of the definition “Affiliate Transaction”; (b) any declaration or payment by the Borrower or by any of its Subsidiaries of any dividends or other distributions on account of, or any payment or other distribution by the Borrower or by any of its Subsidiaries on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Equity Interests in the Borrower; and (c) any declaration or payment by the Parent Company or by any of its Subsidiaries of any dividends or other distributions on account of, or any payment or other distribution by the Parent Company or by any of its Subsidiaries on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Equity Interests in the Parent Company.
     “Revolving Commitment” means, for each Lender, the amount set forth opposite such Lender’s name under the caption “Revolving Commitment” on Schedule 2.1, as such amount may be reduced from time to time pursuant to and in accordance with the provisions hereof.
     “Revolving Commitment Fees” has the meaning specified in Section 2.9(a).
     “Revolving Credit Note” has the meaning specified in Section 2.2(b).
     “Revolving Lender” means any Lender with a Revolving Commitment, or, if the Revolving Commitments have terminated or expired, any Lender holding Revolving Loans or (as a result of participations pursuant to Section 3.3(a) and 3.3(d)), Letter of Credit Obligations.
     “Revolving Loan” means any Loan by a Lender to the Borrower under Section 2.1(b), which may be a Eurodollar Loan or a Base Rate Loan.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., and its successors.
     “Sale” means any sale, conveyance, exchange, swap, trade, transfer or other disposition of any Property, including any sale, transfer or other disposition of copyrights, trademarks and other intellectual Property made by or through license agreements or other similar arrangements.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” means, collectively: (a) the Administrative Agent and each sub-agent appointed by the Administrative Agent from time to the pursuant to Section 10.6, (b) the Issuing

Lender, (c) each of the Lenders from time to time party to this Agreement or any of the other Loan Documents; and (d) the Lender Counterparties.
     “Securities” means any Equity Interests, bonds, debentures, promissory notes or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or, in general, any Instruments commonly known as “securities”.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Security Agreement” means the Security Agreement, in or substantially in the form of Exhibit F.
     “Security Agreement Collateral” has the meaning specified in the Security Agreement.
     “Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or Instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.
     “SPC” has the meaning specified in Section 11.8.
     “Specified Swap Agreement” means any Swap Contract entered into by and between (a) the Borrower or any of the Subsidiary Guarantors, and (b) as a counterparty, the Administrative Agent or any other Person that, at the time such Person became party to such Swap Contract, was a Lender or an Affiliate of any of the Lenders. A Specified Swap Agreement shall not create in favor of any Person that is a counterparty thereto any rights in connection with the creation, perfection, management, enforcement or release of any Collateral or in connection with the management, enforcement or release of any of the Obligations of any Guarantor under the Guaranty Agreement.
     “Subsidiary” means, in relation to any Person (in this paragraph called the “parent”) at any time, any corporation, limited liability company, partnership or other Person (a) of which Equity Interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other Person, or representing a majority of the Equity Interests in such corporation, limited liability company, partnership or other Person, are at the time owned, controlled or held, directly or indirectly, by the parent, or (b) the management of which is otherwise controlled, directly or indirectly, by the parent.
     “Subsidiary Guarantors” means, collectively, each of the Domestic Subsidiaries of the Parent Company or the Borrower identified in Section 6.12 to the Disclosure Schedule as a “Subsidiary Guarantor”, and each of the other Subsidiaries of the Parent Company or the Borrower that at any time after the Effective Date shall become a party to and bound by the Guaranty Agreement. For purposes of this Agreement and the other Loan Documents, the Borrower shall not be deemed to be a Subsidiary Guarantor.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term B Commitment” means, for each Lender, the amount set forth opposite such Lender’s name under the caption “Term B Commitment” on Schedule 2.1, as such amount may be reduced from time to time pursuant to and in accordance with the provisions hereof.
     “Term B Lender” means any Lender with a Term B Commitment or an outstanding Term B Loan.
     “Term B Loan” means any Loan by a Term B Lender to the Borrower under Section 2.1(a), which may be a Eurodollar Loan or a Base Rate Loan.
     “Term B Note” has the meaning specified in Section 2.2(b).
     “Termination Date” has the meaning specified in the Security Agreement.
     “Total Revolver Utilization” means, at any time of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the Issuing Lender for any amounts drawn under any Letters of Credit, but not yet so applied), plus (b) the Letter of Credit Obligations then outstanding.

     “Transactions” means, collectively, (a) the entering into of the Loan Documents and the borrowing of Loans on the Closing Date, (b) the termination of the Existing Credit Facilities and the repayment in full of all loans and notes under or with respect to the Existing Credit Facilities, (c) the implementation and the completion of the Pending Disposition, and (d) the payment of fees, costs and expenses in connection with the foregoing.
     “UCC” means the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts; provided, however, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Commonwealth of Massachusetts, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Usage” means, in relation to the Aggregate Revolving Commitment for any period, the average for such period of the quotient, determined daily, of the Total Revolver Utilization from time to time outstanding during such period, divided by the Aggregate Revolver Commitment from time to time in effect during such period.
     “Voting Interests” means, in relation to any Person at any particular date, any Equity Interests of the class or classes having general voting power under ordinary circumstances to elect the board of directors, managers or trustees (or any other Persons performing similar functions) of such Person (irrespective of whether or not at the time Equity Interests of any other classes shall have or might have voting power by reason of the happening of any contingency).
     “Wholly-Owned Subsidiary” means, in relation to any Person, any Subsidiary of such Person, all of the Equity Interests in which (other than directors’ qualifying shares) are owned by such Person or by another Wholly-Owned Subsidiary of such Person.
     1.2. Other Interpretive Provisions. With reference to this Agreement and each of the other Loan Documents, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, Instrument or other document (including any Governing Document) shall be construed as referring to such agreement, Instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “Property” shall be construed to have the same meaning and effect, and (vii) the words “knowledge” or “knows” when used with respect to any Credit Party means the actual knowledge of any of the Authorized Officers of such Credit Party.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Article, Section and paragraph headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.3. Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP or any method of computation thereunder would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or any of the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.4. Rounding. Any financial ratios required to be maintained by the Principal Companies pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.6. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
ARTICLE II
THE CREDIT FACILITIES
     2.1. Amounts and Terms of Commitments.
     (a) Term B Loans. Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make Term B Loans (not to exceed its Term B Commitment) to the Borrower on the Closing Date, which shall not exceed for all Term B Lenders $115,000,000 in aggregate original principal amount. Amounts borrowed as a Term B Loan which are repaid or prepaid by the Borrower may not be reborrowed.
     (b) Revolving Loans. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment and in a combined amount for all Revolving Lenders not to exceed at any time outstanding $75,000,000; provided, however, that, immediately after giving effect to any Borrowing of Revolving Loans, the sum of the aggregate principal amount of all of the outstanding Revolving Loans, plus the aggregate amount of all of the outstanding Letter of Credit Obligations shall not exceed the Aggregate Revolving Commitment then in effect. Within such limits, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans under this Section 2.1(b), prepay Revolving Loans pursuant to Section 2.6 or 2.7, and reborrow Revolving Loans pursuant to this Section 2.1(b).
     (c) Delayed Draw Term Loans. Each Delayed Draw Lender severally agrees, on the terms and conditions hereinafter set forth, to make Delayed Draw Term Loans (not to exceed its Delayed Draw Commitment) to the Borrower on any single Business Day during the Delayed Draw Availability Period, which shall not exceed for all Delayed Draw Lenders $50,000,000 in aggregate original principal amount. Amounts borrowed as a Delayed Draw Term Loan which are repaid or prepaid by the Borrower may not be reborrowed.
     2.2. Loan Accounts; Notes. (a) The Loans made by each Lender shall be evidenced by one or more loan accounts maintained by such Lender and by the Administrative Agent in the ordinary course of business. The loan accounts maintained by the Administrative Agent shall, in the event of any discrepancy between the entries in the Administrative Agent’s books and any Lender’s books relating to such loan accounts, be controlling and, absent manifest error, shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower, the principal and interest payments thereon and any other amounts owing in respect of this Agreement or any of the other Loan Documents. Any failure to make a notation in any such loan account or any error in doing so shall not limit or otherwise affect the Obligations of the Borrower hereunder to pay any amounts owing with respect to the Loans.

     (b) If requested by any Lender, the Borrower shall execute and deliver to such Lender (and deliver a copy thereof to the Administrative Agent) one or more promissory notes evidencing the Loans owing to such Lender pursuant to this Agreement. Each such note evidencing Term B Loans shall be in or substantially in the form of Exhibit A (as amended, endorsed, replaced or otherwise modified from time to time, a “Term B Note”). Each such note evidencing Revolving Loans shall be in or substantially in the form of Exhibit B (as amended, endorsed, replaced or otherwise modified from time to time, a “Revolving Credit Note”). Each such note evidencing Delayed Draw Term Loans shall be in or substantially in the form of Exhibit C (as amended, endorsed, replaced or otherwise modified from time to time, a “Delayed Draw Term Note”). Each such note evidencing Incremental Loans shall be substantially in the form of the Revolving Credit Notes or the Term B Notes with such conforming changes thereto as shall be specified by the Administrative Agent (as amended, endorsed, replaced or otherwise modified from time to time, an “Incremental Loan Note”). All of the Notes shall be entitled to all of the rights and benefits of this Agreement, the other Loan Documents and the Collateral.
     2.3. Requests for Borrowings. (a) To request any Borrowing (other than a Borrowing of Revolving Loans pursuant to Section 3.3(b)), the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Borrowing of Eurodollar Loans, not later than 12:00 a.m., three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of a Borrowing of Base Rate Loans, not later than 11:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with this Section 2.3:
     (A) the amount of the Borrowing, which shall be in a minimum aggregate principal amount of $500,000 or any multiple of $500,000 in excess thereof, and the Class of Loans comprising such Borrowing;
     (B) the requested Borrowing Date, which shall be a Business Day;
     (C) whether the Borrowing is to be comprised of Eurodollar Loans or Base Rate Loans; and
     (D) in the case of a Eurodollar Loan, the duration of the Interest Period to be applicable to such Eurodollar Loan. If the Borrowing Request shall fail to specify the duration of the Interest Period for any Eurodollar Loan which is part of any Borrowing, such Interest Period shall be of three (3) months’ duration.
     (b) Upon receipt of a Borrowing Request, the Administrative Agent will promptly notify each Lender thereof and of each such Lender’s proportionate share thereof.
     (c) Each Lender will make its proportionate share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office by 2:00 p.m., on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Unless any applicable condition of Article V has not been satisfied, the proceeds of all Loans comprising such Borrowing will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower.
     (d) During the continuation of any Material Event of Default, the Borrower may not elect to have any Loan made as a Eurodollar Loan.
     (e) After giving effect to any Borrowing, there shall not be more than ten (10) different Interest Periods in effect in respect of all Loans which are Eurodollar Loans.
     2.4. Interest Elections for all Borrowings. (a) The Borrower may upon irrevocable notice to the Administrative Agent in accordance with paragraph (b):
     (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount of not less than $500,000 or an integral multiple of $500,000 in excess thereof) into Eurodollar Loans;
     (ii) elect to convert on the last day of any Interest Period with respect thereto, any Eurodollar Loans (or any part thereof in an amount of not less than $500,000 or an integral multiple of $500,000 in excess thereof) into Base Rate Loans; or
     (iii) elect to continue on the last day of any Interest Period with respect thereto, any Eurodollar Loans (or any part thereof in an amount of not less than $500,000 or an integral multiple of $500,000 in excess thereof) as Eurodollar Loans;
provided, however, that, if any Borrowing comprised of Eurodollar Loans shall have been reduced, by payment, prepayment or conversion, to an amount that is less than $1,000,000 then the Eurodollar Loans comprising such Borrowing shall automatically convert into Base Rate Loans on the last day of the then current Interest Period relating thereto.
     (b) The Borrower shall deliver to the Administrative Agent by telephone not later than (i) 12:00 p.m., not less than three (3) Business Days in advance of the Conversion Date or Continuation Date, if the Loans are to be converted into or continued as Eurodollar Loans, and (ii) 12:00 p.m., not less than one (1) Business Day in advance of the Conversion Date, if the Loans are to be converted into Base Rate Loans, specifying:
     (A) the proposed Conversion Date or Continuation Date, which shall in each case be a Business Day;
     (B) the aggregate principal amount of all Loans to be converted or continued;
     (C) the nature of the proposed conversion or continuation; and
     (D) the duration of the requested Interest Periods, if applicable.

Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
     (c) If, upon the expiration of any Interest Periods applicable to any Eurodollar Loans, the Borrower shall have failed to select on a timely basis new Interest Periods to be applicable thereto, such Eurodollar Loans shall automatically convert into Base Rate Loans upon the expiration of such periods.
     (d) Upon receipt of an Interest Election Request, the Administrative Agent will promptly notify each Lender thereof, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given.
     (e) During the continuation of any Material Event of Default, the Borrower may not elect to have any Loan converted into or continued as a Eurodollar Loan.
     (f) Notwithstanding any other provisions contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than ten (10) different Interest Periods in effect in respect of all Loans which are Eurodollar Loans.
     2.5. Reduction and Termination of Commitments. (a) Each of the Revolving Commitments shall in any event automatically and permanently terminate in full on the Maturity Date. The Borrower may, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, permanently terminate the Aggregate Revolving Commitment (including the Letter of Credit Commitment) or permanently reduce the Aggregate Revolving Commitment (including the Letter of Credit Commitment), without premium or penalty, by a minimum aggregate amount of $1,000,000 or any multiple of $500,000 in excess thereof; provided, however, that no such reduction or termination shall be permitted if, immediately after giving effect thereto and to any prepayment of Revolving Loans made on the effective date thereof, (i) the then outstanding principal amount of the Revolving Loans, plus the then outstanding Letter of Credit Obligations, will exceed the Aggregate Revolving Commitment then in effect, or (ii) the then outstanding Letter of Credit Obligations will exceed the Letter of Credit Commitment then in effect; and, provided, further, that once reduced in accordance with this Section 2.5, the Aggregate Revolving Commitment (including the Letter of Credit Commitment) may not be increased.
     (b) The Letter of Credit Commitment shall be automatically and permanently terminated in full upon termination of the Aggregate Revolving Commitment. If the Letter of Credit Commitment shall at any time exceed the Aggregate Revolving Commitment then in effect, then the Letter of Credit Commitment shall immediately be automatically and permanently reduced to the amount of the Aggregate Revolving Commitment then in effect.
     (c) Each reduction of the Aggregate Revolving Commitment pursuant to this Section 2.5 shall be applied pro rata to each Revolving Lender’s Revolving Commitment in accordance with such Lender’s proportionate share of such Commitments. The amount of any reduction of the Aggregate Revolving Commitment shall not be applied to the Letter of Credit Commitment unless otherwise specified by the Borrower or unless otherwise required by the terms of Section 2.5(b). All accrued Fees to the effective date of each reduction or termination of the Aggregate Revolving Commitment shall be paid on the effective date of each such reduction or termination. The Administrative Agent shall promptly notify the Revolving Lenders of each reduction or termination of the Aggregate Revolving Commitment.
     (d) The Aggregate Term B Commitment shall terminate in full on the Closing Date, upon making of the Term B Loans on such date. Each of the Term B Commitments shall in any event automatically and permanently terminate in full at 5:00 p.m. on December 31, 2006 if the Term B Loans have not been made to the Borrower on or prior to that date.
     (e) The Aggregate Delayed Draw Commitment shall terminate in full upon the making of the Delayed Draw Term Loans. Each of the Delayed Draw Commitments shall in any event automatically and permanently terminate in full at 5:00 p.m. on the Delayed Draw Commitment Termination Date if the Delayed Draw Term Loans have not been made on or prior to such date. The Borrower may, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, permanently terminate the Aggregate Delayed Draw Commitment or permanently reduce the Aggregate Delayed Draw Commitment, without premium or penalty, by a minimum aggregate amount of $1,000,000 or any multiple of $500,000 in excess thereof; provided, however, that once reduced in accordance with this Section 2.5, the Aggregate Delayed Draw Commitment may not be increased.
     2.6. Voluntary Prepayments. (a) The Borrower may, upon at least three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent in the case of Eurodollar Loans, and upon at least one (1) Business Day’s prior written notice by the Borrower to the Administrative Agent in the case of Base Rate Loans, ratably prepay any Class or Classes of Loans, as the Borrower may elect, in whole or in part, in amounts of $500,000 or an integral multiple of $500,000 in excess thereof.
     (b) Any notice of prepayment delivered pursuant to this Section 2.6 shall be irrevocable and shall specify the date and amount of such prepayment and the Classes and types of Loans to be prepaid, including whether such prepayment is of Base Rate Loans or Eurodollar Loans or any combination thereof. The Administrative Agent will promptly notify each Lender thereof and of such Lender’s applicable percentage of such prepayment. If any such notice is given by the Borrower, the Borrower shall be absolutely and unconditionally obligated to make such prepayment, and the prepayment amount specified in such notice shall become and be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and the amounts, if any, required to be paid by the Borrower pursuant to Section 4.4.
     (c) Each prepayment of Term B Loans pursuant to this Section 2.6 shall be applied to the remaining scheduled installments of the Term B Loans pursuant to Section 2.8(b), in each case pro rata (based on the principal amount then remaining unpaid of each of the scheduled installments of the Term B Loans). Each prepayment of Delayed Draw Term Loans pursuant to this Section 2.6 shall be applied to the remaining scheduled installments of the Delayed Draw

Term Loans pursuant to Section 2.8(c), in each case pro rata (based on the principal amount then remaining unpaid of each of the scheduled installments of the Delayed Draw Term Loans).
     2.7. Mandatory Prepayments. (a) If, on any date, the sum of (i) the aggregate unpaid principal amount of all Revolving Loans then outstanding, plus (ii) all of the Letter of Credit Obligations then outstanding (to the extent not Cash Collateralized pursuant to the next sentence below or as provided for in Section 3.7) shall exceed the Aggregate Revolving Commitment then in effect, the Borrower shall immediately prepay principal of the Revolving Loans in the amount of such excess. If, on any date, the aggregate amount of all Letter of Credit Obligations then outstanding shall exceed the Letter of Credit Commitment then in effect, the Borrower shall Cash Collateralize on such date such Letter of Credit Obligations in an amount equal to such excess.
     (b) (i) If on any date the Parent Company, the Borrower or any of their Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then an amount equal to 100% of the Net Cash Proceeds from such Asset Sale or Recovery Event shall be applied upon receipt to prepay principal of the outstanding Loans, all as provided by Section 2.7(e); provided, however, that the Parent Company, the Borrower and their Subsidiaries shall be required to apply Net Cash Proceeds received from any Asset Sale or Recovery Event towards prepayment of principal as provided above only (A) if any Event of Default shall be continuing at the time of the receipt of such Net Cash Proceeds, or (B) if and to the extent that such Net Cash Proceeds, when added to the aggregate amount of all other Net Cash Proceeds received from Asset Sales or Recovery Events in the same Fiscal Year, shall exceed $10,000,000; and provided, further, that the requirements for mandatory prepayment set forth above in this clause (i) shall be reduced if and to the extent that either or both of the Principal Companies elect, as hereinafter provided, to cause all or part of such Net Cash Proceeds to be reinvested by the Parent Company or the Borrower or by one or more of their Subsidiaries in Reinvestment Assets on or prior to the end of the applicable Reinvestment Period (herein called a “Reinvestment Election”). The Principal Companies may exercise the Reinvestment Election with respect to any Asset Sale or Recovery Event only if (1) no Event of Default shall be continuing at the time of such Asset Sale or Recovery Event, and (2) either or both of the Principal Companies deliver a Reinvestment Notice with respect to such Asset Sale or Recovery Event to the Administrative Agent not later than ninety (90) days following the date of such Reinvestment Event.
          (ii) If the Parent Company, the Borrower or any of their Subsidiaries shall at any time receive Net Issuance Proceeds from any Financing Event, then an amount equal to 100% of the Net Issuance Proceeds from such Financing Event shall be applied upon receipt to prepay principal of the outstanding Loans, all as provided by Section 2.7(e); provided, however, that the Parent Company, the Borrower and their Subsidiaries shall be required to apply all or any part of any such Net Issuance Proceeds towards prepayment of principal as provided above only if and to the extent that such Net Issuance Proceeds, when added to the aggregate amount of all other such Net Issuance Proceeds received from time to time after the Effective Date shall exceed $10,000,000; and provided, further, that the requirements for mandatory prepayment set forth above in this clause (ii) shall be reduced: (A) if and to the extent that either or both of the Principal Companies make an election (herein called a “Reinvestment Election”), as hereinafter provided, to cause all or any part of such Net Issuance Proceeds to be reinvested by the Parent

Company, the Borrower or one or more of their Subsidiaries in Reinvestment Assets on or prior to the end of the applicable Reinvestment Period; and (B) if and to the extent that the aggregate amount of the Net Issuance Proceeds not covered by any such Reinvestment Election exceeds the aggregate principal amount (if any) of the outstanding Loans that would need to be prepaid in order to cause the Consolidated Leverage Ratio, determined as of the most recent Covenant Determination Date on a Pro Forma Basis after giving effect to any such Financing Event and any such prepayment, to be not greater than 4.00:1.00. Either or both of the Principal Companies may exercise the Reinvestment Election with respect to such Net Issuance Proceeds from any such Financing Event only if (1) no Event of Default shall be continuing at the time of such Financing Event, and (2) either or both of the Principal Companies deliver a Reinvestment Notice with respect to the Net Issuance Proceeds from such Financing Event to the Administrative Agent not later than ninety (90) days following the date of such Reinvestment Event. Anything in the foregoing provisions of this clause (ii) to the contrary notwithstanding, if and so long as the Consolidated Leverage Ratio, determined as of the then most recent Covenant Determination Date on a Pro Forma Basis after giving effect to any such Financing Event and any related prepayment of principal of outstanding Loans, is greater than 6.00:1.00, then the aggregate amount of Net Issuance Proceeds not covered by any such Reinvestment Election shall be applied upon receipt thereof to prepay principal of the outstanding Loans, all as provided by Section 2.7(e), until the Consolidated Leverage Ratio (determined in a Pro Forma Basis as provided above in this sentence) is not greater than 6.00:1.00.
          (iii) Nothing in this paragraph (b) shall be construed as a consent for, or be deemed to permit, any Asset Sale or Financing Event not otherwise permitted by this Agreement.
          (iv) On the Reinvestment Prepayment Date with respect to any Reinvestment Election made pursuant to clause (i) or (ii), an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a mandatory prepayment of principal of the outstanding Loans, all as provided by Section 2.7(e).
     (c) On each Excess Cash Flow Application Date (commencing with the Excess Cash Flow Application Date falling on April 30, 2008), an amount equal to 75% of the Consolidated Excess Cash Flow for the Fiscal Year last ended shall be applied as a mandatory prepayment of principal of the outstanding Loans, all as provided by Section 2.7(e); provided, however, that (i) if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 6.75:1.00, but equal to or greater than 5.00:1.00, then an amount equal to 50% of the Consolidated Excess Cash Flow for such Fiscal Year shall instead be applied as a mandatory prepayment of principal of the outstanding Loans; and (ii) if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 5.00:1.00, then no payment in respect of the Consolidated Excess Cash Flow for such Fiscal Year shall be required pursuant to this Section 2.7(c).
     (d) The Borrower shall pay, together with each principal prepayment under this Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.4. Any prepayments pursuant to this Section 2.7 made on any day other than an Interest Payment Date for any Loan shall be applied: first, to any Base Rate Loans then outstanding; and, then, to Eurodollar Loans with the shortest Interest Periods remaining; provided, however, that, so long as no Event of Default shall then be continuing, the Administrative Agent shall, upon the request of the Borrower, apply any such prepayments to

Eurodollar Loans only on the last day of each of the respective Interest Periods relating thereto, and, until such application of any such prepayments, the Administrative Agent shall hold the amount thereof as cash Collateral for the Obligations upon the terms contained in the Collateral Documents.
     (e) Each prepayment of principal of the outstanding Loans required pursuant to Section 2.7(b) or 2.7(c) shall be applied to principal of the Loans of each of the Classes on a pro rata basis in accordance with the respective aggregate principal amounts thereof outstanding at the time of prepayment. No prepayment of Revolving Loans pursuant to this paragraph (e) shall result in a reduction of the Aggregate Revolving Commitment.
     (f) Each prepayment of principal of the outstanding Term B Loans required pursuant to Section 2.7(b), 2.7(c), 2.7(e), 7.14(d) or 7.14(e) shall be applied to the remaining scheduled installments of the Term B Loans pursuant to Section 2.8(b), in each case pro rata (based on the principal amount then remaining unpaid of each of the scheduled installments of the Term B Loans). Each prepayment of principal of the outstanding Delayed Draw Term Loans required pursuant to Section 2.7(b), 2.7(c) or 2.7(e) shall be applied to the remaining scheduled installments of the Delayed Draw Term Loans pursuant to Section 2.8(c), in each case pro rata (based on the principal amount then remaining unpaid of each of the scheduled installments of the Delayed Draw Term Loans).
     (g) Anything in this Agreement express or implied to the contrary notwithstanding, the entire Net Cash Proceeds from the Pending Disposition shall be applied upon receipt thereof to prepay principal of outstanding Revolving Loans. The Aggregate Revolving Commitment shall not be reduced as a result of any such prepayment.
     2.8. Repayments of Principal.
     (a) Revolving Loans. The Borrower shall repay to the Lenders in full on the Maturity Date the entire unpaid principal amount of each of the Revolving Loans outstanding on the Maturity Date.
     (b) Term B Loans. The Borrower shall repay the Term B Loans in twenty-eight (28) installments, payable on the principal payment dates specified in the table below, in an amount for each such scheduled installment equal to the amount set forth opposite the scheduled principal payment date for such scheduled installment in the table below:

Principal Payment Date	Amount
03/31/07	$287,500
06/30/07	$287,500
09/30/07	$287,500
12/31/07	$287,500

03/31/08	$287,500
06/30/08	$287,500
09/30/08	$287,500
12/31/08	$287,500

Principal Payment Date	Amount
03/31/09	$287,500
06/30/09	$287,500
09/30/09	$287,500
12/31/09	$287,500

03/31/10	$287,500
06/30/10	$287,500
09/30/10	$287,500
12/31/10	$287,500

03/31/11	$287,500
06/30/11	$287,500
09/30/11	$287,500
12/31/11	$287,500

03/31/12	$287,500
06/30/12	$287,500
09/30/12	$287,500
12/31/12	$287,500

03/31/13	$287,500
06/30/13	$287,500
09/30/13	$287,500
11/21/13	$107,237,500
     (c) Delayed Draw Term Loans. The Borrower shall repay the Delayed Draw Outstanding Amount in twenty-four (24) installments of principal, payable on the principal payment dates specified in the table below, in an amount for each such scheduled installment equal to the percentage of the Delayed Draw Outstanding Amount set forth opposite the scheduled principal payment date in the table below:

Principal Payment Date	Percentage
03/31/08	1.25%
06/30/08	1.25%
09/30/08	1.25%
12/31/08	1.25%

03/31/09	2.50%
06/30/09	2.50%
09/30/09	2.50%
12/31/09	2.50%

03/31/10	3.75%
06/30/10	3.75%
09/30/10	3.75%

Principal Payment Date	Percentage
12/31/10	3.75%

03/31/11	5.00%
06/30/11	5.00%
09/30/11	5.00%
12/31/11	5.00%

03/31/12	6.25%
06/30/12	6.25%
09/30/12	6.25%
12/31/12	6.25%

03/31/13	6.25%
06/30/13	6.25%
09/30/13	6.25%
11/21/13	Entire principal balance then remaining unpaid
     (d) Maturity Date. Anything herein express or implied to the contrary notwithstanding, there shall become and be absolutely and unconditionally due and payable on the Maturity Date, and the Borrower hereby promises to pay on the Maturity Date, the entire principal of each of the Term B Loans, Revolving Loans and Delayed Draw Term Loans then remaining unpaid, all of the unpaid interest accrued thereon, all of the unpaid Fees accrued thereon and all other unpaid sums and other Obligations owing under this Agreement or any of the other Loan Documents with respect to the Term B Loans, the Delayed Draw Term Loans, the Revolving Commitments and the Revolving Loans.
     2.9. Fees. In addition to the fees described in Section 3.8:
     (a) Revolving Commitment Fees. The Borrower shall pay to the Administrative Agent for the ratable account of each Revolving Lender, on the last day of each March, June, September and December in each year and on the earlier of the Maturity Date or the date on which the Aggregate Revolving Commitment shall terminate in full, commitment fees (“Revolving Commitment Fees”) equal to the product of (i) the average of the daily excess of the Aggregate Revolving Commitment from time to time in effect from and after the Effective Date, over the Total Revolver Utilization from time to time outstanding from and after the Effective Date, times (ii) the Applicable Commitment Fee Percentage for the Aggregate Revolving Commitment. The Revolving Commitment Fees shall begin to accrue on the Effective Date and shall cease to accrue on the earlier of the Maturity Date or the date on which the Aggregate Revolving Commitment shall terminate in full.
     (b) Delayed Draw Commitment Fees. The Borrower shall pay to the Administrative Agent for the ratable account of each Delayed Draw Lender, on the last day of each March, June, September and December in each year and on the earlier of the Delayed Draw Commitment Termination Date or the date on which the Aggregate Delayed Draw Commitment shall terminate in full, commitment fees (“Delayed Draw Commitment Fees”) equal to the product of (i) the Aggregate Delayed Draw Commitment from time to time in effect during the Delayed Draw Availability Period, times (ii) the Applicable Commitment Fee Percentage for the Aggregate Delayed Draw Commitment. The Delayed Draw Commitment Fees shall begin to accrue on the Effective Date and shall cease to accrue on the earlier of the Delayed Draw Commitment Termination Date or the date on which the Aggregate Delayed Draw Commitment shall terminate in full.
     (c) Other Fees. The Principal Companies shall pay to the Arranger and the Administrative Agent such fees, in such amounts and on such dates as have been agreed or may be agreed among the Parent Company, the Borrower, the Arranger and the Administrative Agent from time to time, including the fees payable to the Arranger and the Administrative Agent pursuant to the Fee Letter, dated as of September 22, 2006, among the Principal Companies, the Arranger and the Administrative Agent (the “Agent Fee Letter”).
     2.10. Computation of Fees and Interest. (a) All computations of interest payable in respect of Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360 day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or fees are computed from the first day thereof to the last day thereof.
     (b) The Administrative Agent will promptly notify the Borrower and the Lenders of each determination of the Eurodollar Rate; provided, however, that any failure to do so shall not relieve the Borrower of any liability hereunder. Any change in the interest rate or any fees resulting from a change in the Applicable Margin or (as the case may be) in the Applicable Commitment Fee Percentage shall become effective as of the opening of business on the relevant date of such change. The Administrative Agent will promptly notify the Borrower and the Lenders of the effective date and the amount of each such change; provided, however, that any failure to do so shall not relieve the Borrower of any liability hereunder.
     (c) Each determination of interest rates or fees by the Administrative Agent shall be conclusive and binding on the Parent Company, the Borrower and the Lenders in the absence of manifest error.
     2.11. Interest. (a) Except as and to the extent otherwise expressly provided by this Agreement, each Loan of each Class shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) thereof as follows:
          (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin for Base Rate Loans of such Class; or
          (ii) if a Eurodollar Loan, at the Eurodollar Rate plus the Applicable Margin for Eurodollar Loans of such Class.
     (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any principal of Loans for the principal of such Loans so prepaid. During the continuation of any Events of Default, interest shall be paid on demand.

     (c) So long as any one or more of the Events of Default shall be continuing, the Borrower shall, if and to the extent that Required Lenders shall so request, pay interest (after as well as before judgment) (i) on the entire unpaid principal amount of all of the Loans from time to time outstanding at the applicable rate per annum provided in paragraph (a) of this Section 2.11 plus 2%, and (ii) on all other unpaid amounts (including interest) from time to time overdue, at a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Loans that are Base Rate Loans plus 2%.
     2.12. Payments Generally.
     (a) General. All payments required to be made by the Borrower under this Agreement or any of the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the pro rata account of the Lenders or (as the case may be) the Administrative Agent to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment, in like funds as received, by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.
     (b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.3) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Revolving Loans that are Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this paragraph (b) shall be deemed to relieve any Lender of its obligation to the Borrower to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender with respect to its Commitments hereunder.
     (c) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Administrative Agent hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or (as the case may be) the Issuing Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender (as the case may be) severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph (c) shall be conclusive absent manifest error.
     (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because any of the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) Obligations of Secured Parties Several. The obligations of the Lenders and other Secured Parties hereunder to make Loans and to make payments under Section 12.4(c) are several, and not joint or joint and several. The failure of any Lender or other Secured Party to make any Loan or to make any payment under Section 12.4(c) on any date required hereunder shall not relieve any other Lender or Secured Party of its corresponding obligations to do so on such date, and no Lender or other Secured Party shall be responsible for the failure of any other Lender or other Secured Party to so make its Loan or to make its payment under Section 12.4(c).
     (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13. Pro Rata Treatment. Each Borrowing by the Borrower from the Lenders hereunder, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Commitments of the relevant Lenders. Each payment in respect of principal or interest in respect of the Loans, each payment in respect of Fees payable hereunder and each payment in respect of Letter of Credit Obligations, shall be applied to the amounts of such Obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
     2.14. Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in the Letter of Credit Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided, however, that:
          (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this Section 2.14 shall not be construed to apply to (A) any payments made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payments obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Obligations to any assignee or participant, other than to the Borrower or any of its Affiliates or Subsidiaries (as to which the provisions of this Section 2.14 shall in any case apply).
Each of the Principal Companies irrevocably consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each of the Credit Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of any such Credit Party in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.14 and will, in each case, notify the Lenders following any such purchases.
     2.15. Incremental Facilities. (a) The Borrower may, at any time and from time to time prior to the Maturity Date, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy thereof to each of the Lenders), request the addition of one or more new credit facilities (collectively, the “Incremental Facilities”) consisting of a new tranche of term loans (an “Incremental Term Facility”) or a new tranche of revolving loans or an increase in the Aggregate Revolving Commitment (an “Incremental Revolving Facility”), or a combination thereof; provided, however, that, at the time of any such request by the Borrower and upon the effectiveness of any Incremental Facility Amendment referred to below, no Event of Default shall exist, and the Borrower shall be in compliance with

Section 8.4, determined on a Pro Forma Basis as if such Incremental Facility had been outstanding as of the then most recent Covenant Determination Date.
     (b) The Incremental Facilities shall together be in an aggregate original principal amount not exceeding $100,000,000, and each Incremental Facility shall be in an aggregate original principal amount not less than $20,000,000. Each Incremental Facility: (i) shall rank pari passu in right of payment with all other Loans and shall be equally and ratably secured by the Collateral; and (ii) shall have a weighted-average life that is not shorter than that of the Term B Loans, the Revolving Commitments and the Delayed Draw Term Loans, taken as a whole. The Incremental Facilities may be priced differently than the Term B Loans, Revolving Loans and Delayed Draw Term Loans; provided, however, that if any Loans under any Incremental Term Facility shall bear interest on the unpaid principal amount thereof at an annual rate that exceeds by more than 0.25% (i.e. 25 basis points) the annual rate of interest then payable hereunder on the Term B Loans, then, simultaneously with the addition of such Incremental Term Facility, the Applicable Margin with respect to the Term B Loans shall be automatically amended so that the annual interest rate for Term B Loans that are Base Rate Loans or Eurodollar Loans shall be the same as the annual rate applicable to Loans under such Incremental Term Facility.
     (c) Any such written notice from the Borrower shall set forth the requested amount and terms of the relevant Incremental Facilities. The Borrower may arrange for one or more banks or other financial institutions, each of which shall be reasonably satisfactory to the Administrative Agent and the Borrower (any such bank or other financial institution being herein called an “Additional Lender”), to extend commitments under the Incremental Facilities, and each existing Lender shall be afforded an opportunity, but shall not be required, to provide a portion of any such Incremental Facilities. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement, and each Additional Lender shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Company, the Borrower, each (if any) existing Lender agreeing to provide such Commitment, each (if any) Additional Lender, and the Administrative Agent.
     (d) Each Incremental Facility Amendment shall, without the consent of any of the other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable determination of the Administrative Agent, to effect the provisions of this Section 2.15, including, without limitation, the last sentence of paragraph (b), and each such Incremental Facility Amendment shall be binding upon all of the parties to this Agreement.
     (e) The effectiveness of each Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.3. The proceeds of the Incremental Facilities will be used to finance Permitted Acquisitions, for working capital and for other general corporate purposes.
     (f) Anything in this Section 2.15 express or implied to the contrary notwithstanding: (i) the Administrative Agent and the Arranger shall have the exclusive rights to allocate Incremental Commitments among the Lenders and Additional Lenders providing the Incremental Facilities; (ii) no Incremental Facilities and no Incremental Commitments may become effective on or after the Maturity Date; (iii) the Aggregate Incremental Commitment shall not exceed $100,000,000, and the aggregate principal amount of all Incremental Loans from time to time outstanding shall not at any time exceed $100,000,000, and (iv) except as otherwise provided or contemplated by the foregoing paragraphs of this Section 2.15, the Incremental Facilities, the Incremental Commitments and the Incremental Loans shall be subject to and governed by all of the terms and conditions contained herein.
ARTICLE III
THE LETTERS OF CREDIT
     3.1. Letter of Credit Subfacility.
     (a) On the terms and conditions set forth herein (i) the Issuing Lender agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Article III, (A) from time to time, on any Business Day during the period from the Effective Date to the date which is thirty (30) days prior to the Maturity Date to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.2(b) and Section 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided, however, that the Issuing Lender shall not issue any Letter of Credit if as of the date of, and immediately after giving effect to, the issuance of such Letter of Credit: (1) there shall be continuing any Event of Default of which the Issuing Lender shall have received written notice from any of the Credit Parties or the Administrative Agent; (2) the aggregate amount of all Letter of Credit Obligations, plus the aggregate principal amount of all Revolving Loans, shall exceed the Aggregate Revolving Commitment then in effect; or (3) the Letter of Credit Obligations shall exceed the Letter of Credit Commitment then in effect.
     (b) The Issuing Lender shall be under no obligation to issue any Letter of Credit if:
          (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date or shall impose upon the Issuing Lender any unreimbursable loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender reasonably deems material to it;
          (ii) the Issuing Lender shall have received written notice from any Lender or from any Credit Party, on or prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions precedent contained in Article V is not then satisfied;

          (iii) the expiry date of any requested Letter of Credit (A) is more than one (1) year after the date of issuance, unless the Administrative Agent and the Issuing Lender have approved such expiry date in writing, or (B) is later than the Maturity Date;
          (iv) any requested Letter of Credit is not in form and substance reasonably acceptable to the Issuing Lender, or the issuance of a Letter of Credit shall violate any applicable policies of the Issuing Lender;
          (v) any default of any Revolving Lender’s obligations to fund under Section 3.3 shall be continuing, or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Issuing Lender’s risk with respect to such Revolving Lender; or
          (vi) such Letter of Credit is in a face amount less than $50,000 or to be denominated in a currency other than Dollars.
     3.2. Issuance, Amendment and Renewal of Letters of Credit.
     (a) Each Letter of Credit shall be issued upon (x) the irrevocable written request of the Borrower received by the Issuing Lender (with a copy sent by the Borrower to the Administrative Agent) at least four (4) Business Days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance, and (y) approval by the Administrative Agent of such request. Each request by the Borrower for issuance of a Letter of Credit shall be by facsimile, confirmed promptly in an original writing, in the form of a Letter of Credit Application, and shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may reasonably require.
     (b) From time to time while a Letter of Credit is outstanding and prior to the Maturity Date, the Issuing Lender will, upon the written request of the Borrower received by the Issuing Lender (with a copy sent by the Borrower to the Administrative Agent) at least four (4) Business Days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, upon approval by the Administrative Agent of such request, amend any Letter of Credit issued by it. Each such request by the Borrower for amendment of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing, in the form of a Letter of Credit Amendment Application and shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may reasonably require. The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of

Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.
     (c) The Administrative Agent will promptly notify the Revolving Lenders of the receipt by it of any Letter of Credit Application or Letter of Credit Amendment Application.
     (d) The Issuing Lender and the Revolving Lenders agree that, while a Letter of Credit is outstanding and prior to the Maturity Date, at the option of the Borrower and upon the written request of the Borrower received by the Issuing Lender (with a copy sent by the Borrower to the Administrative Agent) at least four (4) Business Days (or such shorter time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Lender shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing, in the form of a Letter of Credit Amendment Application, and shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Lender may reasonably require. The Issuing Lender shall be under no obligation to renew any Letter of Credit if the Issuing Lender would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.2(d) upon the request of the Borrower but the Issuing Lender shall not have received any Letter of Credit Amendment Application from the Borrower with respect to such renewal or other written direction from the Borrower with respect thereto, the Issuing Lender shall nonetheless be permitted to allow such Letter of Credit to be renewed, and the Borrower and the Revolving Lenders hereby irrevocably authorize each such renewal, and, accordingly, the Issuing Lender shall be deemed to have received a Letter of Credit Amendment Application from the Borrower requesting such renewal.
     (e) Unless otherwise expressly agreed to by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
     (f) This Agreement shall control in the event of any conflict with any Letter of Credit Related Document (other than any Letter of Credit, the provisions of which shall control in any event). The Issuing Lender will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or any amendment to or renewal of a Letter of Credit, to a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

     3.3. Participations, Drawings and Reimbursement.
     (a) Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the percentage equivalent of such Lender’s proportionate share of all Revolving Commitments then in effect, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
     (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower. The Borrower shall reimburse the Issuing Lender prior to 12:00 p.m., on each date that any amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Disbursement Date”), in an amount equal to the amount so paid by the Issuing Lender, provided that if such drawing occurs after 12:00 p.m., the Disbursement Date shall be deemed to be the day following the date of such drawing. In the event that the Borrower shall fail to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 12:00 p.m. on the Disbursement Date, the Issuing Lender will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Revolving Lender thereof, and the Borrower shall be deemed to have requested that Revolving Loans consisting of Base Rate Loans be made by the Revolving Lenders (and the Borrower hereby irrevocably consents to such deemed request) pursuant to Section 2.1(b) and Section 2.3(a) to be disbursed on the Disbursement Date under such Letter of Credit, subject always to the satisfaction of the conditions set forth in Section 5.3. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (c) Each Revolving Lender shall upon receipt of any notice pursuant to Section 3.3(b) make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars and in immediately available funds equal to its pro rata share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 3.3(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Borrower in that amount. If any Lender so notified shall fail to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s pro rata share of the amount of the drawing by no later than 1:00 p.m. on the Disbursement Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Disbursement Date to the date such Lender makes such payment, at a rate per annum equal to (i) the Federal Funds Rate in effect from time to time during the period commencing on the Disbursement Date and ending on the date three (3) Business Days thereafter, and (ii) thereafter, at the Base Rate as in effect from time to time. The Administrative Agent will promptly give notice of each Disbursement Date to each Revolving Lender, but failure of the Administrative Agent to give any such notice on the Disbursement Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 3.3; provided, however, that interest shall accrue, as provided in the immediately preceding sentence, on such Revolving Lender’s obligations not from the Disbursement Date, but instead from the date on which such Revolving Lender receives such notice from the Administrative Agent.

     (d) With respect to any unreimbursed drawing which is not converted into Revolving Loans consisting of Base Rate Loans because the applicable conditions precedent set forth in Section 5.3 cannot be satisfied, the Borrower shall be deemed to have obtained from the Issuing Lender a Letter of Credit Borrowing in the amount of such drawing, which Letter of Credit Borrowing shall be absolutely and unconditionally due and payable on demand by the Issuing Lender (together with interest) and shall bear interest at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin for Revolving Loans that are Base Rate Loans, plus, in the case of any Letter of Credit Borrowing outstanding after the Disbursement Date, 2% per annum, and each Lender’s payment to the Issuing Lender pursuant to Section 3.3(c) shall be deemed a payment in respect of its participation in such Letter of Credit Borrowing.
     (e) Each Revolving Lender’s obligation in accordance with this Agreement to make Revolving Loans or to fund its participation in Letter of Credit Borrowings, as contemplated by this Section 3.3, as a result of any drawing under a Letter of Credit shall be absolute, unconditional, irrevocable and without recourse to the Issuing Lender and shall not be affected by any circumstance, including: (i) any set off, counterclaim, defense or other right which such Revolving Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuation of any Default or any Materially Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     3.4. Repayment of Participation.
     (a) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Revolving Lender has paid the Administrative Agent for the account of the Issuing Lender for such Revolving Lender’s participation in the Letter of Credit pursuant to Section 3.3, or (ii) in payment of interest on amounts described in clause (i), the Administrative Agent will pay to each Revolving Lender, in the same funds as those received by the Administrative Agent for the account of the Issuing Lender, the amount of such Revolving Lender’s pro rata share of such funds, and the Issuing Lender shall receive the amount of the pro rata share of such funds of any Revolving Lender that did not so pay the Administrative Agent for the account of the Issuing Lender.
     (b) If the Administrative Agent or the Issuing Lender is required at any time to return to the Borrower, or to any trustee, receiver, liquidator, custodian or any other similar official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fees thereon, each Revolving Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or such Issuing Lender the amount of its pro rata share of any amounts so returned by the Administrative Agent or the Issuing Lender plus interest thereon, from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Administrative Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     3.5. Role of Issuing Lender.
     (a) Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.
     (b) Neither the Issuing Lender nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Revolving Lender or the Borrower for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit Related Document.
     (c) The Borrower hereby irrevocably assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. Neither the Issuing Lender nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 3.6; provided, however, that the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower shall prove were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Lender shall not be responsible for the validity or sufficiency of any Instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     3.6. Obligations Absolute. The Obligations of the Borrower under this Agreement and any Letter of Credit Related Document to reimburse the Issuing Lender for each drawing under each Letter of Credit, to repay each Letter of Credit Borrowing and to repay each drawing under a Letter of Credit converted into Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other Letter of Credit Related Document under all circumstances, including the following:
     (a) any lack of validity or enforceability of this Agreement or any Letter of Credit Related Document;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Related Documents;

     (c) the existence of any claim, set off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Letter of Credit Related Documents or any unrelated transactions;
     (d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
     (e) any payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit; or
     (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any guarantor.
     3.7. Cash Collateralization. Upon (a) the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request on any Letter of Credit, and such drawing has resulted in a Letter of Credit Borrowing hereunder, or (ii) if, as of the Maturity Date, any Letters of Credit shall for any reason remain outstanding and partially or wholly undrawn, or (b) the occurrence of any of the circumstances described in Section 2.7(a) requiring the Borrower to Cash Collateralize Letters of Credit, then the Borrower shall immediately Cash Collateralize the Letter of Credit Obligations in an amount equal to such Letter of Credit Obligations (or in the case of clause (b) above, the excess amount required pursuant to Section 2.7(a)), and such cash will be held as security for all Obligations of the Borrower to the Agents, the Issuing Lender and the Revolving Lenders hereunder in a separate cash collateral account to be established by the Administrative Agent, and, during the continuation of any Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, apply such amounts so held to the payment of such outstanding Obligations; provided, however, that on a date upon which no Letter of Credit Obligations remain outstanding, and so long as no Defaults are then continuing the Administrative Agent, at the request and expense of the Borrower, will duly release the cash held as cash collateral pursuant to this Section 3.7 and shall assign, transfer and deliver to the Borrower (without recourse and without any representation or warranty) such cash as is then being released and has not theretofore been applied or released pursuant to this Agreement.
     3.8. Letter of Credit Fees.
     (a) The Borrower shall pay to the Administrative Agent, for the ratable account of each Revolving Lender, letter of credit fees (“Letter of Credit Fees”) with respect to all Letters of Credit equal to (i) the Applicable Margin for Revolving Loans that are Eurodollar Loans, times (ii) the average daily Letter of Credit Obligations outstanding (determined as of the close of business on any date of determination), and such Letter of Credit Fees shall be due and payable in arrears on each Interest Payment Date for Base Rate Loans.
     (b) The Borrower shall pay directly to the Issuing Lender, for the Issuing Lender’s own account, Letter of Credit fronting fees for all Letters of Credit issued by the Issuing Lender equal to 0.125% per annum times the aggregate daily amount available to be drawn under all Letters of Credit from time to time outstanding (determined as of the close of business on any date of determination). Such Letter of Credit fronting fees shall be due and payable in arrears on each Interest Payment Date for Base Rate Loans.
     (c) The Borrower shall also pay directly to the Issuing Lender from time to time, on demand by the Issuing Lender and for its own account, such other reasonable issuance, presentation, payment, amendment, transfer and other processing fees, and other standard and reasonable charges, of the Issuing Lender relating to letters of credit as are in accordance with the Issuing Lender’s standard schedule for such fees and charges in effect from time to time.
ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY
     4.1. Taxes.
     (a) Payments Free of Taxes. Any and all payments by the Borrower to or on account of any of the Obligations hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, however, that, if the Borrower shall be required by any Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from any such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.1), the Administrative Agent, any Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
     (b) Payment of Other Taxes by the Principal Companies. Without limiting the provisions of paragraph (a) above, each of the Principal Companies shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
     (c) Indemnification by the Principal Companies. Each of the Principal Companies shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Principal Companies by any Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Lender or the Issuing Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by any of the Principal Companies to a Governmental Authority, such Principal Company shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the information return, if any, reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or the Parent Company, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, the Parent Company or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, the Parent Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower, the Parent Company or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if the Borrower or the Parent Company, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, the Parent Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, the Parent Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI;
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower or the Parent Company within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (B) duly completed copies of Internal Revenue Service Form W-8BEN; or

          (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Issuing Lender determines, in the exercise of its discretion made in good faith, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by any of the Principal Companies or with respect to which any of the Principal Companies has paid additional amounts pursuant to this Section 4.1, it shall pay to such Principal Company an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Principal Company under this Section 4.1 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket costs and expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Principal Company, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Principal Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing lender is required to repay such refund to such Governmental Authority. This paragraph (f) shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any of the Principal Companies or any other Person.
     4.2. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted and all amounts due under Section 4.5 in accordance with the terms thereof due to such conversion.
     4.3. Inability to Determine Rates. If the Required Lenders determine in connection with any request for any Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     4.4. Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender;
          (ii) subject any Lender or the Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
          (iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligations to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the

Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.4 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 4.4 shall not constitute a waiver of such Lender’s or the Issuing Lender’s rights to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section 4.4 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     4.5. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for any reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount notified by the Borrower, or any revocation by the Borrower of any notice of prepayment relating to any Eurodollar Loan; or
     (c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of any request by the Borrower pursuant to Section 12.17;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.5, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
     4.6. Mitigation Obligations.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender gives a notice pursuant to Section 4.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation from the Borrower pursuant to Section 4.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, the Borrower may replace such Lender upon the terms and subject to the conditions set forth in Section 12.17.
     4.7. Survival. All of the Obligations of each of the Principal Companies under this Article IV shall survive the termination in full of all of the Commitments and payment in full of all other Obligations hereunder.
ARTICLE V
CONDITIONS PRECEDENT
     5.1. Conditions to Making First Credit Extensions. The obligations of each of the Lenders and the Issuing Lender to make its first Credit Extensions hereunder on the Closing Date are subject to the fulfillment of each of the following conditions precedent prior to or simultaneously with the making of the first Credit Extensions on the Closing Date:
     5.1.1. Execution and Delivery of this Agreement and Notes. The Administrative Agent shall have received (a) counterparts of this Agreement, dated as of the Effective Date, duly executed and delivered by each of the Principal Companies, the Issuing Lender and the Lenders (or, in the case of any party from which an executed counterpart shall not have been received, the Administrative Agent shall have received in form reasonably satisfactory to it a facsimile or other written confirmation from such party of the execution and delivery of a counterpart hereof by such party), and (b) for the account of each Lender that has made a request therefor, such Lender’s Term B Note, Revolving Credit Note or (as the case may be) Delayed Draw Term Note, each dated as of the Effective Date, duly executed and delivered by the Borrower and containing appropriate insertions and conforming to the requirements of Section 2.2.
     5.1.2. Guaranty Agreement; Collateral Documents. The Administrative Agent shall have received counterparts of each of the Guaranty Agreement, the Pledge Agreement, the Security Agreement, the Intellectual Property Security Agreements and the Cash Collateral Agreement, each dated as of the Effective Date, each duly executed and delivered by each of the Credit Parties party thereto, together with:
     (a) copies of financing statements (Form UCC-1) in appropriate form for filing under the Uniform Commercial Code of each jurisdiction as may be necessary to perfect the security interests and Liens purported to be created by the Pledge Agreement, the Security Agreement and the Cash Collateral Agreement;
     (b) evidence that all other action necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests and Liens purported to be created by the Pledge Agreement, the Security Agreement, the Intellectual Property Security Agreements or the Cash Collateral Agreement have been properly taken by the Credit Parties.
Any other action, including the taking of possession of specific Collateral by the Collateral Agent, reasonably required by the Collateral Agent to create a perfected security interest and Lien in the Collateral described in the Collateral Documents shall have been properly taken in order to create such a perfected security interest and Lien.
     5.1.3. Other Loan Documents; etc. Each of the other Loan Documents shall have been duly and properly authorized, executed and delivered by the respective party or parties thereto and shall be in full force and effect. The Administrative Agent shall have received original counterparts of each Loan Document (other than the Notes) in numbers reasonably requested by it. Each such Loan Document shall, where applicable, be substantially in the form of an Exhibit attached hereto, and all of such other Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent. All exhibits, schedules or other attachments to any of the Collateral Documents or other Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent.
     5.1.4. Termination of Existing Credit Facilities; etc.
     (a) Concurrently with the making of the first Credit Extensions hereunder on the Closing Date, all of the commitments in respect of the Existing Credit Facilities shall be terminated, and all loans and notes with respect thereto shall be repaid in full, together with interest thereon, all letters of credit issued thereunder shall be terminated, and all other amounts (including premiums) owing pursuant to the Existing Credit Facilities shall have been repaid in full, and all Instruments in respect of the Existing Credit Facilities and all guarantees with respect thereto shall have been terminated (except as to indemnification provisions which may survive to the extent provided therein) and shall be of no further force and effect.
     (b) On the Closing Date and after giving effect to the Transactions completed on or prior to the Closing Date, the Parent Company, the Borrower and their Subsidiaries shall have no Indebtedness outstanding other than (i) the Loans, and (ii) the Existing Indebtedness identified in Section 6.10(a) of the Disclosure Schedule. On and as of the Closing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transactions contemplated hereby without any default or event of default existing thereunder or arising as a result of the Transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions reasonably satisfactory to the Administrative Agent).
     5.1.5. Financial Statements. The Parent Company shall have furnished to each of the Lenders: (a) the unaudited consolidated financial statements of the Parent Company and its Subsidiaries for the period ending September 30, 2006, which shall have been prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments); and (b) the financial projections identified in Section 6.8(b).
     5.1.6. Certificates of Insurance. The Administrative Agent shall have received certificates of insurance from the insurance brokers for the Principal Companies, or other evidence reasonably satisfactory to the Administrative Agent, dated as of a recent date, identifying insurers, types of insurance, insurance limits and policy terms, and otherwise describing all of the insurance required to be maintained by the Principal Companies and the Subsidiary Guarantors in accordance with the terms the Loan Documents, and certifying that the Administrative Agent has been named as additional insured or (as the case may be) loss payee under all of such insurance.
     5.1.7. Resolutions; etc. The Administrative Agent shall have received:
     (a) from each of the Credit Parties, a certificate, dated as of the Closing Date, of its secretary or any assistant secretary as to:
          (i) resolutions of its board of directors or (as the case may be) managers or general partners then in full force and effect authorizing the execution, delivery and performance of, in each case, to the extent such Credit Party is a party thereto, this Agreement and each of the other Loan Documents;
          (ii) the incumbency and signatures of the Authorized Officers of each such Credit Party authorized to act with respect to (in each case, to the extent such Credit Party is a party thereto) this Agreement and each of the other Loan Documents (upon which certificate each of the Issuing Lender and the Lenders may conclusively rely until the Administrative Agent shall have received a further certificate of such Credit Party canceling or amending such prior certificate, which further certificate shall be reasonably satisfactory to the Administrative Agent); and
          (iii) each Governing Document of such Credit Party; and

     (b) such other similar documents (certified as of a recent date) as the Administrative Agent may reasonably request with respect to any matter relevant to this Agreement, the other Loan Documents, the Ancillary Documents or the Transactions contemplated hereby.
Each of such documents shall be in form and substance reasonably satisfactory to the Administrative Agent.
     5.1.8. Certificates of Good Standing; etc. The Administrative Agent shall have received a good standing certificate as of a recent date for each Credit Party from the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party and each State or other jurisdiction where the failure of such Credit Party to be qualified to do business as a foreign corporation or other entity could reasonably be expected to have a Materially Adverse Effect.
     5.1.9. No Materially Adverse Effect; etc.
     (a) No events or developments shall have occurred since June 30, 2006 which, individually or in the aggregate, have had or could reasonably be expected to have a Materially Adverse Effect.
     (b) On or prior to the Closing Date, all necessary governmental and third party approvals and/or consents in connection with the Transactions completed or to be completed on or prior to the Closing Date and the other transactions contemplated by the Loan Documents and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes materially adverse conditions upon the consummation of such Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.
     5.1.10. Affiliate Transactions; etc.
     (a) Since June 30, 2006, no Credit Party shall have made any Restricted Payments or entered into, performed or completed any Affiliate Transactions, except the payments and transactions described in Section 6.11 to the Disclosure Schedule.
     (b) No Change of Control shall have occurred since June 30, 2006. Since June 30, 2006, neither of the Principal Companies nor any of their Subsidiaries shall have (i) merged or consolidated with any other Person, or (ii) sold, transferred or otherwise disposed of all or any substantial part of its Property otherwise than in the ordinary course of business.
     5.1.11. Maximum Consolidated Leverage Ratio; Ratings; etc. The ratio of (a) the Consolidated Total Debt of the Parent Company and its Subsidiaries as of the Closing Date, determined on a Pro Forma Basis after giving effect to all Indebtedness to be paid and all Indebtedness to be incurred on the Closing Date and all of the Indebtedness to be paid with the Net Cash Proceeds of the Pending Disposition, to (b) the Consolidated EBITDA of the Parent Company and its Subsidiaries for the period of twelve (12) consecutive fiscal months ended September 30, 2006, determined on a Pro Forma Basis after giving effect to the Pending Disposition, shall not be more than 7.35:1.00. The Administrative Agent shall have received from the Parent Company a written notice stating the Company Ratings and the Facilities Ratings received by the Parent Company from the Rating Agencies within the period of sixty (60) days ending on the Closing Date. The Administrative Agent shall have also received (with copies for each Lender) a duly executed and completed Closing Date Compliance Certificate, dated as of the Closing Date, in or substantially in the form of Exhibit K.
     5.1.12. Minimum Reserve Amount. The Administrative Agent shall have received from the Borrower as of the Closing Date a written notice stating the Minimum Reserve Amount as of the Closing Date. The Minimum Reserve Amount shall be determined by the Borrower on a pro forma basis after giving effect to (a) the Term B Loans to be made on the Closing Date, and (b) the use to be made by the Borrower on the Closing Date of proceeds of the Term B Loans to pay and satisfy outstanding obligations under Existing Credit Facilities and to pay transaction fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the implementation of the Transactions contemplated hereby. The Borrower shall have completed arrangements reasonably satisfactory to the Administrative Agent for the deposit in pledge by the Borrower in the Cash Collateral Account, out of the proceeds of the Term B Loans, of a cash sum equal to the Minimum Reserve Amount.
     5.1.13. Fees and Expenses. The Administrative Agent shall have received from the Borrower on the Effective Date payment in full of all of the Fees required to be paid on or prior to the Effective Date in accordance with Section 2.9 and (as the case may be) in accordance with Agent Fee Letter, and the Administrative Agent shall have received from the Borrower payment in full of all of its actual and reasonable out of pocket costs and expenses (including Attorney Costs) payable in accordance with Section 12.4 for which invoices shall have been submitted at least one (1) Business Day prior to the Effective Date.
     5.1.14. Legal Opinions of Counsel. The Administrative Agent shall have received legal opinions, dated the Closing Date, addressed to the Administrative Agent, from (a) special counsel to the Principal Companies, in or substantially in the form of Exhibit L, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (b) Latham & Watkins, special FCC counsel to the Principal Companies, in or substantially in the form of Exhibit M, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each Instrument or document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying such Lender’s objection thereto.
     5.2. Conditions Precedent to Each Delayed Draw Term Loan. The obligations of each Lender to honor any Borrowing Request for any Delayed Draw Term Loan to be made on a single Borrowing Date during the Delayed Draw Availability Period are subject further to the satisfaction of each of the following conditions precedent, each of which are in addition to the conditions precedent set forth in Section 5.1 and Section 5.3:

     (a) There shall have been delivered to the Administrative Agent true, correct and complete copies of each of the Pending Acquisition Documents, each as in effect on such Borrowing Date; all of the material terms and conditions of the Pending Acquisition Documents shall in all material respects be the same as and consistent with the terms and conditions contained in the form of such documents delivered to the Administrative Agent on or prior to the Closing Date; and no material provisions of any of the Pending Acquisition Documents shall have been modified or waived in any respect reasonably determined by the Administrative Agent to be material, in each case, without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).
     (b) Simultaneously with the making of the Delayed Draw Term Loans on such Borrowing Date, the Pending Acquisition shall be closed in all material respects in accordance with the Pending Acquisition Documents and Applicable Law, and all material conditions precedent to the closing of the Pending Acquisition, as set forth in the Pending Acquisition Documents, shall be satisfied (and not waived in any material respect, except with the prior consent of the Administrative Agent) to the reasonable satisfaction of the Administrative Agent.
     (c) The entire proceeds of the Delayed Draw Term Loans shall be used by the Borrower upon receipt thereof to provide Regent-Buffalo with the funds required by Regent-Buffalo to complete the Pending Acquisition and to pay the unpaid balance of the Pending Acquisition Purchase Price and to finance transaction fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection therewith.
     (d) The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents, consents or opinions relating to the foregoing as the Administrative Agent may reasonably require.
     5.3. All Credit Extensions. The obligations of each of the Lenders and the Issuing Lender to make each of its Credit Extensions hereunder (including its first Credit Extensions to be made on the Closing Date) shall also be subject to the satisfaction of each of the additional following conditions precedent set forth in this Section 5.3:
     5.3.1. Compliance with Warranties; No Default; etc. The representations and warranties of each of the Parent Company and the Borrower set forth in Article VI shall have been true and correct in all material respects on and as of each of the respective dates made; and, both immediately before and immediately after giving effect to each of such Credit Extensions: (a) such representations and warranties shall be true and correct in all material respects with the same full force and effect as if then made (except for any such representation or warranty that relates solely to a prior date); and (b) no Default shall have occurred and then be continuing.
     5.3.2. Borrowing Request; Interest Election Request. In the case of any Borrowing Request for any Loan, the Administrative Agent shall have received a Borrowing Request in compliance with Section 2.3 or an Interest Election Request, as the case may be, for such Credit Extension. The delivery of such Borrowing Request or such Interest Election Request shall constitute a representation and warranty by each of the Parent Company and the Borrower that, on and as of the requested date of such Credit Extension, and both immediately before and immediately after giving effect to such Credit Extension, all representations and warranties required by Section 5.3.1 are true and correct.
     5.3.3. Legality of Transactions. It shall not be unlawful (a) for the Administrative Agent, the Issuing Lender or any Lender to perform any of its obligations under any of the Loan Documents, or (b) for any Credit Party to pay or perform any of its Obligations under any of the Loan Documents.
     5.3.4. Satisfactory Legal Form; etc. All Instruments and other documents executed and delivered or submitted pursuant hereto by or on behalf of any of the Credit Parties shall be reasonably satisfactory in form and substance to the Administrative Agent and its special counsel; the Administrative Agent and its special counsel shall have received all such information, and such counterpart originals or such certified or other copies of all such other materials, as the Administrative Agent or its special counsel shall have reasonably requested; and all legal matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to the Administrative Agent and its special counsel.
     5.3.5. Minimum Availability Under Revolving Commitments. With respect to any Borrowing Request for any Revolving Loans to be made or any request with respect to any Letters of Credit to be issued or amended prior to the Pending Acquisition Final Determination Date, after giving effect to the making of the Revolving Loans or (as the case may be) the issue or amendment of the Letters of Credit that are the subject of such request, the Aggregate Revolving Commitment shall exceed the Total Revolver Utilization by at least $20,000,000.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Each of the Principal Companies, jointly and severally, represents and warrants to each of the Lenders, the Issuing Lender and the Administrative Agent as set forth below in this Article VI:
     6.1. Corporate Existence and Power; etc. Each of the Principal Companies and the Subsidiary Guarantors:
     (a) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, and is in good standing under the laws of the jurisdiction of its organization, except, in any particular case, as otherwise disclosed in Section 6.1 of the Disclosure Schedule;
     (b) has the power and authority, and the legal right, to own or hold under lease its Property, conduct its business and execute, deliver and perform its Obligations under each of the Loan Documents to which it is or is to become a party as contemplated hereby;
     (c) is duly qualified to do business as a foreign entity, and is licensed and in good standing, under the Applicable Laws of each jurisdiction where its ownership, lease or operation of Property or the nature or conduct of its business requires such qualification or license, except

(in each case) where the failure so to be qualified or licensed has not had and could not reasonably be expected to have a Materially Adverse Effect; and
     (d) is in all material respects in compliance with all Applicable Laws, except (in each case) to the extent that the failure to comply therewith has not had and could not reasonably be expected to have a Materially Adverse Effect.
     6.2. Corporate Authorization; etc. The execution, delivery and performance by each of the Principal Companies and the Subsidiary Guarantors of each of the Loan Documents to which it is or is to become a party as contemplated hereby, and, in the case of the Borrower, to make the Borrowings contemplated hereby, have been duly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, and do not and will not:
     (a) contravene in any material respect any of the terms or other provisions of any of the Governing Documents of any such Person;
     (b) conflict in any material respect with or result in any material breach or contravention of, or the creation of any Liens under, any Instrument or other document creating, governing or evidencing any material Contractual Obligation to which such Person is a party or by which such Person or any of its Property is bound or any order, injunction, writ or decree of any Governmental Authority to which such Person or any of its Property is subject; or
     (c) violate any Applicable Law in any material respect.
     6.3. Governmental Authorization. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except filings necessary to perfect the Liens granted pursuant to the Collateral Documents, except filings required under Federal securities laws, and except such other filings as will have been obtained or made on or prior to the Closing Date), or exemption by, any Governmental Authority, or any subdivision thereof, is required to authorize, or is required in connection with, (a) the execution, delivery or performance of any Loan Document, or (b) the legality, validity, binding effect or enforceability of any Loan Document, except where the failure to so obtain or make could not reasonably be expected to have a Materially Adverse Effect; provided, however, that: (i) subsequent to the date of execution of the Loan Documents, copies of certain of the Loan Documents are required to be filed with the FCC; (ii) the Parent Company and its Subsidiaries will be required from time to time to obtain certain authorizations of, or to make certain filings with, the FCC that are required in connection with the ordinary course of business of the Parent Company and its Subsidiaries; (iii) under the Communications Act and the FCC rules, FCC approval is required prior to the transfer of control of the Parent Company, the Borrower or any of their Subsidiaries or the assignment of any of the FCC Authorizations or prior to the exercise of any voting rights or management authority over the Parent Company, the Borrower or any of their respective Subsidiaries; and (iv) prior to the exercise of certain rights or remedies under the Collateral Documents by the Administrative Agent or the Lenders, or their respective successors and assigns, FCC consents and notifications with respect to such exercise may be required to be timely obtained or made.

     6.4. Binding Effect. Each of the Principal Companies has duly executed and delivered this Agreement, the Guaranty Agreement, the Security Agreement, the Pledge Agreement and each of the other Loan Documents required to be executed and delivered by such Principal Company in accordance with the terms hereof. Each of the Parent Company’s Subsidiaries (other than Inactive Subsidiaries of the Parent Company) will, by the Closing Date, have duly executed and delivered the Guaranty Agreement, the Security Agreement, the Pledge Agreement and each of the other Loan Documents required to be executed and delivered by it in accordance with the terms hereof. Each of the Loan Documents to which the Parent Company, the Borrower or any of the Subsidiary Guarantors is a party constitutes, and each of the other Loan Documents upon execution and delivery thereof by any Credit Party, will constitute, the legal, valid and binding Obligations of each Credit Party thereto, enforceable against each such Credit Party in accordance with its terms, except (in each case) as enforceability may be limited by applicable bankruptcy, insolvency or other similar Applicable Laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability.
     6.5. Collateral Documents. The provisions of the Collateral Documents will, from and after the execution and delivery thereof by each Credit Party thereto, be effective to create in favor of the Collateral Agent, for the benefit of each of the Secured Parties, legal, valid and enforceable security interests in and Liens upon the Property of such Credit Party constituting Collateral described therein and in the proceeds thereof. The representations and warranties made by each of the Credit Parties in the Collateral Documents, including representations and warranties relating to the perfection of security interests in and Liens upon the Collateral described therein and representations and warranties relating to the priority of such security interests and Liens, will, from the date on which such representations and warranties are made, be true and correct in all material respects with the same full force and effect as if set forth in full herein.
     6.6. No Default. No Default is continuing, and no Default will result from the making of any Credit Extensions to the Borrower. None of the Principal Companies or any of their Subsidiaries is in default under or with respect to any Contractual Obligations in any respect which, individually or together with all such defaults, has had or could reasonably be expected to have a Materially Adverse Effect.
     6.7. Use of Proceeds; Margin Regulations. The proceeds of each of the Credit Extensions are intended to be and shall be used (a) solely for the purposes set forth in and permitted by Section 7.10, and (b) in compliance with Section 8.16.
     6.8. Financial Statements; etc.
     (a) All balance sheets, statements of operations and other financial data which have been or shall from time to time hereafter be furnished by the Principal Companies or any of their Subsidiaries to any of the Administrative Agent or Lenders for the purposes of or in connection with this Agreement or any of the transactions contemplated hereby do and will present fairly, in all material respects, the financial condition of the Persons involved as of the dates thereof and the results of their operations for the periods covered thereby.

     (b) The projected consolidated statements of operations and of cash flows of the Parent Company and its Subsidiaries for each of Fiscal Years 2006 through 2013, all of which have been delivered to each of the Lenders and the Administrative Agent prior to the date of this Agreement, have been prepared on the basis of the reasonable assumptions accompanying them and reflect, as of the date of preparation, the good faith estimates made on a reasonable basis by the Parent Company and the Borrower of the performance of the Parent Company and its Subsidiaries for the periods covered thereby based on such assumptions. Nothing in this paragraph (b) shall be deemed a representation or assurance that such projections will, in fact, be achieved.
     6.9. Materially Adverse Effect.
     (a) For purposes of the Credit Extensions to be made on the Closing Date, no events or developments have occurred since June 30, 2006 which, individually or in the aggregate, have had or could reasonably be expected to have any Materially Adverse Effect.
     (b) For purposes of each Credit Extension requested to be made after the Closing Date, no events or developments have occurred since the Closing Date which, individually or in the aggregate, have had or could reasonably be expected to have any Materially Adverse Effect.
     6.10. Existing Indebtedness, Liens and Investments; etc.
     (a) The Indebtedness of each of the Parent Company and its Subsidiaries as of the Closing Date (after giving effect to the Transactions completed on or prior to the Closing Date) is identified in Section 6.10(a) of the Disclosure Schedule (all of the Indebtedness so described (other than Indebtedness under the Loan Documents) being herein called, collectively, the “Existing Indebtedness”). With respect to each item of Existing Indebtedness identified in Section 6.10(a) of the Disclosure Schedule, the outstanding principal amount of which is $5,000,000 or more on or as of the Closing Date, the Parent Company has delivered or otherwise made available to the Administrative Agent a true and complete copy of each Instrument evidencing such Existing Indebtedness or pursuant to which such Existing Indebtedness was issued or secured (including each amendment, consent, waiver or other Instrument executed and/or delivered in respect thereof), as the same is in effect on or as of the Closing Date. Except as otherwise disclosed in Section 6.10(a) of the Disclosure Schedule, neither the Parent Company nor any of its Subsidiaries is in default in the payment of any Existing Indebtedness, which payments, in the aggregate, exceed $1,000,000, or in default or breach, in any material respect, in the performance of any other material obligation under any Instrument evidencing or governing any Existing Indebtedness (in an aggregate amount exceeding $5,000,000) or pursuant to which any such Existing Indebtedness (in an aggregate amount exceeding $5,000,000) was issued or secured.
     (b) Section 6.10(b) of the Disclosure Schedule identifies all of the Liens upon Property of the Parent Company or of any of its Subsidiaries that secure Existing Indebtedness of the Parent Company or of any of its Subsidiaries and that are in existence on or as of the Closing Date and either (i) are known to the Parent Company or to any of its Subsidiaries on or as of the Closing Date, or (ii) are of record on and as of the Closing Date.

     (c) Section 6.10(c) of the Disclosure Schedule also identifies each Investment of the Parent Company or the Borrower or of any of their Subsidiaries that is owned or held or is outstanding or in effect on or as of the Closing Date, other than insubstantial and immaterial Investments and other than Investments of the kind described in any of clauses (b) through (e) or in clause (g) of the definition of the term “Permitted Investments”.
     6.11. Transactions with Affiliates. Section 6.11 of the Disclosure Schedule identifies (a) all (if any) Indebtedness of the Parent Company, the Borrower or any of their Subsidiaries to any Affiliate of the Borrower on or as of the Closing Date, material Contractual Obligations of the Borrower or of any of their Subsidiaries to any Affiliate of the Borrower on or as of the Closing Date, and Investments in the Parent Company, the Borrower or any of their Subsidiaries owned, held or controlled by any Affiliate of the Borrower on or as of the Closing Date, and (b) all (if any) Indebtedness of any Affiliate of the Borrower to the Parent Company or to any of its Subsidiaries on or as of the Closing Date, material Contractual Obligations of any Affiliate of the Borrower to the Parent Company or to any of its Subsidiaries on or as of the Closing Date, and Investments in any Affiliate of the Borrower owned, held or controlled by the Parent Company or by any of its Subsidiaries on or as of the Closing Date.
     6.12. Corporate Structure; etc.
     (a) Section 6.12(a) of the Disclosure Schedule identifies, as of the Effective Date, each Subsidiary of the Parent Company and of the Borrower, each Subsidiary Guarantor and each Inactive Subsidiary. Section 6.12(a) of the Disclosure Schedule identifies, with respect to each of the Principal Companies and its Subsidiaries identified in Section 6.12(a) of the Disclosure Schedule, as of the Effective Date, (i) the State or other jurisdiction of organization of each such Person, (ii) the number of authorized and outstanding shares of each class of all Equity Interests of each such Person, and (iii) with respect to each Subsidiary of the Parent Company or the Borrower, (A) each Person which owns or controls (whether legally or beneficially) any of the Equity Interests of each such Subsidiary, and (B) the number of shares or units of each class or kind of Equity Interests so owned or controlled by each such Person.
     (b) Except as set forth in Section 6.12(b) of the Disclosure Schedule, the Parent Company engages in no business activities and has no significant assets or Property (other than Equity Interests in the Borrower, RBM and Permitted Investments) or liabilities (other than its Guaranty provided in the Guaranty Agreement, its obligations in respect of certain of the Existing Indebtedness and such other liabilities as are otherwise permitted or contemplated by this Agreement).
     6.13. Title to Properties. Each of the Parent Company, the Borrower and their Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its businesses. None of such Real Property is subject to any Liens, except for Permitted Liens, other Liens permitted by Section 8.3, and such defects in title as, individually or in the aggregate, have not had and could not reasonably be expected to have a Materially Adverse Effect.
     6.14. Intellectual Property Rights; etc. Each of the Parent Company, the Borrower and their Subsidiaries owns (or is licensed to use) and possesses all trademarks, trademark rights,

tradenames, tradename rights, servicemarks, servicemark rights, copyrights, patents and patent rights necessary or used in the ordinary conduct of its businesses without any infringement upon any rights of any other Persons, except for such infringements as, individually or in the aggregate, have not had and could not reasonably be expected to have a Materially Adverse Affect.
     6.15. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Principal Companies, threatened at law, in equity, in arbitration or before any Governmental Authority, against the Parent Company, the Borrower, any of their Subsidiaries or any of their Properties which:
     (a) purport to affect or pertain to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby; or
     (b) have had or could reasonably be expected to have a Materially Adverse Effect.
No injunction, writ, temporary restraining order or any other order of any nature has been issued by any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Loan Documents, or directing that any transaction provided for herein or therein not be consummated as herein provided.
     6.16. Compliance with Applicable Law; etc. All transactions contemplated by this Agreement and the other Loan Documents comply in all material respects with (a) Regulations T, U and X of the FRB, and (b) all other Applicable Law, except where any failure to comply, in the case of this clause (b), has not had and could not reasonably be expected to have a Materially Adverse Effect.
     6.17. Governmental Regulation. None of the Principal Companies or any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     6.18. Taxes. None of the Principal Companies or any of their Subsidiaries is delinquent in the filing of any Federal or other tax returns and reports required to be filed by it and each such Person has paid the Tax thereon shown to be due, and has paid all other material Taxes, fees or other charges levied or imposed upon it or its Properties or income, except (in each case) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the best knowledge of the Principal Companies or any of their Subsidiaries, no claim is being asserted by any Governmental Authority with respect to any Tax, fee or other charge, and there is no proposed tax assessment, against the Parent Company, the Borrower or any of their Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have a Materially Adverse Effect.
     6.19. ERISA. No ERISA Event has occurred or is reasonably expected to occur with respect to the Parent Company or any of its Subsidiaries that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has resulted or could reasonably be expected to result in a Materially Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of

Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of the Parent Company reflecting such amounts, exceed the fair market value of the assets of such Plan by a material amount, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of the Parent Company reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by a material amount.
     6.20. Environmental Liabilities. None of the Principal Companies or any of their Subsidiaries (a) has failed to comply in any material respect with any Environmental Laws or to obtain, maintain or comply in any material respect with any material permit, license or other approval required under any Environmental Laws, or (b) has become subject to, has received written notice of, or knows of any basis for, any Environmental Liability which, individually or together with all other Environmental Liabilities, has had or could reasonably be expected to have a Materially Adverse Effect.
     6.21. Labor Controversies. There are no labor controversies pending or, to the knowledge of the Principal Companies, threatened against the Parent Company, the Borrower or any of their Subsidiaries which, individually or in the aggregate, have had or could reasonably be expected to have a Materially Adverse Affect.
     6.22. FCC Authorizations. The Parent Company and its Subsidiaries hold such validly issued FCC main station and associated auxiliary, translator and booster licenses and authorizations (collectively, the “FCC Authorizations”), as are necessary to operate the Radio Stations as they are currently operated, each of which is in full force and effect. The FCC main station licenses for Radio Stations held or to be held on and as of the Closing Date by the Parent Company, the Borrower or any of their Subsidiaries (collectively, the “Main Station Licenses”) are listed in Section 6.22(a) of the Disclosure Schedule, each of which Main Station Licenses has the expiration date indicated in Section 6.22(a) of the Disclosure Schedule. Each Radio Station is operated by the Borrower or its Subsidiaries in all material respects (i) in accordance with the material terms and conditions of the FCC Authorizations applicable to it, and (ii) in accordance with the rules and regulations of the FCC and the Communications Act of 1934, as amended (the “Communications Act”). Except as otherwise described in Section 6.22(b) of the Disclosure Schedule, no proceedings are pending or, to the knowledge of the Parent Company or the Borrower, threatened which may reasonably be expected to result in the revocation, modification, non-renewal or suspension of any of the Main Station Licenses, the denial of any pending applications, the issuance of any cease and desist orders or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to the Radio Stations or their operation, other than proceedings affecting the radio broadcasting industry in general. Except as otherwise described in Section 6.22(c) of the Disclosure Schedule, neither the Parent Company nor the Borrower has knowledge of any matters (A) which could reasonably be expected to result in the suspension or revocation of or the refusal to renew any of the Main Station Licenses or the imposition of any material fines or forfeitures by the FCC upon any Credit Party, or (B) which could reasonably be expected to result in the modification or revocation of any Radio Stations’ authorization to operate as currently authorized under the rules and regulations of the FCC.

     6.23. Pending Acquisition Documents; etc.
     (a) The representations and warranties of Regent-Buffalo set forth in the Pending Acquisition Documents were or (as the case may be) will be true and correct in all material respects on and as of the respective dates made or to be made, and such representations and warranties will be true and correct in all material respects on and as of the Closing Date.
     (b) As of the Closing Date, there is no pending or, to the knowledge of the Principal Companies, threatened litigation or governmental investigation or proceeding against any of the Principal Companies or Regent-Buffalo or to which any of the Properties of any thereof is subject which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Pending Acquisition.
     (c) Each of the Pending Acquisition Documents is in full force and effect, and no material default on the part of the Parent Company, the Borrower or Regent-Buffalo or (to the knowledge of the Parent Company or the Borrower) any other Person bound by any of the Pending Acquisition Documents, and no material breach by the Parent Company, the Borrower or Regent-Buffalo or (to the knowledge of the Parent Company or the Borrower) by any such other Person in the performance or observance of any of its material agreements or obligations thereunder, is continuing. None of the Principal Companies nor Regent-Buffalo nor (to the knowledge of any of the Principal Companies) any other Person bound by any of the Documents has, on account of the occurrence of any material default thereunder, exercised or attempted to exercise any rights of termination, cancellation or rescission thereunder; and, to the knowledge of any of the Principal Companies, no material default or other similar condition is continuing which permits any of the Principal Companies or any other Person bound by any of the Pending Acquisition Documents to exercise any rights of termination, cancellation or rescission thereunder.
     (d) Section 6.23 of the Disclosure Schedule identifies each material amendment, consent, waiver or other similar Instrument executed and/or delivered under or pursuant to any of the material Pending Acquisition Documents during the period commencing on September 1, 2006 and ending on the Closing Date. The Borrower has delivered or otherwise made available to the Administrative Agent a true and complete copy of each such material amendment, consent, waiver or other similar Instrument so identified in Section 6.23 of the Disclosure Schedule.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Each of the Principal Companies, jointly and severally, agrees with each of the Lenders, the Issuing Lender and the Administrative Agent and warrants that, from and after the date of this Agreement and until all of the Commitments, the Letter of Credit Commitment and the Letters of Credit shall have terminated and all of the Obligations shall have been paid and performed in full, each of the Principal Companies will, and will cause each of the Subsidiary Guarantors to:

     7.1. Financial Information; etc. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent, with sufficient copies for each Lender:
     (a) as soon as available, but not later than 90 days after the end of each Fiscal Year: (i) a copy of the audited consolidated balance sheet of the Parent Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the opinion of the Independent Public Accountant, which opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board and shall state that such consolidated financial statements present fairly, in all material respects, the financial position and the results of operations for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes agreed upon by the Parent Company and such auditors which are disclosed and described in such statements). Such opinion shall be issued by the Independent Public Accountant without Impermissible Qualification; and (ii) copies of consolidating balance sheets as at the end of such Fiscal Year, and related consolidating statements of operations for such Fiscal Year of the Parent Company and its Subsidiaries (with comparable information as at the end of and for the previous Fiscal Year) certified as to fairness of presentation by the chief financial officer of the Parent Company;
     (b) as soon as available, but not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year: (i) a copy of the unaudited consolidated balance sheet of the Parent Company and its consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of operations, stockholders’ equity and cash flows for such quarter and for the portion of the Fiscal Year then ended, and certified by the chief financial officer of the Parent Company as being complete and correct in all material respects and fairly presenting in all material respects, in accordance with GAAP (except for the absence of footnotes and subject to normal year end adjustments), the financial position and the results of operations of the Parent Company and its consolidated Subsidiaries; and (ii) copies of consolidating balance sheets as at the end of such Fiscal Quarter, and related consolidating statements of operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended of the Parent Company and its Subsidiaries (with comparable information as at the end of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year) certified as to fairness of presentation by the chief financial officer of the Parent Company; and
     (c) not later than January 31 of each Fiscal Year of the Parent Company, a copy of the annual business plan and budget for such Fiscal Year for the Parent Company and its Subsidiaries on a market-by-market basis, including, in each case, budgeted results for each Fiscal Quarter and for the Fiscal Year as a whole, in each case, on a market-by-market basis, together with an explanation of any differences between the sum of the individual budgets and the consolidated totals, and upon the delivery of any financial statements relating to any period included in such budget, a summary comparing the actual financial performance of the Parent Company and its Subsidiaries during such period to that provided for in such budget.

     7.2. Compliance Certificates; Other Information. Furnish to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent, with sufficient copies for each Lender:
     (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b), a Compliance Certificate properly completed in compliance with the terms hereof and duly executed by an Authorized Officer of each Principal Company;
     (b) promptly after the same are first sent, true and complete copies of all financial statements and other reports which the Parent Company shall send to its shareholders; and, promptly after the same are first filed, copies of all financial statements and regular, periodic or special reports which the Parent Company shall make to, or file with, the SEC; and
     (c) promptly, such additional business, financial and other information with respect to the Parent Company, the Borrower or any of their Subsidiaries as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date: (i) on which the Parent Company posts such documents, or provides a link thereto on the Parent Company’s website on the Internet at the website address listed on Schedule 12.2; or (ii) on which such documents are posted on the Parent Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that: (A) the Principal Companies shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Principal Companies to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Principal Companies shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Principal Companies shall be required to provide paper copies of the Compliance Certificates required by Section 7.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Principal Companies with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each of the Principal Companies hereby acknowledges that (1) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Principal Companies hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Company or its securities) (each, a “Public Lender”). Each of the Principal Companies hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Principal Companies shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.6); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC”.
     7.3. Notices. Upon any Authorized Officer of the Parent Company or the Borrower first obtaining knowledge thereof, give written notice (accompanied by a reasonably detailed written explanation with respect thereto) promptly to the Administrative Agent of:
     (a) the occurrence of any Default;
     (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Parent Company or the Borrower to the Administrative Agent which has been instituted or, to the best knowledge of the Principal Companies, has been threatened against the Parent Company, the Borrower or any of their Subsidiaries or to which any of their Properties is subject and (i) which has had or could reasonably be expected to have a Materially Adverse Effect, or (ii) which seeks to enjoin, limit or restrict the performance by any of the Credit Parties of any of its Obligations under, or challenges the validity, binding effect or enforceability of, this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby;
     (c) any development which shall have occurred in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Principal Companies to the Administrative Agent and which has had or could reasonably be expected to have a Materially Adverse Effect;
     (d) any of the following events affecting the Parent Company, the Borrower or any ERISA Affiliate: (i) any ERISA Event; or (ii) if any of the representations and warranties in Section 6.19 shall cease to be true and correct in any material respect; or
     (e) the occurrence of any Change of Control.
     7.4. Maintenance of Corporate Existence; etc. Cause to be done at all times all things necessary to maintain and preserve its separate existence as a corporation, limited liability company or partnership, as the case may be, except, in each case, as and to the extent otherwise expressly permitted by Section 8.5.
     7.5. Foreign Qualification; etc. Cause to be done at all times all things necessary to maintain and preserve its material rights and franchises and to be duly qualified to do business and to be in good standing as a foreign corporation or (as the case may be) foreign limited liability company, foreign partnership or other foreign entity in each jurisdiction where the nature of such business makes such qualification necessary and where the failure so to maintain and preserve its material rights and franchises or so to qualify will have or could reasonably be expected to have a Materially Adverse Effect.
     7.6. Payment of Taxes; etc. Pay and discharge, as the same become due and payable or before the same become delinquent, as the case may be, all material federal, state and local Taxes against or on any of its income, profits or Property, as well as all material claims of any kind, which, if unpaid, might become a Lien upon any of its Properties, and pay (before they become delinquent) all other material obligations and liabilities; provided, however, that the foregoing shall not require the Parent Company, the Borrower or any of their Subsidiaries to pay or discharge any such Tax, Lien, obligation or liability (a) so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, or (b) if the failure to make such payment or to effect such discharge will not have and could not reasonably be expected to have a Materially Adverse Effect.
     7.7. Maintenance of Property; Insurance. Keep all of its material tangible Property, systems and facilities that are useful and necessary in its business in such condition as is sufficient for the operation of its business in the ordinary course, ordinary wear and tear and obsolescence excepted, and maintain with financially sound and reputable insurance companies insurance on all of its Property in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or similar businesses.
     7.8. Compliance with Laws; etc.
     (a) Obtain all such material approvals and take all such other action with respect to any Governmental Authority (including the FCC) as shall from time to time be required for the execution, delivery or performance by the Parent Company or the Borrower or by any of the Subsidiary Guarantors of this Agreement or any of the other Loan Documents, and duly perform and comply in all material respects with all of the material terms and conditions of all approvals so obtained.
     (b) Comply in all material respects with all Applicable Laws, including, without limitation, all Environmental Laws, the Communications Act, all rules and regulations promulgated by the FCC and all FCC Authorizations, except, in each case, where the failure so to comply will not have and could not reasonably be expected to have a Materially Adverse Effect and could not reasonably be expected to result in the loss, cancellation, rescission, termination or revocation of any material FCC Authorization granted to the Parent Company, the Borrower or any of their Subsidiaries. The Principal Companies shall from time to time make all (if any) necessary filings with the FCC in connection with the execution, delivery and performance of the Loan Documents or the transactions contemplated thereby, including, without limitation, the applicable FCC filings identified and described in Section 6.3 of this Agreement.
     7.9. Books and Records. Keep proper books and records reflecting all of its material business affairs and transactions in accordance with GAAP and Applicable Law, and permit the Administrative Agent or any of its representatives, and each of the Lenders and their representatives, upon reasonable notice at reasonable times and intervals during ordinary business hours, to visit and inspect any of its offices and Properties, discuss financial matters relating to the Parent Company, the Borrower or any of their Subsidiaries with any of their officers and the Independent Public Accountant (and each of the Principal Companies hereby irrevocably authorizes the Independent Public Accountant to discuss financial matters pertaining to the Principal Companies with the Administrative Agent or any of the Administrative Agent’s representatives), and examine and make abstracts or photocopies from any of its books or other corporate records. Except as otherwise provided by the last sentence of this Section 7.9, all costs and expenses incurred by the Administrative Agent or any of its representatives or by the Lenders or their representatives shall be for the account of the Person incurring such cost or expense unless any Event of Default shall be continuing, in which event all of such reasonable costs and expenses shall be for the account of the Parent Company and the Borrower. The Administrative Agent shall have the right to perform a collateral audit at the offices and at the business and Property locations of each of the Parent Company, the Borrower and the Subsidiary Guarantors once during each Fiscal Year so long as no Events of Default shall be continuing, and, if any Events of Default shall be continuing, at such additional time or times during each Fiscal Year as the Administrative Agent shall in its sole discretion determine to be necessary or appropriate. All of the reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the conduct of such collateral audits shall be for the account of the Parent Company and the Borrower; provided, however, that the Parent Company and the Borrower shall not be responsible for the costs and expenses of more than one (1) such collateral audit per Fiscal Year conducted by the Administrative Agent while no Events of Default are continuing.
     7.10. Use of Proceeds. (a) Use the entire proceeds of the Term B Loans: (i) to pay in part the Pending Acquisition Purchase Price; (ii) to pay and satisfy outstanding obligations under the Existing Credit Facilities; (iii) to pay fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Pending Acquisition and the Transactions contemplated hereby; and (iv) to fund the Cash Collateral Account with a cash sum equal to the Minimum Reserve Amount, all as provided by Section 7.14.
     (b) Use the entire proceeds of the Delayed Draw Term Loans: (i) to pay in part the Pending Acquisition Purchase Price; and (ii) to pay fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Pending Acquisition and the Transactions contemplated hereby.
     (c) Use the entire proceeds of the Revolving Loans: (i) to pay in part the Pending Acquisition Purchase Price; (ii) to pay and satisfy outstanding obligations under the Existing Credit Facilities; (iii) to finance Permitted Acquisitions and the repurchase of Permitted Equity Interests of the Parent Company and to pay fees, costs and expenses incurred in connection therewith, in all cases, if and to the extent permitted hereunder; and (iv) for working capital and general corporate requirements of the Borrower and its Subsidiaries, including Capital Expenditures.
     7.11. Interest Rate Protection. Enter into within 180 days after the Closing Date, and maintain in effect for a period of not less than two (2) consecutive years thereafter, one or more Swap Contracts providing interest rate protection reasonably satisfactory to the Administrative Agent with respect to an aggregate notional amount of principal that shall at no time during such two (2) year period be less than fifty percent (50%) of the aggregate principal amount of all of the Term B Loans from time to time outstanding. Each of the Swap Contracts entered into by the Borrower from time to time pursuant to this Section 7.11 shall contain terms and conditions reasonably satisfactory to the Administrative Agent.
     7.12. Identification of Subsidiaries; Provision of Collateral.
     (a) If and whenever any direct or indirect Subsidiary of the Parent Company or the Borrower (other than any Inactive Subsidiary) shall be created, formed or acquired by the Parent Company or the Borrower or by any of their Subsidiaries at any time after the date hereof, and if and whenever any Inactive Subsidiary shall cease to be an Inactive Subsidiary:
          (i) furnish promptly to the Administrative Agent a written notice identifying such Subsidiary and setting forth with respect to such Subsidiary the information required by Section 6.12 with respect to the Subsidiaries of the Parent Company or the Borrower as of the Closing Date; and
          (ii) promptly comply with, and cause such Subsidiary to comply with, the applicable terms of paragraph (b).
     (b) Promptly after the consummation of any Acquisition or the creation, formation or acquisition of any new Subsidiary of the Parent Company or the Borrower (other than any Inactive Subsidiary), and promptly after any Inactive Subsidiary shall cease to be an Inactive Subsidiary:
          (i) in the case of any acquisition of Equity Interests of any such Subsidiary by the Parent Company or the Borrower or by any of their Subsidiaries, whether in connection with the creation, formation or acquisition of a Subsidiary or otherwise: (A) comply with the terms of the Collateral Documents applicable to the creation and perfection of security interests in such Equity Interests; (B) cause such Subsidiary to execute and deliver to the Administrative Agent joinder agreements in form and substance reasonably satisfactory to the Administrative Agent upon the terms of which such Subsidiary shall become a party to and bound by each of the Guaranty Agreement and the Collateral Documents, the effect of which shall be that, as of the date set forth in such joinder agreements, such Subsidiary shall become a party to each such Instrument and be bound by the terms thereof; and (C) cause such Subsidiary to comply with the terms of the Collateral Documents applicable to the creation and perfection of security interests in Property of such Subsidiary;
          (ii) in the case of any Acquisition of tangible or intangible personal Property by the Parent Company, the Borrower or any of their Subsidiaries, cause the Persons acquiring such Property to comply with the terms of the Collateral Documents applicable to the creation and perfection of security interests in the Property so acquired; and
          (iii) in each such case, provide to the Administrative Agent all such other documentation, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, Governing Documents, and resolutions, as the Administrative Agent shall reasonably deem necessary or advisable in connection with such Acquisition of Property or the creation, formation or acquisition of such Subsidiary.
     (c) Each of the Principal Companies understands and agrees that time is of the essence of the covenants of each of the Principal Companies under paragraphs (a) and (b) of this Section 7.12, and, accordingly, each of the Principal Companies covenants that it will, and will cause its Subsidiaries to, comply in all material respects with each reasonable request or requirement of the Administrative Agent made pursuant to such paragraphs of this Section 7.12, each such request or requirement to be complied with promptly but, in any event, within sixty (60) days after the date on which the Parent Company or the Borrower shall have first received from the Administrative Agent written notice of such request or requirement.
     7.13. Information Regarding Pending Acquisition; etc.
     (a) Furnish to the Administrative Agent such reasonably detailed information pertaining to the Pending Acquisition and the Pending Acquisition Documents as the Administrative Agent may from time to time reasonably request.
     (b) Promptly (and in any event within five (5) Business Days) after any Authorized Officer of any of the Principal Companies shall obtain knowledge of any thereof, give written notice (accompanied by a reasonably detailed explanation with respect thereto) to the Administrative Agent of:
          (i) the termination, cancellation or rescission of any of the material Pending Acquisition Documents;
          (ii) any material amendment, consent, waiver or other similar Instrument executed and/or delivered after the Closing Date under or pursuant to any of the material Pending Acquisition Documents and any other material change (whether written or oral) after the Closing Date in any of the material terms or conditions of any of the material Pending Acquisition Documents;
          (iii) the occurrence of any material default under any of the material Pending Acquisition Documents by any Person or Persons party thereto;
          (iv) the delivery by or on behalf of the Pending Acquisition Seller to any of the Credit Parties of any notice of noncompliance, default or breach, or any notice of termination or cancellation, with respect to any of the material Pending Acquisition Documents; or
          (v) the delivery by or on behalf of Regent-Buffalo or any of the Credit Parties of any notice of noncompliance, default or breach, or any notice of termination or cancellation, with respect to any of the material Pending Acquisition Documents.

Each notice to the Administrative Agent pursuant to this clause (b) shall be accompanied by true and complete copies of all relevant notices, amendments, consents, waivers or other Instruments.
     (c) If (i) the Pending Acquisition Closing takes place and Regent-Buffalo acquires the Pending Acquisition Assets on the Pending Acquisition Final Determination Date, and (ii) no Material Event of Default is continuing on that date, then the Administrative Agent shall, on that date, release from the pledge of the Cash Collateral Account all of the Cash Collateral then held by the Administrative Agent, and the Borrower and Regent-Buffalo shall apply the entire proceeds of such Cash Collateral towards payment in part of the Pending Acquisition Purchase Price and payment of fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Pending Acquisition and the Transactions contemplated hereby.
     (d) If the Pending Acquisition Closing does not take place and Regent-Buffalo does not acquire the Pending Acquisition Assets on or prior to the Pending Acquisition Determination Date, then the Administrative Agent shall, on Pending Acquisition Final Determination Date, release from the pledge of the Cash Collateral Account all of the Cash Collateral then held by the Administrative Agent, and the Administrative Agent shall immediately apply the entire proceeds of such Cash collateral towards payment of the Outstanding Amount on such date of the Term B Loans.
     7.14. Minimum Reserve Amount.
     (a) On the Closing Date, the Borrower shall pay to the Administrative Agent, for deposit in pledge in the Cash Collateral Account upon the terms contained in the Cash Collateral Agreement, a cash sum equal to the Minimum Reserve Amount. Interest shall accrue on the Cash Collateral Balance in accordance with investment arrangements from time to time agreed to by the Borrower and the Administrative Agent.
     (b) If no Material Events of Default are then continuing, the Administrative Agent shall, on the last day of each calendar quarter, remit to the Borrower in accordance with the Borrower’s instructions all of the unpaid interest accrued on the Cash Collateral Balance.
     (c) If (i) the Pending Acquisition Closing takes place and Regent-Buffalo acquires the Pending Acquisition Assets on the Pending Acquisition Final Determination Date, and (ii) no Material Event of Default is continuing on that date, then the Administrative Agent shall, on that date, release from the pledge of the Cash Collateral Account all of the Cash Collateral then held by the Administrative Agent, and the Borrower and Regent-Buffalo shall apply the entire proceeds of such Cash Collateral towards payment in part of the Pending Acquisition Purchase Price and payment of fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Pending Acquisition and the Transactions contemplated hereby.
     (d) If the Pending Acquisition Closing does not take place and Regent-Buffalo does not acquire the Pending Acquisition Assets on or prior to the Pending Acquisition Final Determination Date, then the Administrative Agent shall, on Pending Acquisition Final Determination Date, release from the pledge of the Cash Collateral Account all of the Cash Collateral then held by the Administrative Agent, and the Administrative Agent shall immediately apply the entire proceeds of such Cash Collateral towards payment of the Outstanding Amount on such date of the Term B Loans, as provided by Section 2.7(f).
     (e) So long as any Material Event of Default shall be continuing, the Administrative Agent shall at the request of, or may with the consent of, Term B Lenders holding more than 50% of the Outstanding Amount of the Term B Loans, take the following action:
     (i) immediately apply the Cash Collateral then held in the Cash Collateral Account towards payment of the Outstanding Amount of the Term B Loans; or
     (ii) continue to hold the Cash Collateral upon the terms contained in the Cash Collateral Agreement until the Administrative Agent shall receive further direction from Term B Lenders holding more than 50% of the then Outstanding Amount of the Term B Loans; and
     (iii) apply the Cash Collateral then held in the Cash Collateral Account in accordance with directions received by the Administrative Agent, pursuant to clause (ii) of this paragraph (e), from Term B Lenders holding more than 50% of the then Outstanding Amount of the Term B Loans.
     (f) Upon the occurrence of any Event of Default of the kind described in Section 9.1.6 or Section 9.1.7, the entire proceeds of the Cash Collateral in the Cash Collateral Account shall additionally become applicable towards payment on the then Outstanding Amount of the Term B Loans.
     7.15. Further Assurances. Make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent or (as the case may be) the Collateral Agent from time to time all such other schedules, confirmatory assignments, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or Instruments and take all such further steps relating to this Agreement or any of the other Loan Documents or (as the case may be) relating to any of the Collateral covered by any of the Collateral Documents as the Administrative Agent or the Collateral Agent may from time to time reasonably request in order to effect the purposes of this Agreement, the Collateral Documents and the other Loan Documents.
ARTICLE VIII
NEGATIVE COVENANTS
     Each of the Principal Companies, jointly and severally, agrees and covenants with each of the Lenders, the Issuing Lender and the Administrative Agent and warrants that, from and after the date of this Agreement and until all of the Commitments, the Letter of Credit Commitment and Letters of Credit shall have terminated and all of the Obligations shall have been paid and performed in full, neither of the Principal Companies will, and neither of the Principal Companies will cause or permit any of the Subsidiary Guarantors to:

     8.1. Limitations on Lines of Business. At any time undertake, conduct or transact, directly or indirectly, any businesses except businesses which are primarily in the Lines of Business.
     8.2. Indebtedness. Incur or permit to exist, or otherwise assume or become or be liable in respect of or be responsible for, any Indebtedness; except:
     (a) Indebtedness of the Parent Company, the Borrower or any of their Subsidiaries under any of the Loan Documents or in respect of any of the Credit Extensions or any of the other Obligations;
     (b) Permitted Indebtedness;
     (c) Indebtedness of the Parent Company, the Borrower or RBM consisting of dividends or other distributions on or with respect to its Equity Interests declared but yet not paid, but only if and to the extent that such dividends or other distributions are, at the time of declaration, expressly permitted by Section 8.7;
     (d) Indebtedness of any of the Subsidiary Guarantors to the Borrower or to any of the other Subsidiary Guarantors;
     (e) Indebtedness of the Borrower to any of the Subsidiary Guarantors;
     (f) Indebtedness of the Borrower or of any of the Subsidiary Guarantors to the Parent Company; provided, however, that: (i) such Indebtedness shall be evidenced and governed by a promissory note or other Instrument, satisfactory in form and substance to the Administrative Agent, which shall be pledged to the Collateral Agent pursuant to and upon the terms contained in the Collateral Documents; (ii) none of the Borrower, RBM or any of their Subsidiaries shall at any time be obligated or otherwise required to make any Restricted Payments of or on account of any such Indebtedness; and (iii) no part of such Indebtedness shall be secured by any security interests or Liens on any Property of the Borrower, RBM or any of their Subsidiaries;
     (g) Swap Contracts entered into by the Borrower pursuant to Section 7.11;
     (h) Indebtedness (including Capital Lease Obligations) created or incurred by the Borrower or any of the Subsidiary Guarantors from time to time after the date hereof in connection with the acquisition, lease, construction or improvement by such Person from time to time after the date hereof and in the ordinary course of business of Property used or to be used in the ordinary course of the business of the Borrower or any of its Subsidiaries; provided, however, that (i) any Liens on such Property securing any such Indebtedness of any such Person constitute Liens permitted by clause (c) of Section 8.3; and (ii) in the case of Indebtedness described in this clause (h), the aggregate amount of all of such Indebtedness of the Borrower or any of the Subsidiary Guarantors (determined on a consolidated basis) shall not at any time exceed the lesser of (A) $10,000,000, or (B) the amount otherwise permitted by the last sentence of this Section 8.2; and
     (i) other Indebtedness of the Parent Company, the Borrower or any of the Subsidiary Guarantors not otherwise permitted by any of the other clauses of this Section 8.2; provided,

however, that the aggregate amount of all of such other Indebtedness of the Parent Company, the Borrower and the Subsidiary Guarantors (determined on a consolidated basis) incurred pursuant to this clause (i) shall not at any time exceed the lesser of (A) $10,000,000, or (B) the amount otherwise permitted by the last sentence of this Section 8.2.
The provisions of clause (h) and clause (i) of this Section 8.2 and the provisions of the definition of the term “Permitted Acquisition Debt” are subject to the additional limitations that the Principal Companies shall not, and shall not cause or permit any of the Subsidiary Guarantors to, incur or permit to exist, or otherwise assume or become or be liable in respect of, or be responsible for, any Indebtedness of the kind described in clause (h) or clause (i) of this Section 8.2 or any Permitted Acquisition Debt if and to the extent that the aggregate amount of all of such Indebtedness of the Parent Company, the Borrower and the Subsidiary Guarantors (determined on a consolidated basis) shall at any time exceed $20,000,000.
     8.3. Liens. Create, incur or assume, or permit to exist, any Liens upon any of its Property (including any Equity Interests of any of its Subsidiaries), whether now owned or hereafter created, arising or acquired; except:
     (a) Liens created by any of the Collateral Documents or other Loan Documents and securing the payment or performance of any of the Credit Extensions or any of the other Obligations;
     (b) Permitted Liens;
     (c) Liens created or incurred by the Borrower or any of the Subsidiary Guarantors from time to time after the date hereof to secure the payment of the cost of Property acquired, leased, constructed or improved by such Person from time to time after the date hereof and in the ordinary course of business, and which Liens are created or incurred substantially contemporaneously with or within 360 days after the acquisition, lease, construction or improvement of the Property subject thereto (all Liens of the type described in this clause (c) being hereinafter called “Purchase Money Liens”); provided, however, that:
          (i) any Property subject to any such Purchase Money Lien created or incurred by any such Person shall be used in the ordinary course of business of the Borrower or any of its Subsidiaries; and
          (ii) no such Purchase Money Lien on any such Property shall extend to or cover any other Property, except, as and to the extent usual and customary in such financing arrangements, other Property constituting additions, attachments, accessions and accessories thereto and replacements and substitutions therefor and other Property related to any of the foregoing, and all proceeds of any thereof, and including all proceeds of insurance thereon;
provided, further, however, that, in the case of the Liens described in this clause (c) the aggregate amount of all of the Indebtedness (including Capital Lease Obligations) from time to time secured by any of such Liens (determined on a consolidated basis) shall at no time exceed the amounts permitted by clause (h) of Section 8.2; and

     (d) other Liens; provided, however, that, in the case of the Liens described in this clause (d) of Section 8.3, the aggregate amount of all of the Indebtedness (including Capital Lease Obligations) of the Borrower and the Subsidiary Guarantors (determined on a consolidated basis) from time to time secured by any of such Liens shall not at any time exceed the amount permitted by clause (i) of Section 8.2.
     8.4. Financial Covenants.
     (a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter ending during or on the last day of any period identified below to exceed the ratio set forth opposite such period below:

Period	Ratio
Closing Date through 03/31/07	7.75:1.00
04/01/07 through 09/30/07	7.50:1.00
10/01/07 through 03/31/08	7.25:1.00
04/01/08 through 09/30/08	7.00:1.00
10/01/08 through 03/31/09	6.75:1.00
04/01/09 through 09/30/09	6.50:1.00
10/01/09 through 09/30/10	6.00:1.00
10/01/10 through 09/30/11	5.50:1.00
10/01/11 and thereafter	4.50:1.00
     (b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter ending during or on the last day of any period identified below to be less than the ratio set forth opposite such period below:

Period	Ratio
Closing Date through 09/30/08	1.50:1.00
10/01/08 through 09/30/09	1.75:1.00
10/01/09 and thereafter	2.00:1.00
     (c) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter ending during or on the last day of any period identified below to be less than the ratio set forth opposite such period identified below:

Period	Ratio
Closing Date through the Maturity Date	1.10:1.00
     8.5. Consolidations, Mergers, Sales; etc. Wind up, liquidate or dissolve, or consolidate or amalgamate with or merge into or with any other Person, or engage in any Sale of all or any part of its Property (whether in one transaction or in a series of related transactions); except:

     (a) any Subsidiary Guarantor may merge with or into, or may be dissolved or liquidated into the Borrower, so long as (i) the Borrower is the surviving Person of any such merger, dissolution or liquidation, and (ii) the security interests granted to the Collateral Agent pursuant to the Collateral Documents in the Property of such Subsidiary Guarantor shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
     (b) any Subsidiary Guarantor may merge with or into, or may be dissolved or liquidated into, any other Subsidiary Guarantor, so long as (i) a Subsidiary Guarantor is the surviving Person of any such merger, dissolution or liquidation and, immediately after giving effect thereto, the Borrower continues to own the same percentage of all of the Equity Interests of the surviving Subsidiary Guarantor as the percentage owned by the Borrower immediately prior to completion of such merger, dissolution or liquidation, and (ii) the security interests granted to the Collateral Agent pursuant to the Collateral Documents in the Property of such Subsidiary Guarantor shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
     (c) any Subsidiary Guarantor may merge with or into another Person in connection with the completion of an Acquisition of such Person permitted by Section 8.6 so long as the security interests granted to the Collateral Agent pursuant to the Collateral Documents in the Property of such Subsidiary Guarantor shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger);
     (d) any Permitted Dispositions;
     (e) Asset Sales by the Parent Company, the Borrower or any of the Subsidiary Guarantors, in a single transaction or in a series of related transactions, for an Amount not exceeding $5,000,000 in the aggregate; provided, however, that: (i) the aggregate Amount received by the Parent Company, the Borrower or any of their Subsidiaries for all of such Sales pursuant to this clause (e) (determined on a consolidated basis) during any Fiscal Year shall not exceed $10,000,000; (ii) after giving effect on a Pro Forma Basis to each such Asset Sale, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the then most recent Covenant Determination Date; and (iii) both immediately before and immediately after giving effect to any such Acquisition, no Defaults shall then be continuing or shall result therefrom; and
     (f) Asset Sales; provided, however, that (i) the portion of the Consolidated Adjusted EBITDA attributable to all of the Properties of the Parent Company, the Borrower or any of their Subsidiaries (including Equity Interests of Subsidiaries) sold pursuant to this clause (f) (A) in any Fiscal Year, shall not exceed 15% of Consolidated Adjusted EBITDA, as determined on a Pro Forma Basis for the Measurement Period as of the then most recent Covenant Determination Date after giving effect to all of such Sales in such Fiscal Year, and (B) during the period from the Effective Date through the Maturity Date, shall not exceed 30% of Consolidated Adjusted EBITDA, as determined on a Pro Forma Basis for the Measurement Period as of the then most recent Covenant Determination Date after giving effect to all of such Sales in such period, (ii) if the aggregate Amount of any such Asset Sale shall exceed $10,000,000, then at least five (5) Business Days prior to completion of any such Sale, the Principal Companies shall have delivered to the Administrative Agent a Compliance Certificate duly executed by an Authorized Officer of each Principal Company, which certificate shall contain (A) financial information, reasonably satisfactory to the Administrative Agent, showing that after giving effect on a Pro Forma Basis to such Asset Sale, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the then most recent Covenant Determination Date, and (B) a statement that no Default is then continuing or will be continuing immediately after giving effect to such Asset Sale, and (iii) both immediately before and immediately after giving effect thereto, no Defaults shall then be continuing or shall result therefrom.
     For purposes of calculating the Consolidated Adjusted EBITDA attributable to all of the Properties of the Parent Company, the Borrower or any of their Subsidiaries sold pursuant to paragraph (f) during any particular period, there shall be deducted from (or otherwise netted against) the Consolidated Adjusted EBITDA attributable to the Properties so sold during such period, all of the Consolidated Adjusted EBITDA attributable to all of the Properties acquired by the Parent Company, the Borrower or any of their Subsidiaries in all Radio Swap Transactions completed during the same period.
     8.6. Investments and Acquisitions. Make, incur or assume, or permit to exist, or make any offer or commitment to make, or enter into any agreement to make, any Investments in any other Person or any Acquisitions; except:
     (a) Permitted Investments;
     (b) Investments by any Subsidiary Guarantor in the Borrower or in any other Subsidiary Guarantor;
     (c) subject always to the restrictions and limitations contained in Section 8.2(f), Investments (including capital contributions) by the Parent Company in the Borrower or any Subsidiary Guarantor, and Investments by the Borrower in any Subsidiary Guarantor;
     (d) Permitted Acquisitions;
     (e) Acquisitions (including Acquisitions of Equity Interests) by the Borrower or any of the Subsidiary Guarantors, in a single transaction or in a series of related transactions, for an Amount (exclusive of consideration paid in the form of Permitted Equity Interests of the Parent Company) not exceeding $5,000,000 in the aggregate for any such single transaction or series of related transactions; provided, however, that: (i) the aggregate Amount paid (exclusive of consideration paid in the form of Permitted Equity Interests of the Parent Company, and exclusive of the consideration paid in the Pending Acquisition) by the Parent Company or the Borrower or by any of their Subsidiaries for all of such Acquisitions pursuant to this clause (e) (determined on a consolidated basis) during any Fiscal Year shall not exceed $5,000,000; and (ii) both immediately before and immediately after giving effect to any such Acquisition, no Defaults shall then be continuing or shall result therefrom; and
     (f) any Acquisition by the Borrower or by any of its Subsidiaries, if not less than eighty-five percent (85%) of the aggregate Fair Market Value of the Amount payable for any such Acquisition is in the form of Permitted Equity Interests of the Parent Company; provided, however, that (i) at least five (5) Business Days prior to completion of any such Acquisition, the

Principal Companies shall have delivered to the Administrative Agent (A) true and complete copies of all Acquisition Documentation relating to such Acquisition, and (B) a Compliance Certificate duly executed by an Authorized Officer of each Principal Company, which certificate shall contain (1) financial information, reasonably satisfactory to the Administrative Agent, showing that, after giving effect on a Pro Forma Basis to such Acquisition, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the then most recent Covenant Determination Date, and (2) a statement that no Default is then continuing or will be continuing immediately after giving effect to such Acquisition, and (ii) both immediately before and immediately after giving effect to any such Acquisition, no Defaults shall then be continuing or shall result therefrom.
     8.7. Restricted Payments. Make, extend or enter into any offer or commitment to make, or enter into any agreement to make, any Restricted Payments; except:
     (a) the declaration and payment by the Parent Company of dividends or other distributions on its Equity Interests in the form of Permitted Equity Interests of the Parent Company;
     (b) the declaration and payment by the Borrower of dividends or other distributions on its Equity Interests in the form of Permitted Equity Interests of the Borrower, and the declaration and payment by RBM of dividends or other distributions on its Equity Interests in the form of Permitted Equity Interests of RBM;
     (c) Restricted Payments in the form of cash dividends declared or paid by the Borrower or by RBM on its Equity Interests:
          (i) for the purpose of paying, so long as all of the proceeds thereof are promptly used by the Parent Company to pay, its operating expenses incurred in the ordinary course of its business and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and other similar expenses);
          (ii) for the purpose of paying, so long as all of the proceeds thereof are promptly used by the Parent Company to pay, Taxes payable by the Parent Company; and
          (iii) for the purpose of making, so long as all of the proceeds thereof are promptly used by the Parent Company to make, payments by the Parent Company on account of the redemption, repurchase or other acquisition for value of the Permitted Equity Interests of the Parent Company, but only if and to the extent that such payments by the Parent Company are, when made, permitted by clause (d) of this Section 8.7;
provided, however, that at the time of the declaration of any such cash dividends the proceeds of which are to be used for any of the purposes identified in clause (i), (ii), or (iii), no Defaults shall be continuing or shall result therefrom;
     (d) cash payments by the Parent Company on account of the redemption, repurchase or other acquisition for value of the Permitted Equity Interests of the Parent Company; provided, however, that: (i) the aggregate amount of all of the cash payments so made by the Parent Company during the period from the Effective Date through the Maturity Date shall not exceed

$50,000,000; (ii) the Consolidated Leverage Ratio as of the then most recent Covenant Determination Date, as determined on a Pro Forma Basis after giving effect to any such cash payments and any related increases in Consolidated Total Debt, shall not exceed 6.00:1.00; and (iii) both immediately before and after giving effect to any of such cash payments, no Defaults shall then be continuing or shall result therefrom;
     (e) cash payments by the Parent Company, the Borrower or any of the Subsidiary Guarantors to any then present or former director, manager, officer or employee of the Parent Company, the Borrower or any of the Subsidiary Guarantors in connection with the repurchase of Equity Interests of the Parent Company from any such Person made in the ordinary course of business and on terms and conditions that are in all material respects consistent with the Parent Company’s usual and customary business practices; provided, however, that: (i) the aggregate amount of all of such cash payments made in any Fiscal Year shall not exceed $2,500,000; (ii) after giving effect on a Pro Forma Basis to any such cash payments, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the then most recent Covenant Determination Date; and (iii) both immediately before and immediately after giving effect to any such cash payments, no Defaults shall then be continuing or shall result therefrom;
     (f) the declaration and payment by any Subsidiary of the Borrower of dividends and other distributions on the Equity Interests of such Subsidiary; and
     (g) payments, not otherwise permitted by any of the other clauses of this Section 8.7 and not otherwise prohibited by any of the other covenants in this Article VIII or by any of the other provisions contained in this Agreement, by the Borrower or any of its Subsidiaries to any Affiliates of the Borrower, but, in each case, only to the extent expressly permitted by Section 8.10.
     8.8. Limitations on Swap Contracts. Enter into or cause or permit to exist or become effective any Swap Contracts, other than (a) Swap Contracts entered into in the ordinary course of business of the Parent Company, the Borrower or any of the Subsidiary Guarantors to hedge or mitigate risks to which any such Person shall from time to time be exposed in the conduct of its business or the management of its liabilities, and (b) Swap Contracts entered into in order to effectively exchange interest rates (from floating to fixed rates or otherwise) with respect to any interest-bearing liability of any such Person.
     8.9. Limitations on Restrictive Agreements.
     (a) Enter into or cause or permit to exist or become effective any Instrument which prohibits or limits the ability of the Parent Company, the Borrower or any of their Subsidiaries to create, incur, assume or permit to exist any Liens in favor of the Administrative Agent or the Collateral Agent in connection with this Agreement or the Collateral Documents upon any of its Property or revenues, whether now owned or from time to time hereafter created, arising or acquired, except for (i) this Agreement and the other Loan Documents, and (ii) any agreements governing any Purchase Money Liens (as defined in Section 8.3(c) or Capital Lease Obligations otherwise permitted hereby, in which case, any such prohibition or limitation shall only be permitted hereunder to the extent it affects the Property financed thereby).

     (b) Enter into or cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Company or the Borrower to (i) make any dividends or other distributions in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Parent Company, the Borrower or any of their Subsidiaries, (ii) make Investments in the Parent Company, the Borrower or any of their Subsidiaries, or (iii) transfer any of its Property to the Parent Company, the Borrower or any of their Subsidiaries, except for any such encumbrances or restrictions existing under or by reason of: (A) any restrictions under the Loan Documents; (B) any restrictions with respect to any Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into in connection with the Sale of all or substantially all of the Equity Interests or Property of such Subsidiary; (C) any restrictions with respect to any Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into in connection with any joint venture involving such Subsidiary, provided that any such restrictions, together with all other similar restrictions applicable to Subsidiaries of the Borrower, shall not have, and could not reasonably be expected to have, any Materially Adverse Effect; and (D) any restrictions on the ability of the Borrower or any of its Subsidiaries to transfer any such Property imposed by the provisions of the documentation pursuant to which there shall have been created a Lien on such Property expressly permitted by Section 8.3.
     8.10. Transactions with Affiliates. Enter into, engage in or perform any Affiliate Transaction or any transaction or series of related transactions (whether or not in the ordinary course of business) with any Affiliate (other than the Borrower and the Subsidiary Guarantors) of the Parent Company, make any offer or commitment to do so, or enter into any agreement to do so; except:
     (a) Restricted Payments by the Parent Company or by the Borrower, if and only to the extent expressly permitted by Section 8.7;
     (b) loans or advances to any director, manager, officer or employee of the Parent Company, the Borrower or any of the Subsidiary Guarantors made in the ordinary course of business and on terms and conditions that are in all material respects consistent with the Parent Company’s or the Borrower’s usual and customary business practices; provided, however, that the aggregate principal amount of all of such loans or advances from time to time outstanding shall not exceed $500,000 at any time;
     (c) customary fees, indemnification and reimbursement of expenses paid by the Parent Company to its directors, and executive compensation paid by the Parent Company to its executive officers and other senior management;
     (d) Investments by the Parent Company if and to the extent permitted by Section 8.2 or by Section 8.6, and Permitted Investments of the kind described in paragraph (f) of the definition of the term “Permitted Investments”;
     (e) each of the Affiliate Transactions described in Section 6.11 of the Disclosure Schedule;

     (f) any other Affiliate Transaction not otherwise permitted by any of the other provisions of this Section 8.10; provided, however, that (i) such Affiliate Transaction is not otherwise expressly prohibited by the terms of this Agreement or any of the other Loan Documents; (ii) such Affiliate Transaction is made or undertaken strictly in the ordinary course of business by the Borrower or by any of its Subsidiaries and on terms and conditions that are in all material respects consistent with the Borrower’s usual and customary business practices; (iii) the terms of such Affiliate Transaction, taken as a whole, are no less favorable to the Borrower or to any of its Subsidiaries than would be the case if such Affiliate Transaction had been entered into on an arm’s length basis with a Person that is not an Affiliate of the Borrower; and (iv) both immediately before and immediately after giving effect thereto, no Defaults shall then be continuing or shall result therefrom; and
     (g) any other transaction between the Parent Company, on the one hand, and one or more of its Affiliates (other than the Borrower and the Subsidiary Guarantors), on the other hand, not otherwise permitted by any of the other provisions of this Section 8.10; provided, however, that (i) such transaction is not otherwise prohibited by the terms of this Agreement or any of the other Loan Documents; (ii) such transaction is made or undertaken strictly in the ordinary course of business by the Parent Company and on terms and conditions that are in all material respects consistent with the Parent Company’s usual and customary business practices; (iii) the terms of such transaction, taken as a whole, are no less favorable to the Parent Company than would be the case if such transaction had been entered into on an arm’s length basis by the Parent Company with a Person that is not an Affiliate of the Parent Company; and (iv) at the time of the completion of such transaction, and immediately after giving effect thereto, no Default shall occur or be continuing.
     8.11. Sale of Capital Stock; etc. Issue, sell, transfer or otherwise dispose of any Equity Interests of the Parent Company, the Borrower or any of their Subsidiaries; except:
     (a) the pledge from time to time, in accordance with the terms of this Agreement and the Collateral Documents, of Equity Interests now owned or from time to time hereafter acquired by the Parent Company, the Borrower or any of their Subsidiaries;
     (b) the issuance and Sale by the Parent Company or by any of its Subsidiaries of Permitted Equity Interests of the Parent Company as consideration in, or in connection with the formation of any acquisition vehicle to be used in, any Acquisition permitted by Section 8.6;
     (c) the issuance and Sale by any Subsidiary of the Borrower of any of its Permitted Equity Interests in connection with the implementation of any Asset Sale then permitted pursuant to Section 8.5(e);
     (d) any issuance and Sale by the Parent Company of its Permitted Equity Interests; provided, however, that any such issuance and Sale shall be permitted by this clause (d) only if no Event of Default under Section 9.1.10 shall result therefrom; and
     (e) the issuance by the Parent Company of Permitted Equity Interests pursuant to the exercise of options, warrants, and other convertible securities.

     8.12. Change of Control. Enter into or undertake any transaction, arrangement or agreement (whether a consolidation, merger, issue or Sale of Equity Interests or other Securities, reorganization, voting agreement or otherwise) that will result or could reasonably be expected to result in an Event of Default under Section 9.1.10.
     8.13. Limitations on Optional Payments; etc. Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Permitted Acquisition Debt or any other Indebtedness governed or otherwise evidenced by any Ancillary Documents, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms governing the payment, prepayment, repurchase or redemption of any Permitted Acquisition Debt or any other Indebtedness governed or otherwise evidenced by any Ancillary Documents (other than any such amendment, modification, waiver or other change which would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Parent Company or any of its Subsidiaries).
     8.14. Modification of other Ancillary Documents; etc. Consent to or enter into or permit any material amendment, supplement or other modification of any of the Governing Documents of the Parent Company or any of its Subsidiaries or any of the other Ancillary Documents, if such amendment, supplement or modification (a) shall have, or (as the case may be) could reasonably be expected to have, any Materially Adverse Effect, or (b) shall include any term, covenant or other provision, or shall otherwise effect any change, that conflicts with or otherwise contravenes any of the terms, covenants or other provisions of this Agreement or any of the other Loan Documents. The covenant of each of the Principal Companies in Section 8.13 is separate from and in addition to the covenant in this Section 8.14.
     8.15. Maintenance of Separateness. Fail at any time to satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings and the maintenance of corporate records, or take any action or conduct its affairs in any manner which is likely to result in the corporate existence of the Parent Company being ignored, or in the assets and liabilities of the Borrower or of any of its Subsidiaries being substantively consolidated with those of the Parent Company in any Insolvency Proceeding.
     8.16. Use of Credits; Compliance with Margin Regulations. Use all or any portion of the proceeds of any of the Loans, other Credit Extensions or Letters of Credit, directly or indirectly, to purchase or carry Margin Stock other than in compliance with Regulations T, U and X of the FRB. At no time shall the value of the Margin Stock owned by the Parent Company, the Borrower and their Subsidiaries (as determined in accordance with Regulation U of the Federal Reserve Board) exceed 25% of the aggregate value (as determined in accordance with Section 221.2(g)(2) of Regulation U of the FRB) of all of the Property of the Parent Company, the Borrower and their Subsidiaries.

ARTICLE IX
EVENTS OF DEFAULT
     9.1. Events of Default. The term “Event of Default” shall mean any of the following events set forth in this Section 9.1 occurring or existing at any time on or after the Effective Date:
     9.1.1. Non Payment of Obligations. The Parent Company, the Borrower or any of the Subsidiary Guarantors shall default:
     (a) in the payment or prepayment when due under this Agreement or the Notes of any principal of any of the Loans, Letter of Credit Obligations or other Obligations, and any such default shall continue unremedied for a period of more than one (1) Business Day;
     (b) in the payment or prepayment when due under this Agreement, the Notes or any of the other Loan Documents of (i) any interest on any of the Loans, Letter of Credit Obligations or other Obligations, or (ii) any Fees payable under this Agreement or any of the other Loan Documents, and any such default under subclause (i) or (ii) of this clause (b) shall continue unremedied for a period of more than five (5) Business Days; or
     (c) in the payment when due under this Agreement or any of the other Loan Documents of any other sum (other than any sum referred to in clause (a) or (b)), and any such default shall continue unremedied for a period of more than seven (7) Business Days.
     9.1.2. Non Performance of Certain Obligations. The Parent Company or the Borrower shall default in the due performance or observance of any of its Obligations under any of the following Sections: Section 7.3(a), Section 7.12 or Article VIII (including Sections 8.1 through 8.16, inclusive).
     9.1.3. Non Performance of Other Obligations. The Parent Company, the Borrower or any of the Subsidiary Guarantors shall default in the due performance or observance of any of its Obligations under any of the Loan Documents (other than any of the Obligations specified in Section 9.1.1 or 9.1.2), and any such default shall continue unremedied for more than thirty (30) days after written notice thereof shall have been given to the Parent Company or the Borrower by the Administrative Agent.
     9.1.4. Breach of Representation or Warranty. Any material representation or warranty by the Parent Company or the Borrower or by any of the Subsidiary Guarantors at any time made or deemed to be made in any Loan Document, or which is contained in any certificate, document or financial or other statement furnished by or on behalf of the Parent Company, the Borrower or any of the Subsidiary Guarantors at any time pursuant to any of the Loan Documents or in connection with any of the Credit Extensions, shall prove to have been untrue or incorrect in any material respect on or as of the date made or deemed made.
     9.1.5. Cross Default. The Parent Company, the Borrower or any of the Subsidiary Guarantors (a) shall fail to make any payment (whether of principal, interest or any other sum, and regardless of amount) when due under or with respect to any Material Indebtedness (whether such payment is due by reason of scheduled maturity, required prepayment, acceleration, demand, or otherwise), and any such failure shall continue after the applicable grace or notice period, if any, specified in the Instrument relating thereto on the date of such failure; or (b) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any Instrument relating to any Material Indebtedness, and (i) such failure shall continue after the applicable grace or notice period, if any, specified in the Instrument relating thereto on the date of such failure, and (ii) the effect of such failure, event or condition shall be to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Material Indebtedness to be declared to be due and payable prior to its stated maturity.
     9.1.6. Insolvency; Voluntary Proceedings. The Parent Company, the Borrower or any of the Subsidiary Guarantors: (a) shall commence any Insolvency Proceeding with respect to itself or any of its Subsidiaries that is a Subsidiary Guarantor; or (b) shall take any action to effectuate or authorize any of the foregoing.
     9.1.7. Involuntary Proceedings. (a) Any involuntary Insolvency Proceeding shall be commenced or filed against the Parent Company, the Borrower or any of the Subsidiary Guarantors, or any writ, judgment, warrant of attachment, execution or other similar process shall be issued or levied against any substantial part of the Properties of the Parent Company, the Borrower or any of the Subsidiary Guarantors, and any such Insolvency Proceeding shall not be dismissed, or any such writ, judgment, warrant of attachment, execution or other similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing, issuance or levy; (b) the Parent Company, the Borrower or any of the Subsidiary Guarantors shall admit the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or any similar order under non U.S. law) shall be ordered in any Insolvency Proceeding; or (c) the Parent Company, the Borrower or any of the Subsidiary Guarantors shall acquiesce in the appointment of any receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or any other similar Person for itself or for any substantial portion of its Property or business.
     9.1.8. ERISA. Any ERISA Event shall occur which, when taken together with all other ERISA Events that shall have occurred, shall result or, in the opinion of the Administrative Agent, could reasonably be expected to result in a Materially Adverse Effect.
     9.1.9. Judgments. One or more judgments, orders or decrees shall be entered against the Parent Company, the Borrower or any of the Subsidiary Guarantors involving in the aggregate liabilities as to any single or related series of transactions, incidents or conditions of $5,000,000 or more, and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of more than sixty (60) consecutive days after the entry thereof.
     9.1.10. Change of Control. Any Change of Control shall occur.
     9.1.11. Guaranty Agreement. Except as otherwise provided or permitted by or pursuant to the terms of this Agreement or the Guaranty Agreement, the Guaranty Agreement or any material provision thereof shall for any reason cease to be in full force and effect or valid and binding on and enforceable against any Credit Party, or any Credit Party shall so state in writing to the Administrative Agent or any Lender, or any Credit Party shall bring an action to limit its Obligations or liabilities thereunder.
     9.1.12. Collateral Documents. Otherwise (in any case) than in accordance with the terms of this Agreement or any of the other Loan Documents, any Collateral Documents or any material provisions of any of the Collateral Documents shall cease to be in full force and effect or shall cease to create valid security interests in and Liens upon the Collateral (other than in an insubstantial or immaterial portion of the Collateral) purported to be covered thereby, or such security interests and Liens shall cease to be a valid and perfected security interests and Liens (subject only to Permitted Liens) as required from time to time by the Collateral Documents; provided, however, that if the Credit Parties have complied with all of their agreements and obligations under the Collateral Documents, including with respect to perfection of security interests, and the cessation of the validity or perfection of a security interest is due to the action or inaction of the Administrative Agent and/or any other Lender, such cessation of the validity or perfection of a security interest shall not be an Event of Default.
     9.1.13. Main Station Licenses. (a) Any Main Station License necessary for the ownership or essential for the operation of any of the Radio Stations by the Parent Company, the Borrower or any of the Subsidiary Guarantors shall expire, and, on or prior to such expiration, the same shall not have been or be in the process of being renewed or replaced by another Main Station License authorizing substantially the same operation of such Radio Station by the Parent Company, the Borrower or any of the Subsidiary Guarantors; or
     (b) (i) any Main Station License necessary for the ownership or essential for the operation of any of the Radio Stations by the Parent Company, the Borrower or any of the Subsidiary Guarantors (A) shall be cancelled, revoked, terminated, rescinded, annulled, suspended or modified in any materially adverse respect, or (B) shall no longer be in full force and effect and shall not be in the process of renewal or replacement, or (ii) the grant or the effectiveness of any such Main Station License shall have been stayed, vacated, reversed or set aside, and, in each case, such action shall no longer be subject to further administrative or judicial review; or
     (c) in any renewal or revocation proceeding involving any Main Station License necessary for the ownership or essential for the operation of any of the Radio Stations, any administrative law judge of the FCC (or any successor to the functions of an administrative law judge of the FCC) shall have issued an initial decision to the effect that the Parent Company, the Borrower or any of the Subsidiary Guarantors lacks the qualifications to hold any Main Station License, and such initial decision shall not have been timely appealed or shall otherwise have become an order that is final and no longer subject to further administrative or judicial review, or such administrative law judge shall issue a favorable determination on such matters, which determination shall subsequently be reversed on appeal;
provided, however, that none of the foregoing events described in this Section 9.1.13 shall constitute an Event of Default if, assuming final non-appealable loss by the Parent Company, the Borrower or any of the Subsidiary Guarantors of any such Main Station License at the conclusion of all legal proceedings incident thereto, such loss would, individually or in the aggregate with all such other losses after Effective Date, not result in the loss of Main Station Licenses for Radio Stations which generate in the aggregate in excess of five percent (5%) of the Consolidated Broadcast Cash Flow of the Parent Company and its Subsidiaries, provided that such percentage shall be calculated for the Measurement Period ended immediately prior to the date on which any such loss of any Main Station License occurs and each such quarterly calculation shall be aggregated with all such other percentage calculations with respect to each of the other Main Station Licenses lost from and after the Effective Date.
     9.2. Remedies. If any Event of Default shall at any time occur and shall be continuing, the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders:
     (a) declare all of the Commitments of the Lenders and the Letter of Credit Commitment of the Issuing Lender to be terminated in full, whereupon all of such Commitments and such Letter of Credit Commitment shall forthwith be terminated in full;
     (b) declare the unpaid principal amount of all of the outstanding Loans, Letter of Credit Obligations and other Obligations, all interest accrued and unpaid thereon, and all of the other Obligations owing or payable under any of the Loan Documents to be immediately due and payable in full, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly and irrevocably waived by each of the Parent Company and the Borrower;
     (c) demand that the Borrower immediately Cash Collateralize all of the Letter of Credit Obligations to the extent of outstanding and wholly or partially undrawn Letters of Credit, whereupon the Borrower shall so Cash Collateralize all of such Letters of Credit to that extent;
     (d) exercise on behalf of itself, the Issuing Lender, the Lenders and other Secured Parties all or any of the rights and remedies available to it, the Issuing Lender, the Lenders and other Secured Parties under the Loan Documents or Applicable Law or with respect to all or any part of the Collateral;
     (e) apply cash collateral to the payment of outstanding Obligations, all as provided by Section 3.7; and/or
     (f) take any action to enforce all or any of the rights and remedies of the Administrative Agent or the Collateral Agent under the Collateral Documents and other Loan Documents and with respect to all or any part of the Collateral;
provided, however, that, upon the occurrence of any Event of Default specified above in Section 9.1.6 or in Section 9.1.7, the obligations of each Lender to make Loans and the obligation of the Issuing Lender to issue Letters of Credit shall in any event automatically terminate, and the unpaid principal amount of all of the outstanding Loans, Letter of Credit Obligations and other Obligations and all interest and other amounts as aforesaid shall automatically become and be immediately due and payable in full, and the Obligations of the Borrower to Cash Collateralize the Letter of Credit Obligations as provided above shall automatically become effective, in each case without any further act or notice by the Administrative Agent, the Issuing Lender or any Lender, all of which are hereby expressly and irrevocably waived by each of the Parent Company and the Borrower.

     9.3. Application of Funds. After the exercise of any of the remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in Section 9.2), and subject always to the provisions set forth in Section 7.14, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable pursuant to Section 12.4 and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Swap Transaction Values) payable to the Lenders, the Issuing Lender and the Lender Counterparties (including Attorney Costs payable pursuant to Section 12.4) and amounts payable under Article IV, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations, ratably among the Lenders, the Issuing Lender and the Lender Counterparties in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Letter of Credit Borrowings, Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, and Swap Termination Values in respect of Specified Swap Agreements, ratably among the Lenders, the Issuing Lender and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them, the amounts distributed to the Issuing Lender with respect to Letter of Credit Obligations comprised of undrawn Letters of Credit to be used to Cash Collateralize such Letter of Credit Obligations; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and in cash, to the Borrower or as otherwise required by Applicable Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1. Appointment and Authority. (a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative

Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and Lender Counterparty (if applicable) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XII (including Section 12.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     10.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, the Parent Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Parent Company or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 9.2), or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, the Parent Company, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, Instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (E) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, Instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Principal Companies. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, however, that if the Administrative Agent shall notify the Principal Companies and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 12.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.6 shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (ii) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
     10.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.8. No Other Duties; etc. Anything herein to the contrary notwithstanding, none of the Sole Lead Arranger, the Joint Book Managers, the Syndication Agent, or the Co-Documentation Agents listed on the cover page or referred to in the Preamble hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     10.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise, and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 12.4) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender or in any such proceeding.
     10.10. Collateral and Guaranty Matters. The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion:
     (a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any Sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.1;
     (b) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary of the Parent Company or the Borrower as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.3.
Upon request by the Administrative Agent at any time, each of the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
ARTICLE XI
SUCCESSORS AND ASSIGNS
     11.1. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.2, (ii) by way of participation in accordance with the provisions of Section 11.4, (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6, or (iv) to an SPC in accordance with the provisions of Section 11.8 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.4, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     11.2. Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including, for purposes of this Section 11.2, participations in Letter of Credit Obligations) at the time owing to it); provided, however, that any such assignment shall be subject to the following conditions:
     (a) Minimum Amounts.
          (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (ii) in any case not described in clause (i) of this paragraph (a), the aggregate amount of the Commitments (which, for this purpose, includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Commitments, or $1,000,000, in the case of any assignment in respect of the Term B Commitments, the Delayed Draw Commitments, the Term B Loans or the Delayed Draw Term Loans, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Classes of Commitments or Loans on a non-pro rata basis;
     (c) Required Consents. No consent shall be required for any assignment, except to the extent required by clause (ii) of this paragraph (c) or paragraph (a) of this Section 11.2 and, in addition:

          (i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment, or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
          (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Revolving Commitments if such assignment is to a Person that is not a Lender with a Revolving Commitment, or (ii) any Revolving Loan to a Person that is not a Revolving Lender;
          (iii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment of any Class (other than any Revolving Commitment) if such assignment is to a Person that is not a Lender with a Commitment of such Class, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Loan (other than any Revolving Loan) to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
          (iv) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding;
     (d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee determined in accordance with the Administrative Agent’s schedule for such fees from time to time in effect; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
     (e) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and
     (f) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5 and 12.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.4.
     11.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in paragraph (d) of Section 11.2, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.3.
     11.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided, however, that (a) such Lender’s obligations under this Agreement shall remain unchanged; (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (c) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or Instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or Instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in paragraph (b) of Section 12.1 that affects such Participant. Subject to Section 11.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     11.5. Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.1(e) as though it were a Lender.
     11.6. Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     11.7. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     11.8. Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (a) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (b) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the Obligations of the Borrower under this Agreement (including its obligations under Section 4.4), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any Insolvency Proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender, and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
     11.9. Resignation as Issuing Lender. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 11.2(b), Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender. In the event of any such resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Obligations with respect thereto. Upon the appointment of a successor Issuing Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
ARTICLE XII
MISCELLANEOUS
     12.1. Amendments and Waivers.
     (a) Except as otherwise provided by any of paragraph (b), (c) or (d) of this Section 12.1 or by Section 2.15, no amendment, termination or waiver of any provision of this Agreement or of any of the other Loan Documents, and no consent with respect to any departure by the Parent Company or the Borrower or by any other Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such amendment, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (b) No such amendment, termination, waiver or consent shall be effective to: (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or Letter of Credit Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; (iii) postpone the maturity of any Loan, or postpone any scheduled date of payment of the principal amount of any Term B Loan or Delayed Draw Term Loan under Section 2.8, or postpone any scheduled reduction in the aggregate principal amount of the Revolving Commitments under Section 2.5, or postpone the required date of reimbursement of any Letter of Credit Obligation, or postpone any date for the payment of any interest or fees payable hereunder, or reduce the amount of or otherwise waive or excuse any such payment or reduction, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; (iv) change Section 2.13, Section 2.14, Section 3.4 or Section 9.3 in any manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) change any of the provisions of this Section 12.1 or the percentage set forth in the definition of “Required Lenders” or any other provisions of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); (vi) release the Parent Company or any Subsidiary Guarantor from its Guaranty under the Guaranty Agreement (except as otherwise provided in or permitted by this Agreement, the Guaranty Agreement or any of the other Loan Documents in connection with any Disposition or Sale permitted by Section 8.5), without the written consent of each Lender; (vii) release all or substantially all of the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender; (viii) except as and to the limited extent contemplated in Section 8.3 and Section 10.10(c), subordinate any of the Obligations or any of the Liens securing any of the Obligations, without the written consent of each Lender; or (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class (in addition to any consent required under any other clause of this Section 12.1); provided, further, that any waiver, amendment or modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement with respect to any Class of Loans, but not any of the other Classes of Loans, may be effected by an agreement or agreements in writing entered into by the Principal Companies and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 12.1 if such Class of Lenders were the only Class of Lenders hereunder at the time.
     (c) No such amendment, termination or waiver of any provision of any of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective to: (i) amend, terminate or waive any provision of Article X as the same applies to the Administrative Agent, or any other provision of any of the Loan Documents as the same applies to the rights or obligations of the Administrative Agent, in each case, without the consent of the Administrative Agent; (ii) affect the rights or duties of the Issuing Lender under this Agreement or any of the Letter of Credit Related Documents, in each case, without the consent of the Issuing Lender; (iii) affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents, in each case, without the consent of the Administrative Agent; (iv) affect the rights or duties of the Collateral Agent under any of the Collateral Documents or any of the other Loan Documents, in each case, without the consent of the Administrative Agent; or (v) amend, terminate or waive any obligations of the Revolving Lenders relating to the purchase of participations in Letters of Credit as provided in Article III, without the consent of each of the Administrative Agent and the Issuing Lender.
     (d) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Principal Companies, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Issuing Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
     (e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or consents for and on behalf of such Lender. Any waiver or consent under this Agreement or any of the other Loan Documents shall in any event be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, termination, waiver or consent effected in accordance with this Section 12.1 shall be binding upon each Lender at the time a party to this Agreement, each future Lender and, if signed by a Credit Party, on such Credit Party.
     12.2. Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Parent Company, the Borrower, the Administrative Agent or the Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.2; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II or Article III if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent Company, the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent Company, the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address; etc. Each of the Parent Company, the Borrower, the Administrative Agent and the Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Lender.
     (e) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any of the Lenders or the Issuing Lender, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by any such Person of any right, remedy, power or privilege under any of the Loan Documents preclude any other or further exercise thereof by such Person or by any of the other such Persons or the exercise of any other right, remedy, power or privilege by any of such Persons. The rights, powers and remedies given to each of the Administrative Agent, the Lenders and the Issuing Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Specified Swap Agreements.
     12.4. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket costs, expenses and fees incurred by the Administrative Agent and its Affiliates (including the Attorney Costs for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, registration of such credit facilities with Standard & Poor’s CUSIP Service Bureau, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket costs, expenses and fees incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket costs, expenses and fees incurred by the Administrative Agent, any Lender or the Issuing Lender (including the Attorney Costs for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.4, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket costs, expenses and fees incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the Attorney Costs for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or Instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of

Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, the Parent Company or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrower, the Parent Company or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party or any of the Borrower’s or such Credit Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (B) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 12.4 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12(e).
     (d) Waiver of Consequential Damages; etc. To the fullest extent permitted by Applicable Law, each of the Principal Companies hereby agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or Instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section 12.4 shall be payable not later than ten (10) Business Days after demand therefor.
     (f) Survival. The agreements in this Section 12.4 shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     12.5. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower, the Parent Company or any other Credit Party is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     12.6. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.6, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.6, or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Agreement, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided, however, that, in the case of information received from a Credit Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.6 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (A) the Information may include material non-public information concerning the Parent Company, the Borrower or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities laws.
     12.7. Set off. In addition to any other rights and remedies of the Lenders provided by law, and regardless of the adequacy of any Collateral, if any Event of Default shall be continuing, each Lender is authorized at any time and from time to time, without prior notice to the Parent Company or the Borrower, any such notice being irrevocably waived by each of the Principal Companies to the fullest extent permitted by law, to set off and apply, to the fullest extent permitted by Applicable Law, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Parent Company or the Borrower against any and all Obligations owing to such Lender, now or at any time hereafter created, arising or existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Parent Company, the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, however, that the failure to give any such notice shall not affect the validity of such set off and application. The rights of each Lender under this Section 12.7 are in addition to all of the other rights and remedies (including other rights of set off) which such Lender may have.
     12.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of each Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 4.1, 4.3, 4.4, 12.4, 12.5 and 12.7 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof. The agreements of the Principal Companies set forth in the Agent Fee Letter by and among the

Principal Companies, Banc of America Securities LLC and Bank of America, N.A., shall survive the execution and delivery of this Agreement and the making of each Credit Extension.
     12.9. Marshalling. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.
     12.10. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall, except as otherwise expressly provided hereby, be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the other Loan Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     12.11. Notification of Addresses, Lending Offices; etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender.
     12.12. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same Instrument. A set of the copies of this Agreement signed by all of the parties shall be lodged with the Borrower and the Administrative Agent.
     12.13. Severability. The illegality or unenforceability of any provision of this Agreement or any Instrument required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any Instrument required hereunder.
     12.14. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. None of the Administrative Agent, the Issuing Lender or any the Lenders shall have any obligations to any Person not a party to this Agreement or any other Loan Document.
     12.15. Governing Law and Jurisdiction; Waiver of Trial by Jury.

     (a) GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.
     (b) JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR OF THE UNITED STATES FOR THE DISTRICT OF MASSACHUSETTS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARENT COMPANY AND THE BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARENT COMPANY AND THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. EACH OF THE PARENT COMPANY AND THE BORROWER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY MASSACHUSETTS LAW.
     (c) WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 12.15 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY PROVISIONS HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     12.16. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     12.17. Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole cost, expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article XI), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.2(d);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with Applicable Law.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     12.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and the Parent Company each acknowledge and agree that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction among the Borrower, the Parent Company and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Borrower and the Parent Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arranger, each is and has been acting solely as a principal, and is not the financial advisor, agent or fiduciary for the Borrower, the Parent Company or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or the Parent Company with respect to any of the transactions contemplated hereby or the process leading hereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, the Parent Company or any of their respective Affiliates on other matters), and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, the Parent Company or any of their respective Affiliates with respect to the transactions contemplated hereby, except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent Company and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document), and each of the Borrower and the Parent Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the Parent Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     12.19. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Parent Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act.
     12.20. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THE AGENT FEE LETTER, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     12.21. Delivery by Facsimile. Delivery of the signature pages to this Agreement by facsimile shall be as effective as delivery of manually executed counterparts of this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]
***Signature Pages Follow***

     IN WITNESS WHEREOF, the parties hereto have caused this CREDIT AGREEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and in the year first above written.

The Borrower:

REGENT BROADCASTING, LLC

By:	/s/ Anthony A. Vasconcellos

	Name:	Anthony A. Vasconcellos
	Title:	Executive Vice President and
Chief Financial Officer

The Parent Company:

REGENT COMMUNICATIONS, INC.

By:	/s/ Anthony A. Vasconcellos

	Name:	Anthony A. Vasconcellos
	Title:	Executive Vice President and
Chief Financial Officer
**Signature Page to Credit Agreement**
***Signature Pages Follow***

The Administrative Agent:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ William J. Faidell

Name: William J. Faidell
Title: Assistant Vice President
**Signature Page to Credit Agreement**
***Signature Pages Follow***

The Lenders:

BANK OF AMERICA, N.A., as a Lender and the Issuing Lender

By:	/s/ Bradley K. Rousseau

Name: Bradley K. Rousseau
Title: Principal
**Signature Page to Credit Agreement**
***Signature Pages Follow***

SUNTRUST BANK, as a Lender

By:	/s/ Brian Combs

Name: Brian Combs
Title: Director
**Signature Page to Credit Agreement**
***Signature Pages Follow***

GENERAL ELECTRIC CAPITAL CORPORATION, as a Co-Documentation Agent and a Lender

By:	/s/ Karl Kieffer

Name: Karl Kieffer
Title: Duly Authorized Signatory
**Signature Page to Credit Agreement**
***Signature Pages Follow***

BMO CAPITAL MARKETS FINANCING, INC., as a Co-Documentation Agent and a Lender

By:	/s/ Sarah Kim

Name: Sarah Kim
Title: Managing Director
**Signature Page to Credit Agreement**
***Signature Pages Follow***

NATIONAL CITY BANK, as a Lender

By:	/s/ Joseph R. Netzel

Name: Joseph R. Netzel
Title: Senior Vice President
**Signature Page to Credit Agreement**
***Signature Page Follows***

WELLS FARGO FOOTHILL, INC., as a Co- Documentation Agent and a Lender

By:	/s/ Katy Brooks

Name: Katy Brooks
Title: Vice President
**Signature Page to Credit Agreement**